UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No. 2)

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

DCP MIDSTREAM, LP

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

PRELIMINARY COPY—SUBJECT TO COMPLETION

6900 E. Layton Ave, Suite 900

Denver, Colorado 80237

INFORMATION STATEMENT AND

NOTICE OF ACTION BY WRITTEN CONSENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

To the limited partners of DCP Midstream, LP:

On January 5, 2023, DCP Midstream, LP, a Delaware limited partnership (the “Partnership”), DCP Midstream GP, LP, a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), and DCP Midstream GP, LLC, a Delaware limited liability company and the general partner of the General Partner (“DCP GP LLC”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Phillips 66, a Delaware corporation (“Phillips 66”), Phillips 66 Project Development Inc., a Delaware corporation and indirect wholly owned subsidiary of Phillips 66 (“PDI”), and Dynamo Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of PDI (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Partnership, with the Partnership surviving as a Delaware limited partnership (the “Merger”).

Under the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each common unit representing a limited partner interest in the Partnership (each, a “Common Unit”) issued and outstanding as of immediately prior to the Effective Time (other than the Sponsor Owned Units, as defined below) (each, a “Public Common Unit”) will be converted into the right to receive $41.75 per Public Common Unit in cash, without interest. The General Partner has agreed to declare, and cause the Partnership to pay, a cash distribution in respect of Common Units in an amount equal to $0.43 per Common Unit for each completed quarter ending on or after December 31, 2022 and prior to the Effective Time. If the record date for any such distribution has not occurred prior to the Effective Time, the Partnership will establish or reestablish the record date for such quarter as the day that includes the Effective Time. The Partnership’s Series B Preferred Units and Series C Preferred Units will be unaffected by the Merger and will remain issued and outstanding immediately following the Merger. The Common Units owned by DCP Midstream, LLC, a Delaware limited liability company (“DCP Midstream”), and the General Partner (collectively, the “Sponsor Owned Units”) will be unaffected by the Merger and will remain issued and outstanding immediately following the Merger. Under the terms of the Merger Agreement, at the Effective Time, PDI’s ownership interest in Merger Sub will be converted into a number of new Common Units equal to the number of Public Common Units (which, as of             , 2023, consisted of                  Common Units).

On January 5, 2023, the Special Committee (the “Special Committee”) of the Board of Directors of DCP GP LLC (the “GP Board”), consisting entirely of individuals that satisfy the independence and other requirements for service on the Special Committee that are set forth in the Partnership’s Fifth Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”), by unanimous vote, (i) determined that the proposed Merger, on the terms and conditions set forth in the Merger Agreement, is in the best interests of the Partnership and the holders of Common Units other than DCP Midstream, the General Partner, Phillips 66 and each of their respective affiliates (the “Public Unitholders”) and the consideration to be paid to the Public Unitholders is fair to the Public Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, with such approval constituting “Special Approval” for all purposes of the Partnership Agreement, including Section 7.9(a) thereof, DCP GP LLC’s Amended and Restated Limited Liability Company Agreement, including Section 6.09(a) thereof, and the General Partner’s Amended and Restated Agreement of Limited Partnership, including Section 7.9(a) thereof, (iii) recommended that the GP Board approve the Merger

Agreement and the transactions contemplated thereby, including the Merger, and the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iv) recommended that the GP Board resolve to direct that the Merger Agreement and the approval of the Merger be submitted to a vote of the holders of Common Units.

Following the receipt of the Special Committee’s determination and approvals and its related recommendations, at a meeting held on January 5, 2023, the GP Board (acting, in part, based upon the receipt of the Special Committee’s determination and approvals and its related recommendations), by unanimous vote, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Partnership and the Public Unitholders, (ii) authorized and approved the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) directed that the approval of the Merger Agreement and the approval of the Merger be submitted to a vote of the holders of Common Units pursuant to Section 14.3 of the Partnership Agreement and (iv) authorized the holders of Common Units to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

Pursuant to the Partnership Agreement, the approval of the Merger Agreement and the Merger by the Partnership’s limited partners requires the affirmative vote or written consent of a majority of the outstanding Common Units. On January 5, 2023, concurrently with the execution and delivery of the Merger Agreement, DCP Midstream and the General Partner, which together owned 56.5% of the Common Units issued and outstanding as of such date, delivered a written consent to the General Partner (the “Written Consent”) approving the Merger Agreement and the transactions contemplated thereby, including the Merger. Accordingly, the delivery of the Written Consent was sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the limited partners of the Partnership. As a result, the Partnership has not solicited and is not soliciting your approval of the Merger Agreement or the Merger. Further, the Partnership does not intend to call a meeting of the Partnership’s limited partners for purposes of voting on the approval of the Merger Agreement or the Merger.

The accompanying information statement provides you with detailed information about the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the accompanying information statement. You are encouraged to read the entire information statement, including the Merger Agreement and the documents incorporated by reference in the information statement, carefully. Please read “Material U.S. Federal Income Tax Consequences of the Merger” for a discussion of the U.S. federal income tax consequences of the Merger to U.S. Common Unitholders (as defined therein). You may also obtain additional information about the Partnership from the documents the Partnership has filed with the Securities and Exchange Commission.

No action by you is requested or required at this time. If the Merger is consummated, you will receive any relevant instructions regarding the surrender of, and payment for, your Common Units.

By order of the Board of Directors of DCP Midstream GP, LLC

Sincerely,

Kevin J. Mitchell
Chairman of the Board of Directors of DCP Midstream GP, LLC

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR PASSED UPON THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying information statement is dated             , 2023, and is first being mailed to the Partnership’s limited partners on or about             , 2023.

i

ii

DELISTING AND DEREGISTRATION OF COMMON UNITS	98
HOUSEHOLDING OF INFORMATION STATEMENT	98
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	98
WHERE YOU CAN FIND MORE INFORMATION	98

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SUMMARY TERM SHEET

This information statement is dated             , 2023, and is first being mailed to the Partnership’s limited partners on or about            , 2023. The following summary highlights selected information contained elsewhere in this information statement and may not contain all of the information that is important to you. Accordingly, you are urged to carefully read the remainder of this information statement, including the attached annexes, and the other documents to which we have referred you for a more complete understanding of the transactions discussed herein. See “Where You Can Find More Information” beginning on page 97. We have included page references to direct you to a more complete description of the topics presented in this summary.

Parties to the Merger (see page 79)

DCP Midstream, LP

DCP Midstream, LP, a Delaware limited partnership (the “Partnership”), headquartered in Denver, Colorado, is a publicly traded master limited partnership formed by DCP Midstream (as defined below) to own, operate, acquire and develop a diversified portfolio of complementary midstream energy assets. The Partnership’s operations are all conducted in the United States and are organized into two reportable segments: (i) Logistics and Marketing and (ii) Gathering and Processing. The Partnership’s Logistics and Marketing segment includes transporting, trading, marketing and storing natural gas and natural gas liquids (“NGLs”), and fractionating NGLs. The Partnership’s Gathering and Processing segment consists of gathering, compressing, treating and processing natural gas, producing and fractionating NGLs, and recovering condensate. The Partnership is managed by the General Partner (as defined below), its general partner, which is managed by DCP GP LLC (as defined below), its general partner, which is a wholly owned subsidiary of DCP Midstream. The Partnership does not have any employees. Instead, support for the Partnership’s operations is provided by DCP Services, LLC or its affiliates pursuant to a services and employee secondment agreement. The Partnership’s common units representing limited partner interests in the Partnership (“Common Units”) are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “DCP.” On             , 2023, the most recent practicable date before the printing of this information statement,                Common Units were issued and outstanding.

The principal executive offices of the Partnership are located at 6900 E. Layton Avenue, Suite 900, Denver, Colorado 80237 and its telephone number is (303) 595-3331.

DCP Midstream GP, LP

DCP Midstream GP, LP, a Delaware limited partnership (the “General Partner”), is the general partner of the Partnership. The General Partner is managed by its general partner, DCP GP LLC, and its sole limited partner is DCP Midstream. The General Partner owns the non-economic general partner interest in the Partnership and is the record and beneficial owner of 66,887,618 Common Units.

The principal executive offices of the General Partner are located at 6900 E. Layton Avenue, Suite 900, Denver, Colorado 80237 and its telephone number is (303) 595-3331.

DCP Midstream GP, LLC

DCP Midstream GP, LLC, a Delaware limited liability company (“DCP GP LLC”), is the general partner of the General Partner. Its board of directors (the “GP Board”) and executive officers manage the Partnership. DCP GP LLC is a direct wholly owned subsidiary of DCP Midstream.

The principal executive offices of DCP GP LLC are located at 6900 E. Layton Avenue, Suite 900, Denver, Colorado 80237 and its telephone number is (303) 595-3331.

Phillips 66

Phillips 66, headquartered in Houston, Texas, is organized into four operating segments: (i) Midstream, which provides crude oil and refined petroleum product transportation, terminaling and processing services, as well as natural gas and NGL transportation, storage, fractionation, processing and marketing services, mainly in the United States, and includes Phillips 66’s investment in DCP Midstream and its 16% investment in NOVONIX Limited (NOVONIX), a company that develops technology and supplies materials for lithium-ion batteries; (ii) Chemicals, which consists of Phillips 66’s 50% equity investment in Chevron Phillips Chemical Company LLC, which manufactures and markets petrochemicals and plastics on a worldwide basis; (iii) Refining, which refines crude oil and other feedstocks into petroleum products, such as gasoline, distillates and aviation fuels, at 12 refineries in the United States and Europe; and (iv) Marketing and Specialties, which purchases for resale and markets refined petroleum products, mainly in the United States and Europe, in addition to the manufacturing and marketing of specialty products, such as base oils and lubricants. Phillips 66’s common stock is listed on the NYSE under the ticker symbol “PSX.”

The principal executive offices of Phillips 66 are located at 2331 CityWest Blvd., Houston, Texas 77042 and its telephone number is (832) 765-3010.

Phillips 66 Project Development Inc.

Phillips 66 Project Development Inc., a Delaware corporation (“PDI”), is an indirect wholly owned subsidiary of Phillips 66 that owns equity interests in entities engaged in Phillips 66’s midstream business. PDI is the sole member of Merger Sub (as defined below) and the sole member of Phillips Gas Company LLC, a Delaware limited liability company (“PGC”), the Class A Managing Member of DCP Midstream.

The principal executive offices of PDI are located at 2331 CityWest Blvd., Houston, Texas 77042 and its telephone number is (832) 765-3010.

Dynamo Merger Sub LLC

Dynamo Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), is a wholly owned subsidiary of PDI formed solely for the purpose of facilitating the Merger (as defined below). Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement (as defined below). By operation of the Merger, Merger Sub will be merged with and into the Partnership, with the Partnership surviving as a Delaware limited partnership.

The principal executive offices of Merger Sub are located at 2331 CityWest Blvd., Houston, Texas 77042 and its telephone number is (832) 765-3010.

Relationship of the Parties to the Merger (see page 85)

DCP Midstream, LLC, a Delaware limited liability company (“DCP Midstream”), which is not a party to the Merger Agreement, is the sole member of DCP GP LLC, which is the general partner of the General Partner, and DCP Midstream owns all of the limited partner interests in the General Partner. PGC, an indirect wholly owned subsidiary of Phillips 66, is the Class A Managing Member of DCP Midstream and has the power, except as limited in certain instances, to conduct, direct and manage all activities of DCP Midstream associated with the Partnership, DCP GP LLC and the General Partner, including the power to appoint or remove any director of the GP Board and vote the Common Units that are owned by DCP Midstream and the General Partner. DCP Midstream is the record and beneficial owner of 50,874,908 Common Units and the General Partner is the record and beneficial owner of 66,887,618 Common Units. DCP Midstream and the General Partner together owned 56.4% of the Common Units issued and outstanding as of              , 2023.

The Merger (see page 62)

Pursuant to the Agreement and Plan of Merger, dated as of January 5, 2023 (the “Merger Agreement”), by and among Phillips 66, PDI, Merger Sub, the Partnership, the General Partner and DCP GP LLC, Merger Sub will merge with and into the Partnership, with the Partnership surviving as a Delaware limited partnership (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Common Unit issued and outstanding immediately prior to the Merger (other than the Sponsor Owned Units, as defined below) (each, a “Public Common Unit”) will be converted into the right to receive the Merger Consideration (as defined below). The Partnership’s Series B Preferred Units and Series C Preferred Units (collectively, the “Preferred Units”) will be unaffected by the Merger and will remain issued and outstanding immediately following the Merger. The Common Units directly owned by DCP Midstream and the General Partner (collectively, the “Sponsor Owned Units”) will be unaffected by the Merger and will remain issued and outstanding immediately following the Merger. The limited liability company interests in Merger Sub, which are wholly owned by PDI, will be converted at the Effective Time into a number of new Common Units equal to the number of Public Common Units (which, as of            , 2023, consisted of                      Common Units). The non-economic general partner interest in the Partnership, which is held by the General Partner, will be unaffected by the Merger and will remain issued and outstanding immediately following the Merger and the General Partner will continue as the general partner of the Partnership.

The Merger Agreement is attached as Annex A to this information statement and is incorporated herein by reference. The Partnership encourages you to read the Merger Agreement carefully and in its entirety because it is the legal document that governs the Merger.

Merger Consideration (see page 63)

Each Public Common Unit issued and outstanding as of immediately prior to the Effective Time will be converted into the right to receive $41.75 per Public Common Unit in cash, without interest (the “Merger Consideration”). Upon completion of the Merger, all Public Common Units will cease to be issued and outstanding and will automatically be canceled and will cease to exist, and the former holders of Public Common Units so canceled will cease to have any rights with respect to the Public Common Units, except (i) the right to receive the Merger Consideration and (ii) to the extent applicable, the right to receive any distribution in respect of such Public Common Units with a record date occurring prior to the Effective Time and which remains unpaid at the Effective Time. The Merger Consideration is subject to adjustment pursuant to the terms of the Merger Agreement to reflect the effect of any subdivision, reclassification, split, unit distribution, combination or exchange of Common Units (excluding any issuance of Common Units at the Effective Time in accordance with the Merger Agreement) to provide the holders of Public Common Units the same economic effect as contemplated by the Merger Agreement prior to any such event.

While not part of the Merger Consideration, the General Partner has agreed to declare, and cause the Partnership to pay, a cash distribution in respect of the Common Units in an amount equal to $0.43 per Common Unit for each completed quarter ending on or after December 31, 2022 and prior to the Effective Time. If the record date for any such distribution has not occurred prior to the Effective Time, the Partnership will establish or reestablish the record date for such quarter as the day that includes the Effective Time. Any distributions by the Partnership are not part of the Merger Consideration and will be paid in accordance with the terms of the Merger Agreement and the Partnership’s Fifth Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) to such holders of Common Units or former holders of Common Units, as applicable. Holders of Common Units immediately prior to the Effective Time (other than DCP Midstream, the General Partner, Phillips 66 and each of their respective affiliates) will have no rights to any distribution with respect to such Common Units with a record date occurring after the Effective Time.

Effects of the Merger (see page 53)

Upon completion of the Merger, (i) holders of Public Common Units immediately prior to the Effective Time will no longer own Common Units, (ii) the Common Units will cease to be listed on the NYSE and will no longer be publicly traded, (iii) the Common Units will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as promptly as practicable following the Effective Time, (iv) PDI, DCP Midstream and the General Partner will own all of the Common Units and (v) the General Partner will continue to own the non-economic general partner interest in the Partnership. For more information regarding the effects of the Merger, see “Special Factors—Effects of the Merger” and “The Merger Agreement—The Merger.”

Action by Written Consent (see page 24)

Under the Partnership Agreement, the approval of the Merger Agreement requires the approval of a “Unit Majority,” which means at least a majority of the outstanding Common Units.

On January 5, 2023, concurrently with the execution and delivery of the Merger Agreement, DCP Midstream and the General Partner, which together owned 56.5% of the Common Units issued and outstanding as of such date, delivered a written consent to the General Partner (the “Written Consent”) approving the Merger Agreement and the transactions contemplated thereby, including the Merger. Accordingly, the delivery of the Written Consent was sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the limited partners of the Partnership. For this reason, this information statement is being provided to you for informational purposes only. You are not being asked for a proxy, and you are requested not to send a proxy.

Approval of the Merger Agreement by the Special Committee and the GP Board (see page 25)

The Special Committee of the GP Board (the “Special Committee”) consists of three directors of the GP Board that satisfy the independence and other requirements for service on the Special Committee that are set forth in the Partnership Agreement: Bill W. Waycaster, William F. Kimble and Fred J. Fowler. The GP Board authorized the Special Committee (i) to review, evaluate, consider and negotiate the proposed Merger, (ii) to approve or reject, as the case may be, the Partnership entering into the proposed Merger and the agreements related thereto, with such approval, if any, constituting “Special Approval” for all purposes under the Partnership Agreement, including Section 7.9(a) thereof, DCP GP LLC’s Amended and Restated Limited Liability Company Agreement (the “DCP GP LLC Agreement”), including Section 6.09(a) thereof, and the General Partner’s Amended and Restated Agreement of Limited Partnership (the “GP Partnership Agreement”), including Section 7.9(a) thereof, (iii) to make all determinations and take all actions with respect to the proposed Merger and the agreements related thereto as may be authorized and contemplated under such agreements, the Partnership Agreement, the GP Partnership Agreement and the DCP GP LLC Agreement, and (iv) if so approved, to recommend approval of the proposed Merger to the full GP Board.

The Special Committee retained Hunton Andrews Kurth LLP (“HAK”) and Richards, Layton & Finger, P.A. (“RLF”) as its legal counsel and Evercore Group L.L.C. (“Evercore”) as its independent financial advisor. The Special Committee oversaw the performance of financial and legal due diligence by its advisors. The Special Committee also conducted a review and evaluation of the proposed Merger, including the Merger Agreement and the transactions contemplated thereby, and conducted negotiations with Phillips 66 and its representatives with respect to the proposed Merger, including the Merger Agreement and the transactions contemplated thereby.

At a meeting held on January 5, 2023, the Special Committee, by unanimous vote, (i) determined that the proposed Merger, on the terms and conditions set forth in the Merger Agreement, is in the best interests of the Partnership and the holders of Common Units other than DCP Midstream, the General Partner, Phillips 66 and each of their respective affiliates (the “Public Unitholders”) and the consideration to be paid to the Public Unitholders is fair to the Public Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, with such approval constituting “Special Approval” for all purposes of the Partnership Agreement, including Section 7.9(a) thereof, the DCP GP LLC Agreement, including Section 6.09(a) thereof, and the GP Partnership Agreement, including Section 7.9(a) thereof, (iii) recommended that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iv) recommended that the GP Board resolve to direct that the Merger Agreement and the approval of the Merger be submitted to a vote of the holders of Common Units.

Following the receipt of the Special Committee’s determination and approvals and its related recommendations to the GP Board discussed above, at a meeting held on January 5, 2023, the GP Board (acting, in part, based upon the receipt of such determination and approvals and related recommendation of the Special Committee), by unanimous vote, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Partnership and the Public Unitholders, (ii) authorized and approved the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) directed that the approval of the Merger Agreement and the approval of the Merger be submitted to a vote of the holders of Common Units pursuant to Section 14.3 of the Partnership Agreement and (iv) authorized the holders of Common Units to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

For a further discussion of the factors considered by the Special Committee and the GP Board in arriving at their respective determinations and approvals, see “Special Factors—Reasons for Approval of the Merger Agreement by the Special Committee and the GP Board.”

Opinion of Evercore – Financial Advisor to the Special Committee (see page 37)

In connection with the proposed Merger, Evercore, financial advisor to the Special Committee, delivered a written opinion, dated as of January 5, 2023, to the Special Committee, as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to the Partnership and the Public Unitholders. The full text of the written opinion of Evercore, dated as of January 5, 2023, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this information statement. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Special Committee in connection with its evaluation of the fairness of the Merger Consideration, from a financial point of view, to the Partnership and the Public Unitholders, and did not address any other aspects or implications of the Merger. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion attached as Annex B to this information statement.

For a description of the opinion that the Special Committee received from Evercore, see “Special Factors—Opinion of Evercore – Financial Advisor to the Special Committee.”

Position of the Phillips 66 Filing Parties as to the Fairness of the Merger (see page 50)

Under the rules of the Securities and Exchange Commission (the “SEC”) governing “going private” transactions, each of Phillips 66, Phillips 66 Company, PDI, Merger Sub, DCP Midstream, PGC, DCP GP LLC and the General Partner (collectively, the “Phillips 66 Filing Parties”) is an affiliate of the Partnership that is required to express its belief as to the fairness of the Merger to the Public Unitholders.

The Phillips 66 Filing Parties did not undertake an independent evaluation of the Merger to the Public Unitholders or engage a financial advisor for such purposes. However, based on (i) the procedural safeguards implemented during the negotiation of the Merger Agreement and (ii) the other factors, analyses, approvals, determinations and recommendations of the Special Committee, each as described in “Special Factors—Reasons for Approval of the Merger Agreement by the Special Committee and the GP Board,” which the Phillips 66 Filing Parties expressly adopt, the Phillips 66 Filing Parties believe that the Merger (which is the Rule 13e-3 transaction for which the Schedule 13E-3 transaction statement relating to the Merger (the “Schedule 13E-3”) was filed with the SEC) is both procedurally and substantively fair to the Public Unitholders.

For a further discussion, see “Special Factors—Position of the Phillips 66 Filing Parties as to the Fairness of the Merger.”

Interests of the Directors and Executive Officers of DCP GP LLC in the Merger (see page 54)

Holders of Common Units should be aware that some of the directors and executive officers of DCP GP LLC have interests in the Merger that may be different from, or in addition to, those of the holders of Common Units generally, including:

•	Certain directors on the GP Board also serve as executive officers of Phillips 66 (or one or more of its subsidiaries).

•

Certain executive officers of DCP GP LLC hold equity incentive awards granted under the Partnership’s 2016 Long-Term Incentive Plan (the “Partnership LTIP”) that, pursuant to the Merger Agreement, will convert into equity incentive awards under a Phillips 66 equity incentive plan.

•

Directors and executive officers of DCP GP LLC will have continued indemnification and insurance coverage for their actions as directors and executive officers for a period of six years after the Effective Time.

The Special Committee and the GP Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and making their recommendations.

For a further discussion, see “Interests of the Directors and Executive Officers of DCP GP LLC.”

Material U.S. Federal Income Tax Consequences (see page 76)

As discussed in “Material U.S. Federal Income Tax Consequences of the Merger,” the receipt of cash in exchange for Public Common Units pursuant to the Merger will be a taxable transaction to U.S. Common Unitholders (as defined therein) for U.S. federal income tax purposes. Gain or loss recognized on the receipt of cash in exchange for Public Common Units generally will be taxable to U.S. Common Unitholders as capital gain or loss. A portion of such gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (the “Treasury Regulations”), to the extent attributable to assets giving rise to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by the Partnership and its subsidiaries. Passive losses that were not deductible by a U.S. Common Unitholder in one or more prior taxable periods because they exceeded such U.S. Common Unitholder’s share of the Partnership’s income for such taxable periods may become available to offset a portion of the gain recognized by such holder in connection with the Merger. However, the precise U.S. federal income tax consequences of the Merger to a U.S. Common Unitholder will depend on the particular circumstances of such U.S. Common Unitholder. Each U.S. Common Unitholder should consult its own tax advisors regarding the tax consequences of the exchange of Public Common Units for cash pursuant to the Merger in the light of such U.S. Common Unitholder’s particular circumstances (including the application and effect of any state, local, or foreign income or other tax laws).

Regulatory Approvals Required for the Merger (see page 57)

None of the Partnership or the Phillips 66 Filing Parties are aware of any federal or state regulatory approval required in connection with the Merger, other than compliance with applicable federal securities laws and applicable Delaware law.

Conditions to Completion of the Merger (see page 64)

The Partnership and Phillips 66 may not complete the Merger unless each of the following conditions is satisfied or waived:

•	the Written Consent will not have been amended, modified, withdrawn, terminated or revoked;

•	the absence of any legal restraint or prohibition enjoining or otherwise prohibiting the consummation of the Merger or making the consummation of the Merger illegal; and

•	the mailing of this information statement to the Partnership’s limited partners at least 20 days prior to the closing date of the Merger.

The obligations of Phillips 66, PDI and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of the Partnership, the General Partner and DCP GP LLC being true and correct, both when made and as of the closing of the Merger as though made on the closing date of the Merger, unless otherwise specified, subject to certain materiality qualifications and, with respect to certain representations and warranties, unless the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect (as defined in the Merger Agreement);

•	the performance by the Partnership, the General Partner and DCP GP LLC of their respective obligations under the Merger Agreement in all material respects; and

•

the receipt by Phillips 66 of an officer’s certificate signed on behalf of the Partnership, the General Partner and DCP GP LLC by an executive officer of DCP GP LLC certifying that the two preceding conditions have been satisfied.

The obligation of the Partnership to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Phillips 66, PDI and Merger Sub being true and correct, both when made and as of the closing of the Merger as though made on the closing date of the Merger, unless otherwise specified, subject to certain materiality qualifications and, with respect to certain representations and warranties, unless the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined in the Merger Agreement);

•	the performance by Phillips 66, PDI and Merger Sub of their respective obligations under the Merger Agreement in all material respects; and

•	the receipt by the Partnership of an officer’s certificate signed on behalf of Phillips 66 by a duly authorized person of Phillips 66 certifying that the two preceding conditions have been satisfied.

The Partnership can give no assurance when or if all of the conditions to the Merger will be satisfied or, to the extent possible, waived, or that the Merger will be consummated.

For more information, see “The Merger Agreement—Conditions to Completion of the Merger.”

Termination of the Merger Agreement (see page 73)

The Merger Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time:

•

by the mutual written consent of Phillips 66 and the Partnership duly authorized by the board of directors of Phillips 66 (the “Phillips 66 Board”) and, subject to prior approval by the Special Committee, the GP Board, respectively; or

•	by either Phillips 66 or the Partnership, if:

•

the closing of the Merger does not occur on or before October 5, 2023, except that the right to terminate the Merger Agreement in this situation will not be available (i) to the Partnership if the failure of the closing of the Merger to occur by such date is due to the failure of the Partnership, the General Partner or DCP GP LLC to perform and comply in all material respects with the covenants and agreements in the Merger Agreement to be performed or complied with by it prior to the closing of the Merger, (ii) to Phillips 66 if the failure of the closing to occur by such date is due to the failure of Phillips 66, PDI or Merger Sub to perform and comply in all material respects with the covenants and agreements contained in the Merger Agreement to be performed or complied with by it prior to the closing of the Merger or (iii) to Phillips 66 or the Partnership if, in the case of Phillips 66, the Partnership, the General Partner or DCP GP LLC, or in the case of the Partnership, Phillips 66, PDI or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted under the terms of the Merger Agreement; or

•

any restraint is in effect and has become final and nonappealable that has the effect of enjoining, restraining, preventing or prohibiting the consummation of the Merger or making the consummation of the foregoing illegal, except that the right to terminate the Merger Agreement will not be available to the Partnership or Phillips 66 if the restraint was due to the failure of, in the case of the Partnership, the Partnership, the General Partner or DCP GP LLC, and in the case of Phillips 66, Phillips 66, PDI or Merger Sub, to perform any of its obligations under the Merger Agreement in any material respect; and

•

by Phillips 66, if the Partnership, the General Partner or DCP GP LLC has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement (or if any of the representations or warranties of the Partnership, the General Partner or DCP GP LLC set forth in the Merger Agreement fail to be true), and such breach or failure (i) would (if it occurred or is continuing as of the closing date of the Merger) give rise to the failure of the closing condition related to the accuracy of the Partnership’s representations and warranties or the closing condition related to the performance of the Partnership’s obligations under the Merger Agreement and (ii) is incapable of being cured, or is not cured, by the Partnership, the General Partner or DCP GP LLC within 30 days following receipt by the Partnership, the General Partner or DCP GP LLC of written notice from Phillips 66 of such breach or failure; provided, however, that Phillips 66 will not have the right to terminate the Merger Agreement under this condition if Phillips 66, PDI or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; and

•

by the Partnership if Phillips 66 has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement (or if any of Phillips 66’s representations or warranties contained in the Merger Agreement fails to be true) and such breach or failure (i) would (if it occurred or is continuing as of the closing date of the Merger) give rise to the failure of the closing condition related to the accuracy of Phillips 66’s representations and warranties or the closing condition related to the performance of Phillips 66’s obligations under the Merger Agreement and (ii) is incapable of being cured, or is not cured, by Phillips 66 within

30 days following receipt by Phillips 66 of written notice from the Partnership of such breach or failure; provided, however, that the Partnership will not have the right to terminate the Merger Agreement under this condition if the Partnership, the General Partner or DCP GP LLC is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

For more information, see “The Merger Agreement—Termination of the Merger Agreement.”

Effect of Termination; Termination Expenses (see page 74)

In the event of termination of the Merger Agreement as summarized above, the Merger Agreement will terminate and become null and void and there will be no liability on the part of any party to the Merger Agreement, any of their respective affiliates or any representatives of any of the foregoing; provided, however, that no such termination will relieve any party from (i) its obligation to reimburse the other party for its expenses, as provided below, or (ii) any liability for intentional fraud or a willful breach of any covenant or other agreement contained in the Merger Agreement.

The Merger Agreement provides for expense reimbursement payments under the circumstances described below:

•

if the Merger Agreement is validly terminated by Phillips 66 due to a material uncured breach by the Partnership, the General Partner or DCP GP LLC of any of their representations, warranties, covenants or agreements as described above, then the Partnership will promptly, but in no event later than two business days after receipt of an invoice from Phillips 66, pay Phillips 66’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by Phillips 66 and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $3.0 million; and

•

if the Merger Agreement is validly terminated by the Partnership due to a material uncured breach by Phillips 66 of any of its representations, warranties, covenants or agreements as described above, then Phillips 66 will promptly, but in no event later than two business days after receipt of an invoice from the Partnership, pay the Partnership’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by the Partnership and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $3.0 million, subject to certain limited restrictions.

In no event will a party be entitled to more than one expense reimbursement payment in connection with a termination of the Merger Agreement pursuant to which such amounts are payable.

For more information, see “The Merger Agreement—Effect of Termination; Termination Expenses.”

Financing of the Merger (see page 57)

The total amount of funds necessary for Phillips 66 to consummate the Merger, including expenses related thereto, is anticipated to be approximately $3.8 billion, which Phillips 66 expects to fund from a combination of cash on hand, proceeds from newly issued debt securities and borrowings under a new term loan. The Merger is not subject to any financing condition and Phillips 66 does not anticipate any difficulties obtaining the cash required to fund the Merger.

For more information, see “Special Factors—Financing of the Merger.”

Fees and Expenses Relating to the Merger (see page 58)

Generally, all fees and expenses incurred in connection with the Merger, including all legal, accounting, financial advisory, consulting and other fees and expenses of third parties, will be the obligation of the respective party incurring such fees and expenses, except that (i) Phillips 66 and the Partnership will each pay one half of the expenses incurred in connection with the filing of the Schedule 13E-3 and the filing, printing and mailing of this information statement and (ii) in the event of a material uncured breach resulting in a termination of the Merger Agreement, the breaching party will be liable for up to $3.0 million in reimbursement of expenses.

See “Special Factors—Fees and Expenses Relating to the Merger” and “The Merger Agreement—Effect of Termination; Termination Expenses” for more information.

Certain Legal Matters (see page 59)

General

Pursuant to the Merger Agreement, the parties have agreed to cooperate with each other to make all necessary, proper or advisable filings with any applicable governmental authorities and to obtain promptly all governmental approvals and consents necessary to consummate the Merger, subject to certain exceptions and limitations.

Certain Litigation

Currently, the Partnership is not aware of any pending litigation related to the Merger.

Provisions for Public Unitholders (see page 59)

No provision has been made to grant Public Unitholders access to the files of the parties to the Merger Agreement or to obtain counsel or appraisal services at the expense of any such parties.

Delisting and Deregistration (see page 59)

If the Merger is completed, the Common Units will cease to be listed on the NYSE, will be deregistered under the Exchange Act and will no longer be publicly traded.

No Dissenters’ or Appraisal Rights (see page 59)

Public Unitholders will not have dissenters’ or appraisal rights in connection with the Merger under applicable law or contractual appraisal rights under the Partnership Agreement or the Merger Agreement.

QUESTIONS AND ANSWERS

The following questions and answers are intended to briefly address some questions that you may have regarding the Merger and the Merger Agreement. We urge you to carefully read the remainder of this information statement because these questions and answers may not address all questions or provide all information that might be important to you with respect to the Merger and the Merger Agreement. Additional important information is also contained in the annexes and the documents incorporated by reference into this information statement. You may obtain the information incorporated by reference into this information statement without charge by following the instructions under “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:

On January 5, 2023, Phillips 66, PDI, Merger Sub, the Partnership, the General Partner and DCP GP LLC entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into the Partnership, with the Partnership surviving as a Delaware limited partnership. After the Merger, the Common Units will cease to be publicly traded. This information statement describes the Merger, and the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, pursuant to the Written Consent. The Partnership is providing this information statement to you pursuant to Section 14(c) of the Exchange Act solely to inform you of, and provide you with information about, the Merger Agreement and the transactions contemplated thereby, including the Merger, before the Merger is consummated. This information statement is first being mailed to the Partnership’s limited partners on or about             , 2023.

Q:	Why am I not being asked to vote on the Merger?

A:

Consummation of the Merger requires approval of a “Unit Majority” under the Partnership Agreement, which means at least a majority of the outstanding Common Units. On January 5, 2023, concurrently with the execution of the Merger Agreement, DCP Midstream and the General Partner, which together owned 56.5% of the Common Units as of such date, delivered the Written Consent approving the Merger Agreement and transactions contemplated thereby, including the Merger, which was sufficient to approve the Merger Agreement and the Merger on behalf of the Partnership’s limited partners. As a result, the Partnership has not solicited and is not soliciting your approval of the Merger Agreement or the transactions contemplated thereby, including the Merger, and does not intend to call a meeting of the Partnership’s limited partners to approve the Merger Agreement or the transactions contemplated thereby, including the Merger. See “The Merger Agreement—Conditions to Completion of the Merger.”

Q:	What will I, as a Public Unitholder, receive if the Merger is completed?

A:

Upon completion of the Merger, you will be entitled to receive (i) $41.75 per Common Unit in cash, without interest, less any applicable withholding taxes and (ii) to the extent applicable, any distribution in respect of such Public Common Units with a record date occurring prior to the Effective Time and which remains unpaid at the Effective Time. See “The Merger Agreement—Merger Consideration.”

Q:	What will happen to the Partnership as a result of the Merger?

A:

In the Merger, Merger Sub will be merged with and into the Partnership, with the Partnership surviving as a Delaware limited partnership. If the Merger is completed, the Common Units will be delisted from the NYSE, will be deregistered under the Exchange Act and will cease to be publicly traded. All of the Common Units, other than Common Units held by DCP Midstream or the General Partner, will be converted into the right to the receive the Merger Consideration. The Common Units held by DCP Midstream and the General Partner will be unaffected by the Merger and will remain issued and outstanding immediately following the Effective Time. The Preferred Units will be unaffected by the Merger and will remain issued and outstanding immediately following the Effective Time. See “The Merger Agreement—The Merger.”

Q:	When will the Merger be completed?

A:

Phillips 66 and the Partnership are working to complete the Merger as soon as possible. Certain conditions must be satisfied or waived before Phillips 66 and the Partnership can complete the Merger. See “The Merger Agreement—Conditions to Completion of the Merger.” Assuming timely satisfaction or waiver of the closing conditions, the Merger is expected to close in the second quarter of 2023.

Q:	Will the Partnership continue to pay quarterly distributions on the Common Units?

A:

Until the consummation of the Merger, the General Partner has agreed to declare, and cause the Partnership to pay, a cash distribution in respect of the Common Units in an amount equal to $0.43 per Common Unit for each completed quarter ending on or after December 31, 2022 and prior to the Effective Time. If the record date for any such distribution has not occurred prior to the Effective Time, the Partnership will establish or reestablish the record date for such quarter as the day that includes the Effective Time. Any distributions by the Partnership are not part of the Merger Consideration and shall be paid in accordance with the terms of the Merger Agreement and the Partnership Agreement, as applicable.

Q:	What do I need to do now?

A:

No action by you is requested or required at this time. If the Merger is consummated and you are the record holder of Common Units, you will receive relevant instructions from the paying agent regarding the surrender of, and payment of the Merger Consideration for, your Common Units. If instead you own Common Units in street name, the Merger Consideration you will receive in connection with the Merger should be credited to your account in accordance with the policies and procedures of your bank, broker or other nominee within a few days following the closing of the Merger.

Q:	Where will the Partnership’s Common Units trade after the Merger?

A:	The Common Units will cease to be publicly traded following the Merger. Upon completion of the Merger, the Common Units will be delisted from the NYSE and will be deregistered under the Exchange Act.

Q:	What happens to future distributions with respect to the Public Common Units?

A:

If the Merger is successfully consummated, all outstanding Public Common Units will be converted into the right to receive, and only the right to receive, the Merger Consideration and, to the extent applicable, any distribution in respect of such Public Common Units with a record date occurring prior to the Effective Time and which remains unpaid at the Effective Time. Public Unitholders will have no rights to any distribution with respect to the Common Units with a record date occurring after the Effective Time.

Q:	What are the expected U.S. federal income tax consequences for a holder of Common Units as a result of the Merger?

A:

If you are a U.S. Common Unitholder (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for Public Common Units pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and the resulting tax liability, if any, will depend on your particular circumstances. Gain or loss recognized on the receipt of cash in exchange for Public Common Units generally will be taxable as capital gain or loss, a portion of which will be separately computed and taxed as ordinary income or loss under the Code. All holders of Common Units (including holders of Common Units that are not U.S. Common Unitholders) should consult their own tax advisors regarding the tax consequences to them of the exchange of Public Common Units for cash pursuant to the Merger in the light of their particular circumstances (including the application and effect of any state, local, or foreign income or other tax laws). See “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of certain U.S. federal income tax consequences of the Merger to U.S. Common Unitholders.

Q:	Am I entitled to dissenters’ or appraisal rights in connection with the Merger?

A:	No. Public Unitholders do not have dissenters’ or appraisal rights under applicable law or contractual appraisal rights under the Partnership Agreement or the Merger Agreement.

Q:	What will happen to the Partnership’s Preferred Units in connection with the Merger?

A:

The Preferred Units will be unaffected by the Merger and will continue to remain, immediately following the Effective Time, issued and outstanding. The Preferred Units will continue to be traded on the NYSE under the symbols “DCP PRB” and “DCP PRC,” respectively.

Q:	What happens if the Merger is not consummated?

A:

If the Merger is not completed for any reason, you will not receive the Merger Consideration for any Common Units that you hold. In such case, the Common Units will remain outstanding and will continue to be listed and traded on the NYSE.

Q:	Who do I call if I have further questions about the Merger Agreement or the Merger?

A:	If you have questions about the Merger Agreement or the Merger or desire additional copies of this information statement or other additional materials, you should contact:

DCP Midstream, LP

6900 E. Layton Ave, Suite 900

Denver, Colorado 80237

Telephone: (303) 595-3331

Attention: Corporate Secretary

SPECIAL FACTORS

This section of the information statement describes material aspects of the proposed Merger. This section may not contain all of the information that is important to you. You should carefully read this entire information statement and the documents incorporated herein by reference, including the full text of the Merger Agreement and Evercore’s opinion for a more complete understanding of the Merger. Copies of the Merger Agreement and Evercore’s opinion are attached as Annex A and Annex B to this information statement, respectively. In addition, important business and financial information about the Partnership is included in or incorporated into this information statement by reference. See “Where You Can Find More Information.”

Background of the Merger

The senior management of Phillips 66 and the Phillips 66 Board regularly review operational and strategic opportunities to increase value for Phillips 66’s stockholders. Likewise, the senior management of the Partnership and the GP Board regularly review operational and strategic opportunities to increase value for the Partnership’s unitholders. In connection with these reviews, these boards of directors and management teams, from time to time, evaluated potential transactions that would further their respective strategic objectives and create value for their respective investors.

The Partnership was formed by DCP Midstream to own, operate, acquire and develop a diversified portfolio of complementary midstream energy assets. Since its formation and initial public offering in 2005, the general partner of the Partnership has been owned, directly or indirectly, by DCP Midstream. DCP Midstream is a joint venture between Phillips 66 and Enbridge, Inc. (“Enbridge”) that, prior to the DCP Midstream Transaction (as defined below) in August of 2022, was owned 50% by Phillips 66 and 50% by Enbridge. DCP Midstream and its subsidiaries own 117,762,526 Common Units. As a result, prior to the DCP Midstream Transaction, Phillips 66 and Enbridge each held a 28.26% indirect economic interest in the Partnership. Under the governance arrangements of DCP Midstream in place prior to the DCP Midstream Transaction, any potential transaction involving the Partnership or DCP Midstream required the approval of both Phillips 66 and Enbridge. Although Phillips 66 and Enbridge discussed potential transactions involving the Partnership from time to time, including potential transactions involving their respective ownership interests in DCP Midstream, potential transactions involving the acquisition of all of the Public Common Units and potential transactions involving the acquisition of third parties or their assets, they were unable to agree to pursue any of these potential transactions. Phillips 66 was able to pursue the Merger following the closing of the DCP Midstream Transaction on August 17, 2022, when Phillips 66 acquired the rights to manage all activities of DCP Midstream associated with the Partnership, DCP GP LLC and the General Partner, as described in more detail below.

Phillips 66 has also, from time to time, considered the environment for master limited partnerships (“MLPs”) generally, and the Partnership specifically, including the reduced accessibility of equity capital markets for MLPs, the increased cost of capital for MLPs, the increased desire of investors for companies legally structured as corporations for governance and liquidity reasons and the passage of the Tax Cuts and Jobs Act of 2017, which lowered the U.S. federal corporate income tax rate from 35% to 21% and thereby reduced the relative tax benefits of MLPs. These market trends have contributed to numerous restructuring transactions involving MLPs, including buy-ins of MLPs by their corporate sponsors, acquisitions of MLPs by third parties, elections by MLPs to convert into corporations for income tax purposes, state law purposes or both and simplifications of MLPs in which incentive distribution rights are modified or eliminated to improve the MLP’s cost of capital. Phillips 66 also considered the potential benefits that would result from the integration of the Partnership’s business and assets into Phillips 66’s Midstream segment, which would increase the operational size and scale of Phillips 66’s midstream business. These factors, among others, led Phillips 66 to begin evaluating a potential transaction with Enbridge involving the realignment of their respective economic and governance interests in the Partnership and a potential transaction involving Phillips 66’s acquisition of all of the Public Common Units.

In the fourth quarter of 2021, a representative of Phillips 66 provided a representative of Enbridge with a proposal regarding a potential merger transaction (the “DCP Midstream Transaction”) involving DCP Midstream and Gray Oak Holdings LLC (“Gray Oak Holdings”), another joint venture between Phillips 66 and Enbridge that owned a 65% interest in Gray Oak Pipeline, LLC (“Gray Oak Pipeline”), that would result in the realignment of their respective economic and governance interests with respect to the Partnership and Gray Oak Pipeline. At the time, Phillips 66 owned a 65% interest in Gray Oak Holdings (or a 42.25% indirect economic interest in Gray Oak Pipeline) and Enbridge owned a 35% interest in Gray Oak Holdings (or a 22.75% indirect economic interest in Gray Oak Pipeline).

In the first quarter of 2022, Phillips 66 engaged Bracewell LLP (“Bracewell”) as its legal advisor to assist Phillips 66 in evaluating the DCP Midstream Transaction and a potential transaction involving Phillips 66’s acquisition of all of the Public Common Units. In the second quarter of 2022, Phillips 66 engaged Barclays Capital Inc. (“Barclays”) as its financial advisor to assist Phillips 66 in evaluating a potential transaction involving Phillips 66’s acquisition of all of the Public Common Units. In the third quarter of 2022, Phillips 66 engaged Morris, Nichols, Arsht & Tunnell LLP as its legal advisor to provide Delaware law advice in the DCP Midstream Transaction and a potential transaction involving Phillips 66’s acquisition of all of the Public Common Units.

During the first and second quarters of 2022, representatives of Phillips 66 and Enbridge continued discussions regarding the DCP Midstream Transaction. These discussions were focused primarily on transaction structure and the economic and governance rights that Phillips 66 and Enbridge would have with respect to the operations of the Partnership and Gray Oak Pipeline following the completion of the DCP Midstream Transaction. Following these discussions, over the course of the summer of 2022, Phillips 66 and Enbridge, together with their respective legal advisors, negotiated the terms of the transaction documents related to the DCP Midstream Transaction. During the course of the negotiations, Phillips 66 advised Enbridge that if the DCP Midstream Transaction was consummated, Phillips 66 expected to submit a non-binding, preliminary proposal to the GP Board pursuant to which Phillips 66 would acquire all of the Public Common Units.

On August 12, 2022, Kevin Mitchell, Executive Vice President and Chief Financial Officer of Phillips 66, contacted Wouter van Kempen, President, Chief Executive Officer and Chairman of DCP GP LLC, to request a call for the following week and recommend that the Partnership’s management team cancel its participation in an upcoming investor conference scheduled to begin on August 16, 2022.

On August 15, 2022, Mr. Mitchell advised Mr. van Kempen that Phillips 66 expected to engage in the DCP Midstream Transaction and to submit a non-binding, preliminary proposal to the GP Board pursuant to which Phillips 66 would acquire all of the Public Common Units.

On August 17, 2022, following extensive negotiations, subsidiaries of Phillips 66 and Enbridge entered into an Agreement and Plan of Merger (the “DCP Midstream Merger Agreement”) with DCP Midstream and Gray Oak Holdings, pursuant to which, immediately following the execution thereof, Gray Oak Holdings merged with and into DCP Midstream, with DCP Midstream surviving as a legal entity jointly owned by (i) a subsidiary of Phillips 66, holding membership interests in DCP Midstream representing a 43.3% indirect economic interest in the Partnership and a 6.5% indirect economic interest in Gray Oak Pipeline, and (ii) a subsidiary of Enbridge, holding membership interests in DCP Midstream representing a 13.2% indirect economic interest in the Partnership and a 58.5% indirect economic interest in Gray Oak Pipeline. In addition, pursuant to the DCP Midstream Merger Agreement, Phillips 66, through its subsidiary, made a cash contribution of approximately $404 million to DCP Midstream, which amount was subsequently paid to a subsidiary of Enbridge. Neither DCP GP LLC, the General Partner nor the Partnership were parties to the DCP Midstream Merger Agreement. The DCP Midstream Transaction closed on August 17, 2022 and was not conditioned on a transaction involving the acquisition of the Public Common Units.

Also on August 17, 2022, in connection with the closing of the DCP Midstream Transaction, Phillips 66 and Enbridge, through their respective subsidiaries, entered into a Third Amended and Restated Limited Liability

Company Agreement of DCP Midstream, LLC (the “DCP Midstream LLC Agreement”), which, among other things, designated Phillips 66, through its wholly owned subsidiary, as the Class A Managing Member of DCP Midstream, with the power to conduct, direct and manage all activities of DCP Midstream associated with the Partnership and each of its subsidiaries, DCP GP LLC and the General Partner, and, in each case, the businesses, activities and liabilities thereof. The DCP Midstream LLC Agreement also provides Phillips 66, through its wholly owned subsidiary, with the power to exercise DCP Midstream’s rights to appoint or remove any director on the GP Board and vote the Common Units that are owned directly or indirectly by DCP Midstream. Accordingly, following the DCP Midstream Transaction, Enbridge no longer had the right to appoint representatives to the GP Board. In connection with the closing of the DCP Midstream Transaction, on August 17, 2022, Allen Capps and Stephen Neyland, both representatives of Enbridge, resigned from the GP Board and Mr. Mitchell and Todd Denton, Senior Vice President, Health, Safety and Environment and Field Operations Support of Phillips 66, were each appointed by DCP Midstream to serve on the GP Board.

Also on August 17, 2022, Mr. van Kempen contacted the Chairman of the Special Committee to inform him that Phillips 66 expected to submit a non-binding, preliminary proposal to the GP Board pursuant to which Phillips 66 would acquire all of the Public Common Units.

Following the closing of the DCP Midstream Transaction, on August 17, 2022, Phillips 66 sent a non-binding, preliminary proposal (the “Initial Proposal”) to the GP Board setting forth certain terms of the proposed Merger, pursuant to which Phillips 66 would acquire all of the Public Common Units at a cash purchase price of $34.75 per Common Unit.

Later on August 17, 2022, after the close of trading, Phillips 66 issued press releases announcing the DCP Midstream Transaction and the delivery of the Initial Proposal to the GP Board.

On August 31, 2022, following review of the responses of Mr. Bill W. Waycaster, Mr. Fred J. Fowler and Mr. William F. Kimble, independent members of the GP Board, to questionnaires circulated for purposes of confirming they each met the independence and other requirements for service on the Special Committee that are set forth in the Partnership Agreement, the GP Board adopted resolutions appointing Messrs. Waycaster, Fowler and Kimble to the Special Committee and authorizing and empowering the Special Committee, on behalf of the Partnership, (i) to review, evaluate, consider and negotiate the proposed Merger, (ii) to approve or reject, as the case may be, the Partnership entering into the proposed Merger and the agreements related thereto, with such approval, if any, constituting “Special Approval” for all purposes under the Partnership Agreement, including Section 7.9(a) thereof, the DCP GP LLC Agreement, including Section 6.09(a) thereof, and the GP Partnership Agreement, including Section 7.9(a) thereof, (iii) to make all determinations and take all actions with respect to the proposed Merger and the agreements related thereto as may be authorized and contemplated under such agreements, the Partnership Agreement, the GP Partnership Agreement and the DCP GP LLC Agreement and (iv) if so approved, to recommend approval of the proposed Merger to the full GP Board. The Special Committee was also authorized to select and retain such professional advisors (including attorneys, investment bankers, accountants and other advisors) as it deemed necessary or appropriate in the exercise of its business judgment to assist it in connection with its review, evaluation, consideration and negotiation, and determination of whether to approve or reject, the proposed Merger and, on behalf of the Partnership, to enter into engagement letters with such professional advisors on such terms as the Special Committee deemed appropriate.

Following the Initial Proposal, the Chairman of the Special Committee contacted HAK and RLF, each of which had previously acted as counsel to the Special Committee, to discuss HAK’s and RLF’s potential engagement as legal counsel to the Special Committee in connection with the evaluation of the proposed Merger. Based on HAK’s and RLF’s experience with the Special Committee and HAK’s and RLF’s experience with public mergers and acquisitions, complex transactions involving publicly traded partnerships and representations of special committees, the Special Committee determined that each of HAK and RLF had the requisite expertise and were well qualified to advise the Special Committee. HAK and RLF were then engaged by the Special Committee as legal counsel in connection with the proposed Merger.

During the months of August and September 2022, the Special Committee had a series of meetings with HAK and RLF to discuss the role of the Special Committee in connection with the proposed Merger and to consider potential financial advisors to the Special Committee. The Special Committee received a presentation from RLF regarding its responsibilities in connection with the proposed Merger. During that time period, the Special Committee also met with potential financial advisors, including Evercore. Following such meetings and based on Evercore’s experience with public mergers and acquisitions, complex transactions involving publicly traded partnerships and representations of special committees, the Special Committee determined that Evercore had the requisite expertise and was well qualified to advise the Special Committee. The Special Committee then determined to engage Evercore as its financial advisor. The terms of the Special Committee’s engagement with Evercore were subsequently confirmed by a letter, dated September 23, 2022, and agreed to and accepted by the Partnership and the Special Committee.

On September 22, 2022, Evercore sent an initial due diligence request list to management of the Partnership, requesting certain financial, legal and other due diligence information with respect to the Partnership.

On September 29, 2022, the Special Committee and representatives of HAK, RLF and Evercore met with representatives of management of the Partnership, Phillips 66, Barclays and Bracewell. During the meeting, representatives of Phillips 66 presented the terms of, and the rationale for, the Initial Proposal, and management of the Partnership presented information on the recent performance of the Partnership, financial updates regarding the Partnership and a business overview of the Partnership and its assets.

On October 11, 2022, representatives of Evercore were given access to a virtual data room containing various due diligence information with respect to the Partnership and its business. Over the course of the Special Committee’s evaluation of the proposed Merger, the virtual data room was populated with responses to, and with respect to certain requests, responsive documents regarding, the Special Committee’s advisors’ due diligence information requests.

On October 11, 2022, the Projections and the Cost Efficiencies Analysis (each, as defined below in “—Unaudited Financial Projections of the Partnership”) were provided to Evercore via the virtual data room.

On October 13, 2022, Mr. Mitchell contacted the Chairman of the Special Committee to inform him of the delivery of the Projections via the virtual data room and to discuss the anticipated timing of the Special Committee’s review of the Initial Proposal.

Also on October 13, 2022, the Partnership declared its third quarter distribution on the Common Units, payable on November 14, 2022, in the amount of $0.43 per Common Unit.

On October 18, 2022, Bracewell, on behalf of Phillips 66, provided an initial draft of the Merger Agreement to HAK and RLF.

On October 24, 2022, representatives of Evercore, Phillips 66, the Partnership, Barclays and Bracewell held a telephonic meeting. During the meeting, representatives of Evercore asked, and management of the Partnership answered, questions related to Evercore’s ongoing due diligence review with respect to the Partnership and the proposed Merger.

On October 26, 2022, the Special Committee met virtually with representatives of Evercore, HAK and RLF. During the meeting, representatives of Evercore presented their preliminary findings with respect to the proposed Merger. During its presentation, Evercore, among other things, reviewed the terms of the Initial Proposal, the capital structure of the Partnership, historical trading prices of the Common Units and Evercore’s diligence with management of the Partnership, including management’s forecasts for the Partnership and management of the Partnership’s responses to Evercore’s due diligence questions. The Special Committee also reviewed comments provided by an investor with respect to the proposed terms of the Merger announced by Phillips 66, including the investor’s view that the proposed Merger should be conditioned upon approval by holders of a majority of the Public Common Units (“majority of the minority approval”).

On October 26, 2022, a representative of Evercore contacted Barclays to request that management of the Partnership prepare a forecast sensitivity based on updated commodity pricing forecasts and other pricing sensitivities provided by Evercore.

On October 28, 2022, a forecast sensitivity prepared by management of the Partnership based on Evercore provided commodity pricing forecasts and other pricing sensitivities was provided to Evercore via the virtual data room.

On November 2, 2022, at the direction of Phillips 66, a representative of Barclays contacted a representative of Evercore regarding the status of the Special Committee’s review of the Initial Proposal. Evercore informed Barclays that the Special Committee was scheduled to meet with its advisors later that day.

Later on November 2, 2022, the Special Committee held a virtual meeting with representatives of Evercore, HAK and RLF. During the meeting, at the request of the Special Committee, representatives of Evercore discussed the liquified petroleum market, market dynamics and commodity price sensitivities. Evercore then presented its preliminary valuation of the Common Units and an overview of the tax impact of the proposed Merger on the Public Unitholders. Following discussion, the Special Committee directed Evercore to contact Barclays and propose that the Public Unitholders receive $49.00 per Common Unit in the Merger and that the Merger be conditioned upon receiving majority of the minority approval (the “November 2 Counterproposal”).

On November 2, 2022, a representative of Evercore communicated the November 2 Counterproposal to Barclays.

On November 6, 2022, representatives of Evercore (at the direction of the Special Committee) met virtually with representatives of Barclays (at the direction of Phillips 66) to discuss assumptions underlying Evercore’s financial analysis of the proposed Merger.

On November 11, 2022, the Chairman of the Special Committee received a telephone call from Tim Roberts, Executive Vice President, Midstream and Chemicals, of Phillips 66. Mr. Roberts provided information to the Chairman of the Special Committee regarding several anticipated changes to the Partnership’s operating strategy resulting from the DCP Midstream Transaction and Phillips 66’s plans to integrate the Partnership’s business into Phillips 66’s Midstream segment, including, that, in the absence of the proposed Merger, Phillips 66 expected that the Partnership’s capital investment in growth projects would be limited, that the Partnership would use excess cash flow to pay down Partnership debt rather than to increase quarterly distributions on the Common Units and that any potential growth projects or strategic acquisitions would likely be undertaken outside of the Partnership. Mr. Roberts also informed the Chairman of the Special Committee that, at the direction of Phillips 66, Barclays would contact Evercore and deliver a counteroffer of $38.25 per Common Unit in the Merger.

On November 13, 2022, representatives of Evercore and representatives of Barclays held a telephonic meeting. During this meeting, at the direction of Phillips 66, a representative of Barclays delivered a counteroffer on behalf of Phillips 66 that the Public Unitholders receive $38.25 per Common Unit and informed Evercore that Phillips 66 was not willing to condition the Merger on receiving majority of the minority approval (the “November 13 Counterproposal”). Representatives of Barclays also advised Evercore that Phillips 66 expected that the Partnership would use excess cash flow to pay down Partnership debt rather than to increase quarterly distributions on the Common Units.

On November 14, 2022, the Special Committee held a virtual meeting with representatives of Evercore, HAK and RLF. The Chairman of the Special Committee reported on his call with Mr. Roberts of Phillips 66, and there was further discussion of information related to the Partnership as described by Phillips 66 during its quarterly earnings call. During the meeting, representatives of Evercore presented the November 13 Counterproposal and Evercore’s financial analysis of the November 13 Counterproposal. The Special Committee

determined not to make a counteroffer of a specific dollar amount per Common Unit following that meeting and instead directed Evercore to meet again with management of the Partnership to discuss the Projections and to perform additional analysis.

On November 15, 2022, a representative of Evercore sent Barclays materials comparing the Projections to projections prepared by management of the Partnership in 2019 in connection with the equity restructuring transaction resulting in the elimination of the Partnership’s incentive distribution rights (the “2019 Projections”).

On November 19, 2022, a summary of certain factors contributing to the differences between the Projections and the 2019 Projections was prepared by management of the Partnership and provided to Evercore via the virtual data room.

On November 21, 2022, representatives of Evercore met telephonically with representatives of management of the Partnership, Phillips 66, Barclays and Bracewell. During the meeting, Evercore and management of the Partnership discussed the differences between the Projections and the 2019 Projections.

On November 23, 2022, the Special Committee held a virtual meeting with representatives of Evercore, HAK and RLF. Evercore representatives reported on their discussions with management of the Partnership regarding the Projections, and there was further discussion of the Projections, the Partnership’s business, and commodity price volatility. The Special Committee and its advisors then discussed the November 13 Counterproposal. Following discussion, the Special Committee directed Evercore to contact Barclays and propose that the Public Unitholders receive $47.25 per Common Unit in the Merger and that the Merger be conditioned upon receiving majority of the minority approval (the “November 23 Counterproposal”). Representatives of HAK described to the Special Committee material terms of the initial draft of the Merger Agreement provided by Bracewell, counsel to Phillips 66. After discussion with its advisors, the Special Committee determined not to provide comments to the initial draft of the Merger Agreement at that time in light of the parties’ differing views of price and the ongoing negotiation of Merger Consideration.

Following the meeting on November 23, 2022, a representative of Evercore communicated the November 23 Counterproposal to Barclays.

On November 28, 2022, at the direction of Phillips 66, a representative of Barclays contacted Evercore and delivered a counterproposal from Phillips 66 that the Public Unitholders receive $39.25 per Common Unit in the Merger (the “November 28 Counterproposal”). Barclays also confirmed that Phillips 66’s view on the inclusion of a majority of the minority approval condition had not changed.

On November 30, 2022, the Special Committee held a virtual meeting with representatives of Evercore, HAK and RLF. During the meeting, representatives of Evercore presented their financial analysis of the trading price of the Common Units and the November 28 Counterproposal (which report was dated November 29, 2022). The Special Committee and its advisors discussed public statements and updates by Phillips 66 regarding the Partnership and its business. Following discussion of potential counteroffers to the November 28 Counterproposal, the Special Committee directed Evercore to contact Barclays and propose that the Public Unitholders receive $46.25 per Common Unit in the Merger and that the Merger be conditioned upon receiving majority of the minority approval (the “November 30 Counterproposal”).

On December 1, 2022, a representative of Evercore communicated the November 30 Counterproposal to Barclays.

On December 6, 2022, at the direction of Phillips 66, a representative of Barclays contacted Evercore and delivered a counteroffer from Phillips 66 that the Public Unitholders receive $39.75 per Common Unit in the Merger (the “December 6 Counterproposal”). Barclays again confirmed that Phillips 66’s view on the inclusion of a majority of the minority approval condition had not changed.

On December 7, 2022, the Special Committee held a virtual meeting with representatives of Evercore, HAK and RLF. During the meeting, representatives of Evercore presented their analysis of the December 6 Counterproposal and updated information regarding the implied premium based on the trading price of the Common Units. After discussion, the Special Committee directed Evercore to prepare additional financial analysis with respect to the historical value and trading multiples of the Common Units. As further analysis by Evercore was in process, the Special Committee did not authorize a counteroffer at that time.

On December 12, 2022, Mr. Mitchell contacted each of the members of the Special Committee to inform them of the departure of certain members of management of the Partnership, effective December 31, 2022, including Mr. van Kempen, President, Chief Executive Officer and Chairman, and Sean O’Brien, Group Vice President and Chief Financial Officer. Also on December 12, 2022, the GP Board approved the appointment of Don Baldridge, previously the Partnership’s President of Operations, as interim Chief Executive Officer, and the appointment of Scott Delmoro, previously the Partnership’s Vice President, Finance and Treasurer, as interim Principal Financial Officer, each appointment to be effective as of January 1, 2023. Also on December 12, 2022, Mr. van Kempen resigned from the GP Board in connection with his pending departure. Following Mr. van Kempen’s resignation from the GP Board, Mr. Mitchell was appointed by DCP Midstream to serve as Chairman of the GP Board and Mr. Roberts was appointed by DCP Midstream to serve as a director on the GP Board.

Later on December 12, 2022, the Special Committee held a telephonic meeting with representatives of RLF. During the meeting, the Special Committee and representatives of RLF discussed the changes to the GP Board and management of the Partnership.

On December 13, 2022, the Partnership publicly reported the changes to the GP Board and management of the Partnership.

On December 14, 2022, the Special Committee held a virtual meeting with representatives of Evercore, HAK and RLF. During the meeting, the Special Committee and its advisors discussed the December 6 Counterproposal and additional financial analysis provided by Evercore, as well as Evercore’s analysis of historical trading multiples of the Common Units relative to peers. Following discussion, the Special Committee directed Evercore to contact Barclays and propose a counteroffer pursuant to which the Public Unitholders would receive $44.75 per Common Unit in the Merger and that the Merger be conditioned upon receiving majority of the minority approval (the “December 14 Counterproposal”).

Following the meeting on December 14, 2022, a representative of Evercore communicated the December 14 Counterproposal to Barclays.

On December 16, 2022, at the direction of Phillips 66, a representative of Barclays contacted Evercore and delivered a counteroffer from Phillips 66 that the Public Unitholders receive $40.50 per Common Unit in the Merger (the “December 16 Counterproposal”). Barclays also confirmed that Phillips 66’s view on the inclusion of a majority of the minority approval condition had not changed.

On December 17, 2022, the Special Committee held a virtual meeting with representatives of Evercore, HAK and RLF. During the meeting, representatives of Evercore presented their analysis of the December 16 Counterproposal. There was discussion of market conditions and commodity price declines. Following discussion, the Special Committee directed Evercore to contact Barclays and propose a counteroffer pursuant to which the Public Unitholders would receive $43.25 per Common Unit in the Merger and that the Merger be conditioned upon receiving majority of the minority approval (the “December 17 Counterproposal”).

Following the meeting on December 17, 2022, a representative of Evercore communicated the December 17 Counterproposal to Barclays.

On December 19, 2022, at the direction of Phillips 66, a representative of Barclays contacted Evercore and delivered a counteroffer from Phillips 66 that the Public Unitholders receive $41.00 per Common Unit in the

Merger (the “Phillips 66 December 19 Counterproposal”). Barclays also confirmed that Phillips 66’s view on the inclusion of a majority of the minority approval condition had not changed and informed Evercore that the December 19 Counterproposal was close to the maximum amount of consideration that Phillips 66 would be willing to pay in the proposed Merger.

On December 19, 2022, the Special Committee held a virtual meeting with representatives of Evercore, HAK and RLF. During the meeting, representatives of Evercore presented their analysis of the Phillips 66 December 19 Counterproposal, including sensitivity analysis based on commodity prices. Representatives of Evercore also reported that Barclays informed Evercore that the Phillips 66 December 19 Counterproposal was close to the maximum amount of consideration that Phillips 66 would be willing to pay in the proposed Merger. Following discussion, the Special Committee directed Evercore to contact Barclays and propose a counteroffer pursuant to which the Public Unitholders would receive $42.75 per Common Unit in the Merger and that the Merger be conditioned upon receiving majority of the minority approval (the “Special Committee December 19 Counterproposal”).

Following the meeting on December 19, 2022, a representative of Evercore communicated the Special Committee December 19 Counterproposal to Barclays.

On December 21, 2022, at the direction of Phillips 66, a representative of Barclays contacted Evercore regarding the Special Committee December 19 Counterproposal. Barclays informed Evercore that Phillips 66 was preparing a best and final offer.

On December 21, 2022, the Special Committee held a virtual meeting with representatives of Evercore, HAK and RLF. During the meeting, representatives of Evercore reported to the Special Committee regarding their conversations with representatives of Barclays regarding the preparation of a best and final offer. There was discussion of market conditions and further discussion of the premium reflected in the recent proposals received from Phillips 66. The Special Committee and its advisors also discussed terms of the draft Merger Agreement, including the payment of distributions to unitholders between the execution of the Merger Agreement and the closing of the Merger. The Special Committee determined that the draft Merger Agreement should provide that the Public Unitholders receive (i) distributions of $0.43 per Common Unit for any completed quarter ending prior to the closing of the Merger and (ii) a pro rata cash amount, based on a quarterly amount of $0.43 per Common Unit, for the partial quarter in which the closing of the Merger occurred. The Special Committee authorized representatives of HAK to send the Special Committee’s comments to the draft Merger Agreement to Bracewell.

On December 22, 2022, the Special Committee received a letter (the “December 22 Letter”) from Phillips 66 proposing that the Public Unitholders receive $41.75 per Common Unit in the Merger and rejecting the inclusion of a majority of the minority approval condition (the “December 22 Counterproposal”). In the December 22 Letter, Phillips 66 conveyed its belief that the Special Committee December 19 Counterproposal did not appropriately take into account the significant changes to the Partnership’s operating strategy following the DCP Midstream Transaction and that, going forward, the Partnership will be managed as part of Phillips 66’s Midstream segment. The December 22 Letter also noted that: Phillips 66 has a significantly lower cost of capital relative to the Partnership and greater access to the capital markets; if the Partnership remains public, the Partnership’s capital investments will be significantly reduced compared to prior periods and will be limited to projects that support existing contracts; future growth projects and strategic acquisitions will be undertaken outside of the Partnership; Phillips 66 will not “drop down” additional assets to the Partnership and will not provide capital to the Partnership in the future; and, if the Partnership remains public, excess cash flows will be utilized for Partnership debt reduction rather than increases in distributions on the Common Units. Because these changes in operating strategy had not been publicly announced, Phillips 66 expressed the view that they were not reflected in the current trading price of the Common Units or the views of equity research analysts. The December 22 Letter also noted that the December 22 Counterproposal represented a 20% premium to the unaffected Common Unit closing price of $34.75 on August 17, 2022, the last trading day prior to the public announcement of the Initial Proposal, and a 25% premium to the 30-day VWAP of $33.51 as of such date. The December 22 Letter further stated that the December 22 Counterproposal would expire at 5:00 pm (CST) on December 31, 2022, and that, if an agreement was not reached by that time, the proposed Merger would be publicly withdrawn.

On December 22, 2022, HAK, on behalf of the Special Committee, sent comments to the draft Merger Agreement to Bracewell. The Merger Agreement included comments provided by HAK and RLF as counsel to the Special Committee and further provided that (i) the Partnership would continue to declare and pay regular quarterly distributions on the Common Units in an amount not less than $0.43 per Common Units during the period between signing of the Merger Agreement and closing of the Merger and (ii) the Public Unitholders would be entitled to receive a cash payment equal to (1) $0.43 per Common Unit for any completed quarter ending prior to the closing of the Merger in respect of which the quarterly distribution on the Common Units had not been paid (whether or not declared) and (2) a pro rata amount, based on a quarterly amount of $0.43 per Common Unit, for the partial quarter in which the closing of the Merger occurred.

Also on December 22, 2022, a representative of Evercore contacted Barclays to request that management of the Partnership prepare a forecast sensitivity based on updated commodity pricing forecasts provided by Evercore.

On December 23, 2022, the Special Committee held a virtual meeting with representatives of Evercore, HAK and RLF. During the meeting, the Special Committee and its advisors discussed the December 22 Letter and the December 22 Counterproposal. The Special Committee and its advisors discussed the extended negotiation of economic terms and the potential effects of accepting or rejecting the December 22 Counterproposal. Following extensive discussion, the Special Committee determined to further negotiate other terms of the Merger. The Special Committee determined not to respond to the December 22 Letter until Phillips 66 responded to the comments to the draft Merger Agreement sent by HAK to Bracewell on December 22, 2022, including the provisions related to the payment of distributions on the Common Units during the period between signing of the Merger Agreement and closing of the Merger and the payment of a pro rata cash amount for the partial quarter in which closing of the Merger occurred.

On December 27, 2022, a forecast sensitivity prepared by management of the Partnership based on commodity pricing forecasts provided by Evercore was delivered to Evercore via the virtual data room.

On December 28, 2022, Bracewell, on behalf of Phillips 66, sent a revised draft of the Merger Agreement to HAK and RLF. The revised Merger Agreement, among other things, removed the provision proposed by the Special Committee that would entitle the Public Unitholders to receive a cash payment equal to (i) $0.43 per Common Unit for any completed quarter ending prior to the closing of the Merger in respect of which the quarterly distribution on the Common Units had not been paid (whether or not declared) and (ii) a pro rata amount, based on a quarterly amount of $0.43 per Common Unit, for the partial quarter in which the closing of the Merger occurred. The revised draft of the Merger Agreement accepted, in large part, the covenant proposed by the Special Committee that would require the General Partner to declare and pay regular quarterly cash distributions in respect of the Common Units in an amount equal to $0.43 per Common Unit during the period between signing of the Merger Agreement and closing of the Merger.

On December 29, 2022, a representative of HAK contacted a representative of Bracewell to discuss the draft Merger Agreement and to communicate several comments to the Partnership’s representations and warranties contained in the draft Merger Agreement that were provided to HAK by management of the Partnership.

Later on December 29, 2022, the Special Committee held a virtual meeting with representatives of Evercore, HAK and RLF. During the meeting, a representative of HAK provided an overview of the substantive terms of the revised Merger Agreement, including the status of negotiations of the payment of distributions on the Common Units between the signing of the Merger Agreement and the closing of the Merger. The Special Committee and its advisors also discussed the December 22 Counterproposal. Following discussion, the Special Committee instructed HAK to revise the Merger Agreement to reinsert the provision that would entitle the Public Unitholders to receive a cash payment equal to (i) $0.43 per Common Unit for any completed quarter ending prior to the closing of the Merger in respect of which the quarterly distribution on the Common Units had not been paid (whether or not declared) and (ii) a pro rata amount, based on a quarterly amount of $0.43 per Common Unit, for the partial quarter in which the closing of the Merger occurred. The Special Committee instructed HAK to return a revised draft of the Merger Agreement to Bracewell reflecting these changes. The Special Committee also instructed Evercore to contact Barclays and inform them that if Phillips 66 agreed to the Special Committee’s markup of the Merger Agreement, the Special Committee would agree to the December 22 Counterproposal.

On December 30, 2022, HAK, on behalf of the Special Committee, sent comments to the draft Merger Agreement to Bracewell reflecting the changes regarding distributions as directed by the Special Committee and the comments provided by management of the Partnership. Representatives of Evercore informed Barclays that the Special Committee would accept the December 22 Counterproposal if Phillips 66 agreed to the payment of distributions as provided in the draft Merger Agreement sent by HAK to Bracewell.

On December 31, 2022, at the direction of Phillips 66, a representative of Barclays contacted a representative of Evercore and informed Evercore that Phillips 66 would agree to a provision in the Merger Agreement requiring the Partnership to pay regular quarterly distributions in an amount equal to $0.43 per Common Unit for each completed quarter ending prior to the closing of the Merger and that if a record date for such quarterly distribution had not occurred prior to the closing of the Merger, that the record date would be established prior to the closing of the Merger. Phillips 66 would not agree to the provision requiring a pro rata cash payment based on a quarterly amount of $0.43 per Common Unit for the partial quarter in which the closing of the Merger occurred.

On December 31, 2022, the Special Committee held a virtual meeting with representatives of Evercore, HAK and RLF. During the meeting, representatives of Evercore reported to the Special Committee that Phillips 66 would agree to a provision requiring the Partnership to pay regular quarterly distributions in an amount equal to $0.43 per Common Unit for each completed quarter ending prior to the closing of the Merger and that if a record date for such quarterly distribution had not occurred prior to the closing of the Merger, that the record date would be established prior to the closing of the Merger, but Phillips 66 would not agree to the provision requiring a pro rata cash payment based on a quarterly amount of $0.43 per Common Unit for the partial quarter in which the closing of the Merger occurred. Following extensive discussions of the potential timing of the Merger and the potential for the Public Unitholders to receive quarterly distributions before the closing of the Merger, the Special Committee determined to accept Phillips 66’s proposal regarding the payment of distributions for each completed quarter ending prior to closing of the Merger. The Special Committee determined to accept the December 22 Counterproposal, subject to finalization of the Merger Agreement.

Later on December 31, 2022, Bracewell, on behalf of Phillips 66, provided a revised draft Merger Agreement to HAK and RLF which, among other things, included a covenant requiring the declaration and payment of distributions on the Common Units for each completed quarter ending on or after December 31, 2022 and prior to the closing of the Merger. Also on December 31, 2022, a representative of Bracewell sent to HAK and RLF an initial draft of the disclosure schedules to the Merger Agreement prepared by management of the Partnership.

Following receipt of the revised draft of the Merger Agreement, on December 31, 2022, a representative of Evercore contacted a representative of Barclays to advise that the Special Committee would accept the December 22 Counterproposal, subject to finalization of the Merger Agreement.

On January 4, 2023, a representative of Evercore contacted Barclays to request that management of the Partnership prepare a sensitivity forecast based on updated commodity pricing forecasts provided by Evercore. Later on January 4, 2023, a sensitivity forecast prepared by management of the Partnership based on commodity pricing forecasts provided by Evercore was delivered to Evercore via the virtual data room.

Over the course of January 2, 2023 through January 4, 2023, HAK and Bracewell exchanged additional comments to the draft Merger Agreement, including additional comments provided to HAK and Bracewell from management of the Partnership. On January 5, 2023, Bracewell, on behalf of Phillips 66, sent a proposed execution version of the Merger Agreement to HAK and RLF.

On January 5, 2023, the Phillips 66 Board convened a special meeting. At this meeting, the Phillips 66 Board, by unanimous vote, (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of Phillips 66 and (ii) authorized and approved the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement.

On January 5, 2023, the Special Committee held a virtual meeting with representatives of Evercore, HAK and RLF. During the meeting, the Special Committee and its advisors discussed the Merger, including the terms and conditions of the Merger Agreement, and HAK presented to the Special Committee an overview and update with respect to the terms of the Merger Agreement. Also at this meeting, Evercore reviewed its updated financial analysis of the proposed Merger with the Special Committee and, at the request of the Special Committee, rendered an oral opinion to the Special Committee, which was subsequently confirmed by delivery of a written opinion dated January 5, 2023, to the effect that, based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration to be received in the Merger was fair, from a financial point of view, to the Partnership and the Public Unitholders. At this meeting, the Special Committee unanimously (i) determined that the proposed Merger, on the terms and conditions set forth in the Merger Agreement, is in the best interests of the Partnership and the Public Unitholders and the consideration to be paid to the Public Unitholders is fair to the Public Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, with such approval constituting “Special Approval” for all purposes under the Partnership Agreement, including Section 7.9(a) thereof, the DCP GP LLC Agreement, including Section 6.09(a) thereof, and the GP Partnership Agreement, including Section 7.9(a) thereof, (iii) recommended that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and (iv) recommended that the GP Board resolve to direct that the Merger Agreement and the approval of the Merger be submitted to a vote of the holders of Common Units.

Further on January 5, 2023, in a meeting of the GP Board, the Chairman of the Special Committee provided the GP Board with a report on the process conducted by the Special Committee in its evaluation of the proposed Merger, including (i) the hiring of Evercore, as financial advisor, and HAK and RLF, as legal advisors, (ii) the Special Committee’s consideration of the merits of the proposed Merger over the course of a number of meetings, including meetings with its financial and legal advisors, (iii) the Special Committee’s negotiation of the terms of the Merger Agreement, including the consideration to be received by the Public Unitholders, (iv) the receipt of the oral opinion of Evercore, as described above, and (v) the determinations, approvals and recommendations of the Special Committee with respect to the Merger Agreement and the Merger, as described above. Prior to the meeting, copies of the Merger Agreement and proposed resolutions relating to the Merger Agreement and the transactions contemplated thereby, including the Merger, were delivered to the GP Board. Following the Chairman of the Special Committee’s report, as well as discussion regarding, among other things, the terms of the Merger Agreement and its negotiation by the Special Committee, the GP Board, by unanimous vote, (1) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are in best interests of the Partnership and the Public Unitholders, (2) authorized and approved the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (3) directed that the approval of the Merger Agreement and the approval of the Merger be submitted to a vote of the holders of Common Units pursuant to Section 14.3 of the Partnership Agreement and (4) authorized the holders of Common Units to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

On January 5, 2023, following the meetings of the Phillips 66 Board, the Special Committee and the GP Board, Phillips 66, PDI, Merger Sub, the Partnership, the General Partner and DCP GP LLC executed the Merger Agreement and DCP Midstream and the General Partner delivered the Written Consent.

On the morning of January 6, 2023, Phillips 66 and the Partnership issued a joint press release announcing the execution of the Merger Agreement.

Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties

Under Section 7.9(a) of the Partnership Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its affiliates, on the one hand, and the Partnership or any subsidiary or partner of the Partnership, on the other, any resolution or course of action by the General Partner or its affiliates in respect of such conflict of interest will be permitted and deemed approved by all partners, and will not constitute a breach of the Partnership Agreement, of any Group Member Agreement (as defined in the Partnership Agreement), of any agreement contemplated in the Partnership Agreement or in any Group Member Agreement, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is approved by “Special Approval.” “Special Approval” is defined in the Partnership Agreement as approval by a majority of the members of the Special Committee.

Under Section 7.9(b) of the Partnership Agreement, whenever the General Partner makes a determination or takes or declines to take any other action, or any of its affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under the Partnership Agreement, any Group Member Agreement or any other agreement contemplated by the Partnership Agreement or otherwise, then, unless another express standard is provided for in the Partnership Agreement, the General Partner, or such affiliates causing it to do so, is required to make such determination or take or decline to take such other action in good faith and is not subject to any other or different standards imposed by the Partnership Agreement, any Group Member Agreement, any other agreement contemplated by the Partnership Agreement or under the Delaware Revised Uniform Limited Partnership Act or any other law, rule or regulation or at equity. Pursuant to Section 7.9(b) of the Partnership Agreement, in order for a determination or other action to be in “good faith” for purposes of the Partnership Agreement, the person or persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership.

Under Section 7.10(b) of the Partnership Agreement, the General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such persons as to matters the General Partner reasonably believes to be within such person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

Reasons for Approval of the Merger Agreement by the Special Committee and the GP Board

The Special Committee

The Special Committee consists of three directors of the GP Board that satisfy the independence and other requirements for service on the Special Committee that are set forth in the Partnership Agreement: Bill W. Waycaster, William F. Kimble and Fred J. Fowler. The GP Board authorized the Special Committee (i) to review, evaluate, consider and negotiate the proposed Merger, (ii) to approve or reject, as the case may be, the Partnership entering into the proposed Merger and the agreements related thereto, with such approval, if any, constituting “Special Approval” for all purposes under the Partnership Agreement, including Section 7.9(a) thereof, the DCP GP LLC Agreement, including Section 6.09(a) thereof, and the GP Partnership Agreement, including Section 7.9(a) thereof, (iii) to make all determinations and take all actions with respect to the proposed Merger and the agreements related thereto as may be authorized and contemplated under such agreements, the Partnership Agreement, the GP Partnership Agreement and the DCP GP LLC Agreement and (iv) if so approved, to recommend approval of the proposed Merger to the full GP Board.

At a meeting held on January 5, 2023, the Special Committee, by unanimous vote, (i) determined that the proposed Merger, on the terms and conditions set forth in the Merger Agreement, is in the best interests of the Partnership and the Public Unitholders and the consideration to be paid to the Public Unitholders is fair to the Public Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, with such approval constituting “Special Approval” for all purposes of the Partnership Agreement, including

Section 7.9(a) thereof, the DCP GP LLC Agreement, including Section 6.09(a) thereof, and the GP Partnership Agreement, including Section 7.9(a) thereof, (iii) recommended that the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iv) recommended that the GP Board resolve to direct that the Merger Agreement and the approval of the Merger be submitted to a vote of the holders of Common Units.

The Special Committee retained HAK and RLF as its legal counsel and Evercore as its independent financial advisor. The Special Committee oversaw the performance of financial and legal due diligence by its advisors. The Special Committee also conducted a review and evaluation of the proposed Merger, including the Merger Agreement and the transactions contemplated thereby, and conducted negotiations with Phillips 66 and its representatives with respect to the proposed Merger, including the Merger Agreement and the transactions contemplated thereby.

The Special Committee consulted with its financial and legal advisors and considered both positive and potentially negative factors in making its determination and approvals and the related recommendations to the GP Board.

The Special Committee considered the following factors, the order of which does not necessarily reflect their relative significance, to be generally positive or favorable to the Partnership and the Public Unitholders in making its determination and approvals and the related recommendation to the GP Board:

•

The Merger Consideration of $41.75 per Public Common Unit, which the Special Committee believes will provide greater value to the Public Unitholders than the long-term value of Common Units of the Partnership as a publicly traded partnership, after taking into account, among other things, the Partnership’s future growth prospects following the DCP Midstream Transaction.

•

The Special Committee’s belief that the Merger Consideration provides certainty, immediate liquidity and greater assured value for the Public Unitholders than the long-term value of the Partnership on a status quo basis in light of, among other things, (i) the Partnership’s future growth prospects following the DCP Midstream Transaction and (ii) potential commodity price volatility.

•

The all-cash form of the Merger Consideration, which the Special Committee believes may help facilitate the payment of taxes by the Public Unitholders given that, for U.S. federal income tax purposes, the proposed Merger is expected to be a taxable transaction.

•	The premium to current and historical trading prices of the Common Units, including that the proposed Merger Consideration of $41.75 to be paid for each Common Unit constitutes:

•	a 20.1% premium to the price per Common Unit on August 17, 2022 (the unaffected closing trading price prior to Phillip 66’s public announcement of its proposal of the buy-in offer);

•

a 23.2% premium to the volume-weighted average price of the Common Units for the 20-day period ending on August 17, 2022 (the unaffected closing trading price prior to Phillip 66’s public announcement of its proposal of the buy-in offer);

•	a 6.2% premium to the price per Common Unit on January 5, 2023 (the last trading day prior to the Special Committee’s approval of the Merger Agreement); and

•

an 8.2% premium to the volume-weighted average price of the Common Units for the 20-day period ending on January 5, 2023 (the last trading day prior to the Special Committee’s approval of the Merger Agreement).

•

The all-cash form of the Merger Consideration represents certainty of value and eliminates downside risk associated with continued ownership of the Common Units, including any possible decrease in future revenues, cash available for distributions, growth or value of the Partnership following the proposed Merger.

•

The challenges to the Partnership’s ability to grow its capital investments compared to prior periods if the Partnership remains publicly held as a result of statements by Phillips 66 that, going forward, Phillips 66 (i) will limit the Partnership’s capital investments to projects that support existing contracts, (ii) will undertake growth projects and strategic acquisitions outside of the Partnership, (iii) will not “drop down” additional assets to the Partnership, (iv) will not provide capital to the Partnership and (v) will use the Partnership’s excess cash flows for debt reduction rather than increases in distributions on the Common Units.

•

The financial analyses prepared by Evercore during the course of the deliberations and negotiations and the oral opinion of Evercore rendered to the Special Committee on January 5, 2023 (which was subsequently confirmed in writing by delivery of Evercore’s written opinion addressed to the Special Committee dated January 5, 2023), which analyses and opinion the Special Committee expressly adopted as its own with respect to the fairness, from a financial point of view, of the Merger Consideration, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications, and conditions described in Evercore’s written opinion, the Merger Consideration to be received in the Merger is fair, from a financial point of view, to the Partnership and the Public Unitholders.

•	The likelihood of closing the proposed Merger, which is not subject to a financing contingency.

•

The terms and conditions of the Merger Agreement, which were determined through negotiations between the Special Committee, comprised of directors that satisfy the independence and other requirements for service on the Special Committee that are set forth in the Partnership Agreement, and Phillips 66 and their respective representatives and advisors.

•	The negotiated terms of the Merger Agreement, principally:

•

Provisions obligating the General Partner to declare, and cause the Partnership to pay, a cash distribution in an amount equal to $0.43 per Common Unit to the holders of Common Units for each completed quarter ending on or after December 31, 2022 and prior to the Effective Time and provisions requiring that the record date for any such distribution be established on or prior to the Effective Time.

•	The representation of Phillips 66 that it will have sufficient funds to pay the Merger Consideration and all other cash amounts payable pursuant to the Merger Agreement.

•

Provisions restricting any elimination of the Special Committee, revocation or diminution of the authority of the Special Committee, increase in the size of the Special Committee and removal of the members of the Special Committee between signing of the Merger Agreement and closing of the proposed Merger.

•

Provisions obligating Phillips 66 to pay the reasonably documented out-of-pocket expenses incurred by the Partnership and its affiliates in connection with the proposed Merger up to a maximum amount of $3,000,000 if the Merger Agreement is terminated under certain circumstances.

•	Provisions restricting amendment or termination of the Merger Agreement without the approval of the Special Committee.

•

The fact that DCP Midstream, in its capacity as the record and beneficial owner of 50,874,908 Common Units, and the General Partner, in its capacity as the record and beneficial owner of 66,887,618 Common Units, has delivered the Written Consent approving the Merger Agreement and the transactions contemplated thereby, and such Written Consent is sufficient to approve the Merger Agreement and the Merger on behalf of the Partnership’s limited partners.

•	Financial and legal advice provided to the Special Committee during its deliberations and the negotiation of the proposed Merger, and the Special Committee’s engagement of financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, master limited partnerships, the Partnership’s industry generally, and the Partnership in particular, as well as substantial experience advising master limited partnerships and other companies with respect to transactions similar to the proposed Merger.

The Special Committee considered the following factors, the order of which does not necessarily reflect their relative significance, to be potentially negative or unfavorable in arriving at its determination and approvals, and the related recommendation to the GP Board:

•

Control of a majority of Common Units by Phillips 66 and its affiliates, which controlled approximately 56.5% of the Partnership’s outstanding Common Units and the general partner interest in the Partnership, meaning that the Special Committee was effectively limited in its ability to solicit any third party transaction that was not supported by Phillips 66.

•

For U.S. federal income tax purposes, the receipt of cash by the Public Unitholders in exchange for Common Units in the proposed Merger generally will be a taxable transaction and may result in the recognition of taxable gain and income by the Public Unitholders, depending on each Public Unitholder’s particular circumstances.

•

The fact that, following the proposed Merger and the payment of the Merger Consideration in cash, the existing Public Unitholders will not participate in any future distributions, earnings or growth of the Partnership.

•	The all-cash aspect of the Merger Consideration does not allow the Public Unitholders to benefit from any synergies that may result from the proposed Merger.

•

The historical trading price of the Common Units, which have, at times in the past, traded at levels that exceeded the Merger Consideration that each Public Unitholder will be entitled to receive in the proposed Merger.

•	The vote required to approve the proposed Merger, which is not subject to approval by majority vote of the Public Unitholders.

•	Certain terms of the Merger Agreement, principally:

•

Provisions obligating the Partnership to pay the reasonably documented out-of-pocket expenses incurred by Phillips 66 and its affiliates in connection with the proposed Merger up to a maximum amount of $3,000,000 if the Merger Agreement is terminated under certain circumstances.

•	Provisions restricting the conduct of the Partnership’s business during the interim period between signing of the Merger Agreement and closing of the proposed Merger.

•	Provisions confirming that Public Unitholders are not entitled to dissenters’ or appraisal rights with respect to the proposed Merger under the Partnership Agreement or the Merger Agreement.

•

Potential risks or delay in consummating the proposed Merger, meaning there can be no assurance that all conditions to the parties’ obligations to complete the proposed Merger will be satisfied, and thus it is possible that the proposed Merger may not be completed in a timely manner or at all.

•	Potential risks if the proposed Merger is not completed, with potential disruption to the business of the Partnership and a potential decline in the trading price of the Common Units.

•

The risk that litigation may occur in connection with the proposed Merger, and that any such litigation may result in delay, significant costs and a diversion of management’s focus on the conduct of the business of the Partnership.

•	The potential that members of management of the Partnership may have interests in the Merger that are different from, or in addition to, the interests of the Public Unitholders.

After taking into account all of the factors set forth above, as well as others, the Special Committee concluded that the potential benefits of the proposed Merger outweighed any negative or unfavorable considerations and determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of the Partnership and the Public Unitholders.

In addition, under the SEC rules governing “going private” transactions, Phillips 66 and the Partnership are deemed to be engaged in a “going private” transaction and are required, pursuant to Rule 13e-3 under the Exchange Act, to express their beliefs as to the fairness of the Merger to the Public Unitholders. The GP Board, in connection with its delegation of authority to the Special Committee to review, evaluate, consider and negotiate the proposed Merger, further delegated to the Special Committee the authority to, if it determined to approve the proposed Merger, make a determination as to whether it believes the proposed Merger and the consideration to be paid to the Public Unitholders in such proposed Merger is fair to the Public Unitholders. The Special Committee, on behalf of the Partnership, is making the following statements solely for purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Special Committee, on behalf of the Partnership, on the basis of the factors considered by the Special Committee and described above, believes that the Merger (which is the Rule 13e-3 transaction for which the Schedule 13E-3 was filed with the SEC) is both procedurally and substantively fair to the Public Unitholders.

In arriving at its determination as to the fairness of the Merger Consideration, the Special Committee considered the current and historical market prices of the Common Units; however, it was the belief of the Special Committee that market trends do not necessarily reflect the Partnership’s underlying business or financial condition. The Special Committee did not consider the Partnership’s net book value, which is an accounting concept defined as total assets minus total liabilities, because the Special Committee believed that net book value was not a material indicator of the value of the Partnership as a going concern. The Special Committee also did not consider the liquidation value of the Partnership’s assets, and did not perform a liquidation analysis, because it considers the Partnership to be a viable going concern. Therefore, no appraisal of liquidation value was sought for purposes of valuing the Common Units and the Special Committee believes that the liquidation value of the Partnership’s assets is irrelevant to a determination of whether the proposed Merger is fair to the Public Unitholders. The Special Committee was not aware of, and did not consider, any firm offers or proposals made by any unaffiliated person during the past two years for (i) a merger or consolidation of the Partnership with another company; (ii) the sale or transfer of all or substantially all of the Partnership’s assets; or (iii) the purchase of securities of the Partnership that would enable such person to exert control of or significant influence over the Partnership. The Special Committee was not aware of, and thus did not consider, any purchases by the Partnership of Common Units during the past two years.

In making its determination and approvals and its related recommendations, the Special Committee considered the financial analyses prepared by Evercore and reviewed and discussed by Evercore with the Special Committee as an indication of the going concern value of the Partnership. The Special Committee did not expressly establish a specific going concern value for the Partnership to determine the fairness of the Merger Consideration to the Public Unitholders because the Special Committee did not believe there was a single method for determining going concern value. However, the financial analyses presented to the Special Committee by Evercore and discussed below under “Opinion of Evercore - Financial Advisor to the Special Committee” were based on the operations of the Partnership as a continuing business and, to that extent, the Special Committee considered such analyses as indicative of the going concern value of the Partnership. The Special Committee considered each of these analyses in the context of the opinion provided by Evercore, and the Special Committee expressly adopts these analyses and the opinion of Evercore with respect to the fairness, from a financial point of view, of the Merger Consideration, among other factors it considered (as described above), in arriving at its determination regarding the fairness of the Merger Agreement and the proposed Merger to the Public Unitholders.

The Special Committee did not retain an unaffiliated representative to act solely on behalf of the Public Unitholders for purposes of negotiating the Merger Agreement. The Special Committee believed that it was unnecessary to retain an unaffiliated representative to act solely on behalf of the Public Unitholders for purposes of negotiating the Merger Agreement because the Special Committee was charged with representing the interests of the Partnership and the Public Unitholders, it consisted solely of independent directors, it engaged independent financial and legal advisors to assist it in its evaluation of the proposed Merger and negotiation of the Merger Agreement and it was actively involved in deliberations and negotiations regarding the proposed Merger and the Merger Agreement on behalf of the Public Unitholders.

The foregoing discussion is not intended to be exhaustive but is intended to address the material information and principal factors considered by the Special Committee in considering the Merger Agreement and the transactions contemplated thereby. In view of the number and variety of factors and the amount of information considered, the Special Committee did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the Special Committee did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and the members of the Special Committee may have given different weights to different factors. The Special Committee made its recommendation based on the totality of the information reviewed by the Special Committee.

Certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

The GP Board

The GP Board consists of eight directors, three of whom are independent (Messrs. Waycaster, Fowler and Kimble), and five of whom are executive officers of Phillips 66 (or its subsidiaries): Kevin Mitchell, Tim Roberts, Heather Crowder, Todd Denton and Brian Mandell. As such, some of the directors on the GP Board may have different interests in the Merger than the Public Unitholders. For a discussion of these and other interests of the members of the GP Board, see “—Interests of the Directors and Executive Officers of DCP GP LLC in the Merger.”

Following the receipt of the Special Committee’s determination and approvals and the related recommendations to the GP Board discussed above, at a meeting held on January 5, 2023, the GP Board (acting, in part, based upon the receipt of such determination and approvals and related recommendation of the Special Committee), by unanimous vote, (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of the Partnership and the Public Unitholders, (ii) authorized and approved the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (iii) directed that the approval of the Merger Agreement and the approval of the Merger be submitted to a vote of the holders of Common Units pursuant to Section 14.3 of the Partnership Agreement and (iv) authorized the holders of Common Units to act by written consent pursuant to Section 13.11 of the Partnership Agreement. In making the determination described above, the GP Board has expressly adopted the analysis of the Special Committee, which expressly adopted the analyses and opinion of Evercore with respect to the fairness, from a financial point of view, of the Merger Consideration, among other factors considered in the course of making its determination and approvals and related recommendations to the GP Board.

The GP Board considered the following factors, the order of which does not necessarily reflect their relative significance, in making its determination and approvals:

•

The Special Committee’s unanimous approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, such approval constituting “Special Approval” for all purposes of the Partnership Agreement, the DCP GP LLC Agreement, and the GP Partnership Agreement, and the related recommendations of the Special Committee to the GP Board.

•

The factors considered by the Special Committee in arriving at its determination and approvals and the related recommendations to the GP Board and described above. In doing so, the GP Board expressly adopted the analyses of the Special Committee, which is discussed above.

•

The GP Board’s understanding of the process and procedures undertaken by the Special Committee in arriving at its determination and approvals and the related recommendations to the GP Board, which included:

•	The GP Board’s determination that the members of the Special Committee met the independence and other requirements for service on the Special Committee that are set forth in the Partnership Agreement.

•

The Special Committee’s engagement of financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, master limited partnerships, the Partnership’s industry generally, and the Partnership in particular, as well as substantial experience advising master limited partnerships and other companies with respect to transactions similar to the Merger.

•

The GP Board’s resolution that the Special Committee would not have any duty (fiduciary or otherwise) to consider the interests of DCP GP LLC’s affiliates (other than the Partnership), including the General Partner, DCP Midstream or Phillips 66 or any of their respective affiliates (other than the Partnership).

•

The terms of the Merger Agreement, including the Merger Consideration, were determined as a result of negotiations between Phillips 66 and the Special Committee and their respective advisors and representatives that included multiple proposals and counterproposals.

•

The Special Committee’s receipt of Evercore’s opinion, dated as of January 5, 2023, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications, and conditions described in Evercore’s written opinion, the Merger Consideration to be received in the Merger is fair, from a financial point of view, to the Partnership and the Public Unitholders.

The foregoing discussion of the information and factors considered by the GP Board is not intended to be exhaustive, but includes the factors believed by the GP Board to be material to its determinations and approvals. In view of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the GP Board did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in making its determinations and approvals. The GP Board makes its determinations and approvals based upon the totality of the information presented to and considered by the GP Board in making its determinations and approvals.

Unaudited Financial Projections of the Partnership

In connection with the proposed Merger, management of the Partnership prepared projections relating to the Partnership that included non-public historical and projected financial data relating to the Partnership (the “Projections”), which contained certain sensitivity cases based on alternative commodity price decks over a five-year period: (i) a sensitivity case assuming NYMEX Strip Pricing as of January 3, 2023; (ii) a sensitivity case assuming a higher commodity price environment; and (iii) a sensitivity case assuming a lower commodity price environment. The Projections were provided to Evercore for its use and consideration in its financial analyses in preparation of its opinion to the Special Committee. The Projections were prepared by management of the Partnership without giving effect to the Merger or any business or strategic decision or action that may occur as a result of the occurrence of the Merger.

In addition, in connection with the proposed Merger, Phillips 66 prepared and provided to Evercore an analysis that included non-public projected financial data relating to certain cost efficiencies (without giving effect to the Merger) that Phillips 66 believed the Partnership may realize as a result of the integration of the Partnership’s business into Phillips 66’s Midstream segment (the “Cost Efficiencies Analysis”).

The projected financial data set forth below is being included in this information statement to give holders of Public Common Units access to non-public information that was provided to the Special Committee and the Special Committee’s financial advisor in the course of evaluating the Merger. The inclusion of this information should not be regarded as an indication that the Partnership, Phillips 66, their affiliates or any of their respective advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such projected financial information set forth below should not be relied on as such.

The projected financial data set forth below was not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with generally accepted accounting principles in the United States (“GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Partnership’s independent registered public accounting firm, nor Phillips 66’s independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, examined, compiled or performed any procedures with respect to the unaudited prospective financial and operating information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the projected financial data set forth below does not take into account any circumstances or events occurring after the date they were prepared. Neither the Partnership nor Phillips 66 can give any assurance that, had such projected financial data been prepared as of the date of this information statement, similar estimates and assumptions would be used. Except as required by applicable securities laws, neither the Partnership nor Phillips 66 intend to, and they each disclaim any obligation to, make publicly available any update or other revision to the projected financial data set forth below to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error or to reflect changes in general economic or industry conditions. The projected financial data set forth below do not take into account all the possible financial and other effects on the Partnership of the Merger, the effect on the Partnership of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Further, the projected financial data set forth below do not take into account the effect on the Partnership of any possible failure of the Merger to occur. Neither the Partnership, Phillips 66, their affiliates, nor any of their respective, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any holder of Common Units or other person regarding the Partnership’s ultimate performance compared to the information contained in the projected financial data set forth below or to the effect that the future financial and operating performance set forth therein will be achieved. The inclusion of the projected financial data set forth below should not be deemed an admission or representation by the Partnership, Phillips 66, their affiliates or any of their respective advisors or representatives or any other person that it is viewed as material information of the Partnership, particularly in light of the inherent risks and uncertainties associated with such financial forecasts.

DCP Financial Projections

While presented with numerical specificity, the Projections reflect numerous estimates and assumptions made by management of the Partnership as of October 10, 2022 with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to the Partnership’s business, all of which are difficult to predict and many of which are beyond the Partnership’s control. In developing the Projections, management made numerous material assumptions, in addition to the assumptions described above, with respect to the Partnership’s business for the periods covered by the Projections, including:

•	assumed NGL throughput volumes and G&P wellhead volumes in the amounts set forth below under “Volumes,” which were based on assumed volumes by region;

•	assumed earnings related to midstream services, which were based on existing contract terms, tariff rates and assumed terms for contract renewals;

•	assumed sustaining capital expenditures and growth capital expenditures in the amounts set forth below under “Sustaining Capital” and “Growth Capex”;

•

assumed operating and maintenance expenses and general and administrative expenses, which were based on the Partnership’s historical expenses and assumed impacts of inflation, regulatory compliance and asset investments;

•

average interest rates on the Partnership’s debt throughout the periods covered as follows: (i) 4.5%-5.5% annually under the Partnership’s credit facilities; and (ii) 5.5%-6.0% annually on future and existing long-term debt;

•	the Preferred Units will be redeemed once eligible with proceeds from debt and cash flow from operations; and

•	quarterly distributions on the Common Units will remain at $0.43 per Common Unit throughout the periods covered.

DCP Management Case

	Year ended December 31
($ in millions, other than per unit amounts and commodity prices)	2022E	2023E	2024E	2025E	2026E	2027E
Price Deck

NGL $/Gallon	$1.04	$0.75	$0.66	$0.60	$0.60	$0.60
Gas: NYMEX $/mmbtu	$7.26	$5.56	$4.76	$4.59	$4.52	$4.50
Crude $/bbl	$93.75	$73.80	$68.04	$64.12	$61.16	$58.81

Volumes

NGL Throughput Volumes MBbls/d	710	722	718	718	718	718
G&P Wellhead Volumes Mcf/d	4,385	4,613	4,652	4,674	4,674	4,674

Adjusted EBITDA (1)	$1,749	$1,698	$1,578	$1,498	$1,474	$1,453
(-) Interest Expense	(273)	(286)	(258)	(221)	(210)	(183)
(-) Preferred Securities	(58)	(15)	—	—	—	—
(-) Sustaining Capital	(135)	(150)	(150)	(125)	(125)	(125)
(-) Income Taxes	(5)	(5)	(5)	(5)	(5)	(5)
(-) Other	(3)	(7)	(7)	(5)	(5)	(5)

Distributable Cash Flow (2)	$1,275	$1,235	$1,157	$1,142	$1,128	$1,135

DCF / LP Unit	$6.12	$5.92	$5.55	$5.47	$5.41	$5.44
Coverage	3.6x	3.4x	3.2x	3.2x	3.1x	3.2x

Distributions

Distributions per Unit ($) Declared	$1.68	$1.72	$1.72	$1.72	$1.72	$1.72

Distribution to Public Unitholders	$152	$156	$156	$156	$156	$156
Distribution to DCP Midstream	198	203	203	203	203	203

Total Distributions Declared	$350	$359	$359	$359	$359	$359

Growth Capex	($140)	($125)	($50)	($50)	($50)	($50)

Leverage

Cash	—	—	$445	$353	$1,073	$1,298
RCF and AR Facility	506	393	—	—	—	—
Permanent Debt	4,825	4,325	4,325	3,500	3,500	3,000

Total Debt	$5,331	$4,718	$4,325	$3,500	$3,500	$3,000
Preferred Equity	271	—	—	—	—	—

Total Debt + Preferred Equity	$5,602	$4,718	$4,325	$3,500	$3,500	$3,000

Sensitivity Case–NYMEX Strip Pricing as of January 3, 2023

	Year ended December 31
($ in millions, other than per unit amounts and commodity prices)	2022E	2023E	2024E	2025E	2026E	2027E
Price Deck

NGL $/Gallon	$1.04	$0.71	$0.68	$0.66	$0.66	$0.66
Gas: NYMEX $/mmbtu	$7.26	$3.90	$4.14	$4.31	$4.41	$4.45
Crude $/bbl	$93.75	$76.58	$72.42	$68.61	$65.57	$62.98

Volumes

NGL Throughput Volumes MBbls/d	710	722	718	718	718	718
G&P Wellhead Volumes Mcf/d	4,385	4,613	4,652	4,674	4,674	4,674

Adjusted EBITDA (1)	$1,749	$1,583	$1,581	$1,555	$1,534	$1,518
(-) Interest Expense	(273)	(290)	(261)	(222)	(210)	(183)
(-) Preferred Securities	(58)	(15)	—	—	—	—
(-) Sustaining Capital	(135)	(150)	(150)	(125)	(125)	(125)
(-) Income Taxes	(5)	(5)	(5)	(5)	(5)	(5)
(-) Other	(3)	(7)	(7)	(5)	(5)	(5)

Distributable Cash Flow (2)	$1,275	$1,115	$1,158	$1,198	$1,188	$1,199

DCF / LP Unit	$6.12	$5.34	$5.55	$5.74	$5.69	$5.75
Coverage	3.6x	3.1x	3.2x	3.3x	3.3x	3.3x

Distributions

Distributions per Unit ($) Declared	$1.68	$1.72	$1.72	$1.72	$1.72	$1.72

Distribution to Public Unitholders	$152	$156	$156	$156	$156	$156
Distribution to DCP Midstream	198	203	203	203	203	203

Total Distributions Declared	$350	$359	$359	$359	$359	$359

Growth Capex	$(140)	$(125)	$(50)	$(50)	$(50)	$(50)

Leverage

Cash	—	—	$327	$291	$1,070	$1,360
RCF and AR Facility	506	513	—	—	—	—
Permanent Debt	4,825	4,325	4,325	3,500	3,500	3,000

Total Debt	$5,331	$4,838	$4,325	$3,500	$3,500	$3,000
Preferred Equity	271	—	—	—	—	—

Total Debt + Preferred Equity	$5,602	$4,838	$4,325	$3,500	$3,500	$3,000

Sensitivity Case–Higher Commodity Prices

	Year ended December 31
($ in millions, other than per unit amounts and commodity prices)	2022E	2023E	2024E	2025E	2026E	2027E
Price Deck

NGL $/Gallon	$1.01	$0.90	$0.78	$0.77	$0.76	$0.75
Gas: NYMEX $/mmbtu	$6.50	$5.85	$5.15	$5.10	$5.05	$5.00
Crude $/bbl	$95.10	$87.50	$76.50	$75.50	$74.50	$73.50

Volumes

NGL Throughput Volumes MBbls/d	710	722	718	718	718	718

G&P Wellhead Volumes Mcf/d	4,385	4,613	4,652	4,674	4,674	4,674

Adjusted EBITDA (1)	$1,717	$1,860	$1,718	$1,706	$1,690	$1,666
(-) Interest Expense	(273)	(282)	(256)	(220)	(210)	(183)
(-) Preferred Securities	(58)	(15)	—	—	—	—
(-) Sustaining Capital	(135)	(150)	(150)	(125)	(125)	(125)
(-) Income Taxes	(5)	(5)	(5)	(5)	(5)	(5)
(-) Other	(3)	(7)	(7)	(5)	(5)	(5)

Distributable Cash Flow (2)	$1,242	$1,401	$1,300	$1,351	$1,344	$1,347

DCF / LP Unit	$5.96	$6.71	$6.23	$6.47	$6.44	$6.46
Coverage	3.5x	3.9x	3.6x	3.8x	3.7x	3.8x

Distributions

Distributions per Unit ($) Declared	$1.68	$1.72	$1.72	$1.72	$1.72	$1.72

Distribution to Public Unitholders	$152	$156	$156	$156	$156	$156
Distribution to DCP Midstream	198	203	203	203	203	203

Total Distributions Declared	$350	$359	$359	$359	$359	$359

Growth Capex	$(140)	$(125)	$(50)	$(50)	$(50)	$(50)

Leverage

Cash	—	—	$720	$837	$1,772	$2,211
RCF and AR Facility	539	260	—	—	—	—
Permanent Debt	4,825	4,325	4,325	3,500	3,500	3,000

Total Debt	$5,364	$4,585	$4,325	$3,500	$3,500	$3,000
Preferred Equity	271	—	—	—	—	—

Total Debt + Preferred Equity	$5,635	$4,585	$4,325	$3,500	$3,500	$3,000

Sensitivity Case–Lower Commodity Prices

	Year ended December 31
($ in millions, other than per unit amounts and commodity prices)	2022E	2023E	2024E	2025E	2026E	2027E
Price Deck

NGL $/Gallon	$1.01	$0.59	$0.42	$0.42	$0.42	$0.42
Gas: NYMEX $/mmbtu	$6.50	$2.25	$2.25	$2.25	$2.25	$2.25
Crude $/bbl	$95.10	$40.00	$40.00	$40.00	$40.00	$40.00

Volumes

NGL Throughput Volumes MBbls/d	710	722	718	718	718	718
G&P Wellhead Volumes Mcf/d	4,385	4,613	4,652	4,674	4,674	4,674

Adjusted EBITDA (1)	$1,717	$1,300	$1,136	$1,112	$1,090	$1,082
(-) Interest Expense	(273)	(302)	(286)	(262)	(247)	(229)
(-) Preferred Securities	(58)	(15)	—	—	—	—
(-) Sustaining Capital	(135)	(150)	(150)	(125)	(125)	(125)
(-) Income Taxes	(5)	(5)	(5)	(5)	(5)	(5)
(-) Other	(3)	(7)	(7)	(5)	(5)	(5)

Distributable Cash Flow (2)	$1,242	$822	$688	$715	$708	$718

DCF / LP Unit	$5.96	$3.94	$3.30	$3.43	$3.39	$3.44
Coverage	3.5x	2.3x	1.9x	2.0x	2.0x	2.0x

Distributions

Distributions per Unit ($) Declared	$1.68	$1.72	$1.72	$1.72	$1.72	$1.72

Distribution to Public Unitholders	$152	$156	$156	$156	$156	$156
Distribution to DCP Midstream	198	203	203	203	203	203

Total Distributions Declared	$350	$359	$359	$359	$359	$359

Growth Capex	($140)	($125)	($50)	($50)	($50)	($50)

Leverage

Cash	—	—	—	—	—	—
RCF and AR Facility	539	839	470	989	690	881
Permanent Debt	4,825	4,325	4,325	3,500	3,500	3,000

Total Debt	$5,364	$5,164	$4,795	$4,489	$4,190	$3,881
Preferred Equity	271	—	—	—	—	—

Total Debt + Preferred Equity	$5,635	$5,164	$4,795	$4,489	$4,190	$3,881

(1)

Adjusted EBITDA is a non-GAAP financial measure. The Partnership defines adjusted EBITDA as net income or loss attributable to partners adjusted for (i) distributions from unconsolidated affiliates, net of earnings, (ii) depreciation and amortization expense, (iii) net interest expense, (iv) noncontrolling interest in depreciation and income tax expense, (v) unrealized gains and losses from commodity derivatives, (vi) income tax expense or benefit, (vii) impairment expense and (viii) certain other non-cash items. Adjusted EBITDA further excludes items of income or loss that the Partnership characterizes as unrepresentative of its ongoing operations.

(2)

Distributable cash flow is a non-GAAP financial measure. The Partnership defines distributable cash flow as adjusted EBITDA, as defined above, less sustaining capital expenditures, net of reimbursable projects, less interest expense, less income attributable to Preferred Units, and certain other items. Sustaining capital expenditures are cash expenditures made to maintain the Partnership’s cash flows, operating or earnings capacity. These expenditures add on to or improve capital assets owned, including certain system integrity, compliance and safety improvements. Sustaining capital expenditures also include certain well connects, and may include the acquisition or construction of new capital assets. Income attributable to Preferred Units represent cash distributions earned by the Preferred Units. Cash distributions to be paid to the holders of the Preferred Units assuming a distribution is declared by the GP Board, are not available to holders of Common Units. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices and interest rates.

Cost Efficiencies Analysis

The Cost Efficiencies Analysis summarized below was prepared by Phillips 66 as of October 10, 2022. The Cost Efficiencies Analysis was prepared to reflect certain anticipated cost efficiencies (without giving effect to the Merger) that may be realized by the Partnership as a result of the integration of its business with Phillips 66’s Midstream segment. The Cost Efficiencies Analysis reflects numerous estimates and assumptions made by management of Phillips 66 with respect to the integration of the Partnership’s business into Phillips 66’s Midstream segment, all of which are difficult to predict and many of which are beyond Phillips 66’s control.

The Cost Efficiencies Analysis reflected the following projected cost efficiencies for the five-year period beginning in 2023: (i) a net increase in the Partnership’s annual operating costs of $34 million for 2023 (due primarily to integration-related costs); and (ii) a net decrease in the Partnership’s annual operating costs of $93 million for each of 2024, 2025, 2026 and 2027, respectively. The projected cost savings were expected to result primarily from reduced general and administrative costs over the five-year period, in addition to lower operating and maintenance costs.

Opinion of Evercore – Financial Advisor to the Special Committee

The Special Committee retained Evercore to act as financial advisor to the Special Committee in connection with evaluating the proposed Merger. On January 5, 2023, at a meeting of the Special Committee and at the request of the Special Committee, Evercore rendered its oral opinion to the Special Committee that, as of January 5, 2023, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the Merger Consideration to be received in the Merger is fair, from a financial point of view, to the Partnership and the Public Unitholders. Evercore subsequently confirmed its oral opinion in a written opinion on the same date.

The full text of the written opinion of Evercore, dated as of January 5, 2023, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached hereto as Annex B to this information statement. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Special Committee in connection with its evaluation of the fairness of the Merger Consideration, from a financial point of view, to the Partnership and the Public Unitholders, and did not address any other aspects or implications of the Merger. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex B to this information statement.

In connection with rendering its opinion and performing its related financial analysis, Evercore, among other things:

•

reviewed certain publicly available historical operating and financial information relating to the Partnership that Evercore deemed relevant, including as set forth in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2021, the Partnership’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, and certain of the Partnership’s Current Reports on Form 8-K, in each case as filed with or furnished to the SEC;

•	reviewed certain publicly available business and financial information relating to the Partnership that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•

reviewed certain internal projected financial data relating to the Partnership prepared and furnished to Evercore by management of the Partnership, as approved for Evercore’s use by the Partnership, including the Projections;

•	reviewed certain published information regarding commodity prices;

•	discussed with management of the Partnership its assessment of the past and current operations of the Partnership, the current financial condition and prospects of the Partnership and the Projections;

•	reviewed the reported prices and the historical trading activity of the Common Units;

•	performed discounted cash flow analyses for the Partnership based on the Projections and other data provided by management of the Partnership;

•	performed discounted distributions analyses based on the Projections and other data provided by management of the Partnership;

•	compared the financial performance of the Partnership and its stock market trading multiples with those of certain other publicly traded partnerships and corporations that Evercore deemed relevant;

•

compared the financial performance of the Partnership and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other historical transactions that Evercore deemed relevant;

•	reviewed the financial terms and conditions of a draft Merger Agreement dated January 5, 2023; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and Evercore has not assumed responsibility or liability for any independent verification of such information). Evercore further relied upon the assurances of the management of the Partnership that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Projections, Evercore assumed with consent of the Special Committee that such data have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Partnership as to the future financial performance of the Partnership. Evercore expressed no view as to the Projections or the assumptions on which it is based.

For purposes of its analysis and opinion, Evercore assumed, in all respects material to its analysis, that the final executed Merger Agreement would not differ from the draft merger agreement reviewed by Evercore, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the closing of the Merger will be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the closing of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Partnership or the consummation of the Merger or reduce the contemplated benefits to the Public Unitholders.

Evercore has not conducted a physical inspection of the properties or facilities of the Partnership and has not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Partnership, nor has Evercore been furnished with any such valuations or appraisals, nor has Evercore evaluated the solvency or fair value of the Partnership under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion is necessarily based upon information made available to Evercore as of the date of the opinion and financial, economic, market and other conditions as they exist and as can be evaluated on the date of the opinion. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the Partnership and the Public Unitholders, from a financial point of view, of the Merger Consideration. Evercore did not express any view on, and its opinion did not address, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Partnership, DCP GP LLC, the General Partner or Phillips 66, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of any party to the Merger or otherwise. Evercore was not asked to, nor did it express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Evercore’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Partnership, nor did it address the underlying business decision of the Partnership, DCP GP LLC or the General Partner to engage in the Merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Common Units or any business combination or other extraordinary transaction involving the Partnership. Evercore’s opinion did not constitute a recommendation to the Special Committee or to any other persons in respect of the Merger, including as to how any Partnership unitholder should vote or act in respect of the Merger. Evercore did not express any opinion as to the prices at which the Common Units of the Partnership will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Partnership or the Merger or as to the impact of the Merger on the solvency or viability of the Partnership or the ability of the Partnership to pay its obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by the Partnership and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses performed by Evercore and reviewed with the Special Committee on January 5, 2023, in connection with rendering Evercore’s opinion to the Special Committee. Each analysis was provided to the Special Committee. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. In connection with arriving at its opinion, Evercore considered all of its analyses as a whole, and the order of the analyses described and the results of these analyses do not represent any relative importance or particular weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on January 4, 2023, and is not necessarily indicative of current market conditions.

Throughout the “Analysis of the Partnership” section below, the term “EBITDA” means total adjusted EBITDA, as used by management of the Partnership and defined above under “Unaudited Financial Projections of the Partnership.”

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to fully understand the financial analyses performed by Evercore. The tables alone do not constitute a complete description of the financial analyses performed by Evercore. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

Analysis of the Partnership

Assumptions with Respect to the Partnership

Evercore performed a series of financial analyses to derive indicative valuation ranges for the Common Units. Financial data for the Partnership utilized in the financial analyses described below were based upon, among other things, the Projections. A summary of the Projections is available in “Unaudited Financial Projections of the Partnership” above. The Projections were not adjusted by Evercore.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of the Partnership by valuing the cash flows to be received by the Partnership based on the Projections, as well as sensitivities based on certain price decks including: (i) Sensitivity Case—NYMEX Strip Pricing, (ii) Sensitivity Case—Higher Commodity Prices and (iii) Sensitivity Case—Lower Commodity Prices (the “Respective Cases”), during a five-year period. All figures stated herein related to the Respective Cases will appear in the order set forth in the immediately preceding sentence. Sensitivity Case—NYMEX Strip Pricing uses NYMEX Strip Pricing as of January 3, 2023. Sensitivity Case—Higher Commodity Prices and Sensitivity Case—Lower Commodity Prices assume higher and lower commodity price forecasts, respectively, in 2023E forward, as provided by management of the Partnership. Evercore calculated the per unit value range for the Common Units by utilizing a range of discount rates based on the Partnership’s Weighted Average Cost of Capital (“WACC”), as estimated by Evercore based on a theoretical Capital Asset Pricing Model (“CAPM”) as well as terminal values based on a range of estimated EBITDA multiples and perpetuity growth rates.

For the Partnership’s discounted cash flow analysis, Evercore assumed a range of discount rates of 7.0% to 8.0% based on the Partnership’s WACC, a range of EBITDA multiples of 8.0x to 9.0x applied to the Partnership’s terminal period EBITDA and a range of perpetuity growth rates of 0.5% to 1.5% applied to the Partnership’s terminal period cash flows to derive a range of enterprise values. Evercore adjusted such enterprise values for preferred equity, noncontrolling interests, debt and cash as of December 31, 2022, and divided the resulting equity values by the number of Common Units outstanding as of December 31, 2022. The discounted cash flow analysis utilizing the EBITDA multiple terminal value methodology resulted in an implied equity value per Common Unit range of $36.05 to $43.31 based on the Projections and, $37.83 to $45.40, $44.86 to $53.18 and $18.84 to $24.22, based on the Respective Cases. The discounted cash flow analysis utilizing the perpetuity growth rate methodology to calculate terminal value resulted in an implied equity value per Common Unit range of $33.35 to $49.58 based on the Projections and $35.15 to $52.17, $42.24 to $61.07 and $15.98 to $27.68, based on the Respective Cases.

Discounted Distributions Analysis

Evercore performed a discounted distribution analysis by valuing the projected cash distributions of the Partnership based on the Projections, during a five-year period. Evercore discounted projected distributions using cost of equity discount rates of 9.0% to 10.0% based on CAPM and 11.0% to 13.0% based on Total Expected Market Return as well as a terminal yield range of 4.0% to 5.0%. This analysis on the projected cash distributions resulted in an implied per Common Unit value range of $28.20 to $34.93 for the five-year period based on CAPM, and an implied per Common Unit value range of $25.10 to $32.22 for the five-year period based on Total Expected Market Return.

Peer Group Trading Analysis

Evercore performed a peer group trading analysis of the Partnership by reviewing and comparing the market values and trading multiples of the following eleven publicly traded corporations and partnerships that Evercore deemed to have certain characteristics that are similar to those of the Partnership, including companies providing services in gathering and processing:

Gathering and Processing MLPs/Companies:

•	Antero Midstream Corporation

•	Crestwood Equity Partners LP

•	DT Midstream, Inc.

•	EnLink Midstream, LLC

•	Equitrans Midstream Corporation

•	Hess Midstream Partners LP

•	Kinetik Holdings Inc.

•	ONEOK, Inc.

•	Summit Midstream Partners, LP

•	Targa Resources Corp.

•	Western Midstream Partners, LP

Although the peer groups were utilized to value the Common Units for purposes of this analysis, no corporation or partnership used in the analysis is identical or directly comparable to the Partnership. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For gathering and processing corporations and partnerships, Evercore calculated the following trading multiples:

•

Enterprise Value/2023 EBITDA, which is defined as market value of equity, plus preferred equity (as applicable), plus noncontrolling interest, plus debt, and less cash (“Enterprise Value”), divided by estimated EBITDA for the calendar year 2023; and

•	Enterprise Value/2024 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2024.

•

Price/2023 Distributable Cash Flow, which is defined as distributable cash flow for MLPs and cash available for distributions for corporations for the calendar year 2023 divided by projected units or shares, as applicable, at year end, 2023; and

•

Price/2024 Distributable Cash Flow, which is defined as distributable cash flow for MLPs and cash available for distributions for corporations for the calendar year 2024 divided by projected units or shares, as applicable, at year end, 2024.

The mean and median Enterprise Value to EBITDA trading multiples of the gathering and processing corporations and partnerships are set forth below.

Benchmark (Gathering and Processing)	Mean	Median
Enterprise Value/2023 EBITDA	8.8x	8.9x
Enterprise Value/2024 EBITDA	8.4x	8.6x

The table below includes relevant multiple ranges selected by Evercore based on the resulting ranges of Enterprise Value to EBITDA multiples and certain other considerations related to the specific characteristics of the Partnership noted by Evercore.

Benchmark	Reference Range	Implied Enterprise Value Range ($ in millions)
Enterprise Value/2023 EBITDA	8.0x – 9.0x	$13,582 - $15,280
Enterprise Value/2024 EBITDA	8.0x – 9.0x	$12,621 - $14,199

After adjusting for preferred equity, noncontrolling interests, debt and cash as of December 31, 2022, and dividing by the number of Common Units outstanding as of December 31, 2022, Evercore determined an implied equity value per Common Unit range of (i) $37.84 to $45.91 based on 2023 EBITDA and (ii) $33.27 to $40.77 based on 2024 EBITDA based on the Projections. Evercore noted the range of Common Unit values implied by the analyses to be $33.27 to $45.91 based on the Projections and $33.41 to $40.99, $38.44 to $52.70 and $16.31 to $28.75 based on the Respective Cases.

The mean and median Price to Distributable Cash Flow trading multiples for the corporations and partnerships providing Gathering and Processing are set forth below.

Benchmark (Gathering and Processing)	Mean	Median
Price/2023 Distributable Cash Flow	7.3x	6.6x
Price/2024 Distributable Cash Flow	6.8x	6.2x

The table below includes relevant multiple ranges selected by Evercore based on the resulting range of Price to Distributable Cash Flow multiples and certain other considerations related to the specific characteristics of the Partnership noted by Evercore.

Benchmark	Reference Range
Price/2023 Distributable Cash Flow	6.5x – 7.5x
Price/2024 Distributable Cash Flow	6.0x – 7.0x

Evercore determined an implied equity value per Common Unit range of (i) $38.45 to $44.37 based on 2023 Distributable Cash Flow and (ii) $33.27 to $38.82 based on 2024 Distributable Cash Flow. Evercore noted that the full range implied by the analysis equaled $33.27 to $44.37 based on the Projections and $33.30 to $40.08, $37.36 to $50.33 and $19.79 to $29.52 based on the Respective Cases.

Precedent M&A Transaction Analysis

Evercore performed precedent M&A transaction analyses to derive an indicative valuation range for the Common Units of the Partnership.

a.     Gathering and Processing Transactions

Evercore reviewed transactions involving gathering and processing assets announced since February 2020 and selected seventeen transactions for its precedent M&A transaction analyses. Such transactions were selected because they involved the acquisition of gathering and processing assets and operations comparable to the Partnership’s gathering and processing operations, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to the Merger:

Date Announced	Acquiror / Target (Seller)
Oct-22	Summit Midstream / Outrigger DJ Midstream
Oct-22	Summit Midstream / Sterling DJ
Sep-22	Antero Midstream / Marcellus G&P System (Crestwood Equity Partners)
Jun-22	Targa Resources / Lucid Energy
Jun-22	DCP Midstream / James Lake System (Woodland Midstream II)
May-22	EnLink Midstream / Barnett Gathering and Processing System (Crestwood Equity Partners)
May-22	Crestwood Equity Partners / Sendero Midstream
Apr-22	Delek Logistics Partners / 3Bear Energy
Mar-22	Targa Resources / Southcross Energy Operating
Mar-22	Williams Companies / Trace Midstream
Jan-22	Enterprise Products Partners / Navitas Midstream Partners
Oct-21	Crestwood Equity Partners / Oasis Midstream
Oct-21	Altus Midstream / BCP Raptor/EagleClaw Midstream
Apr-21	EnLink Midstream LLC / Amarillo Rattler JV (Rattler Midstream Partners LP, Amarillo Midstream)
Aug-20	Citizen Energy II LLC / Blue Mountain Midstream LLC (Riviera Resources, Inc.)
Jul-20	CNX Resources Corporation / 46.9% stake in CNX Midstream Partners LP
Feb-20	Equitrans Midstream Corporation / EQM Midstream Partners

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected gathering and processing transactions were equal to 6.8x and 7.0x, respectively.

b.     Natural Gas Transportation Transactions

Evercore reviewed transactions involving natural gas transportation assets announced since April 2017 and selected fifteen transactions for its precedent M&A transaction analyses. Such transactions were selected because they involved the acquisition of natural gas transportation assets and operations comparable to the Partnership’s natural gas transportation operations, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to the Merger:

Date Announced	Acquiror / Target (Seller)
Dec-22	Williams Companies / MountainWest (Southwest Gas Holdings)
Sep-22	DT Midstream / 26.25% Ownership Interest in Millennium Pipeline (National Grid)
Jun-21	Kinder Morgan / Stagecoach Gas Services (Crestwood Equity Partners LP, Consolidated Edison Inc)
Feb-21	ArcLight Capital Partners LLC / 25% Interest in Natural Gas Pipeline Company of America LLC (Kinder Morgan)
Jul-20	Berkshire Hathaway Energy / Dominion Energy Natural Gas Transmission and Storage Business
Mar-20	ATCO Gas and Pipelines Ltd / Pioneer Pipeline (Tidewater Midstream and Infrastructure Ltd. & TransAlta Corp.)
Feb-20	Equitrans Midstream Corporation / EQM Midstream Partners, LP
Sep-19	NextEra Energy Partners, LP / Meade Pipeline Co LLC
Sep-19	Kinder Morgan / Corpus Christi Pipeline Network (Southcross)
Jan-19	NEXUS Gas Transmission, LLC (Enbridge Inc.; DTE Energy Company) / Generation Pipeline LLC
Feb-18	Tallgrass Energy GP, LP / 25.01% interest in Rockies Express Pipeline LLC (Tallgrass Development LP)
Nov-17	American Midstream Partners, LP / Trans-Union Interstate Pipeline (ArcLight Capital Partners, LLC)
Jul-17	Blackstone Energy Partners / 32.44% interest in Rover Pipeline (Energy Transfer Partners, LP)
Jun-17	TC Pipelines / 49.3% interest in Iroquois Gas Transmission System, LP and 11.8% interest in Portland Natural Gas Transmission (TransCanada Corp.)
Apr-17	Tallgrass Energy Partners, LP / 24.99% interest in Rockies Express Pipeline LLC (Tallgrass Development, LP)

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected natural gas transportation transactions were equal to 9.6x and 9.9x, respectively.

c.     NGL and NGL-Related Transportation Transactions

Evercore reviewed transactions involving NGL and NGL-related transportation gathering assets announced since May 2016 and selected nine transactions for its precedent M&A transaction analyses. Such transactions were selected because they involved the acquisition of NGL and NGL-related transportation assets and operations comparable to the Partnership’s NGL and NGL-related transportation operations, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to the Merger:

Date Announced	Acquiror / Target (Seller)
Jan-23	Targa Resources Corp / 25% interest in Grand Prix Pipeline (Blackstone Energy Partners)
Mar-22	ArcLight / 25% Interest in Gulf Coast Express Pipeline (Targa Resources)
Oct-21	Phillips 66 / Phillips 66 Partners
Aug-19	Pembina Pipeline Corporation / Cochin Pipeline (Kinder Morgan)
Jul-19	Altus Midstream / 33.0% interest in Shin Oak Pipeline (Enterprise Products Partners L.P.)
Oct-17	Blackstone Energy Partners / 25% interest in Grand Prix Pipeline (Targa Resources Corp)
Oct-16	Phillips 66 Partners LP / 30 crude oil, refined products and NGL logistics assets (Phillips 66)
Jun-16	Riverstone Investment Group LLC / 50% Partner Interest in Utopia Pipeline Project (Kinder Morgan, Inc.)
May-16	Phillips 66 Partners LP / Standish Pipeline and remaining 75% in Phillips 66 Sweeny Frac LLC (Phillips 66)

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected NGL and NGL-related transportation transactions were equal to 10.7x and 10.1x, respectively.

Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant implied multiples of Enterprise Value to EBITDA of 7.25x to 9.25x. Evercore then applied these ranges of selected multiples to 2022 EBITDA for the Partnership to derive a range of implied enterprise values. After adjusting for preferred equity, noncontrolling interests, debt and cash as of December 31, 2022, and dividing by number of Common Units outstanding as of December 31, 2022, Evercore determined an implied equity value per Common Unit range of $33.56 to $50.20 based on the Projections and $33.56 to $50.20, $32.28 to $48.61 and $32.28 to $48.61 based on the Respective Cases.

Other Presentations by Evercore

In addition to the presentation made to the Special Committee on January 5, 2023, the date on which Evercore delivered its opinion, as described above, Evercore made other written and oral presentations to the Special Committee on October 26, November 2, November 13, November 14, November 15, November 29, December 7, December 14, December 17 and December 19, 2022 and on January 5, 2023, which are referred to as the preliminary Evercore presentations. Copies of the preliminary Evercore presentations provided to the Special Committee by Evercore have been attached as exhibits to the Schedule 13E-3 related to the Merger. These written presentations and the written opinion will be available for any interested unitholder of the Partnership to inspect and copy at the Partnership’s executive offices during regular business hours.

None of the preliminary Evercore presentations, alone or together, constitutes an opinion of Evercore with respect to the Merger Consideration.

The information contained in the written and oral presentations made to the Special Committee on October 26, 2022 is substantially similar to the information provided in Evercore’s written presentation to the Special Committee on January 5, 2023, as described above, with the most substantive changes reflecting (i) the most recent offer from Phillips 66 as of the date of such preliminary Evercore presentation, (ii) updates to the WACC and trading multiple ranges utilized by Evercore in its valuation analyses and (iii) analyses with respect to commodity price sensitivity cases that were adjusted from the Projections as provided by management of the Partnership to reflect ranges of sensitivities.

The information contained in the written and oral presentations made to the Special Committee on November 2, 2022 is substantially similar to the information provided in Evercore’s written presentation to the Special Committee on January 5, 2023, as described above, with an additional analysis reviewing the potential tax impact to the Public Unitholders if a transaction were to be consummated based on information provided by the Partnership’s tax advisors.

The November 13, 2022 materials summarized the $38.25 per unit offer relative to various prices.

The November 14, 2022 materials analyzed historical and cumulative distributions of the Partnership to unitholders.

The November 15, 2022 materials provided a comparison of historical and current financial projections relative to commodity price forecasts and presented historical multiples and share price performance in comparison to certain of its peers.

The November 29, 2022 materials analyzed the $39.25 per unit offer relative to various prices and provided summary valuation ranges of the Partnership along with corresponding updates to the WACC and trading multiple ranges utilized by Evercore in its valuation analyses.

The December 7, 2022 materials summarized the $39.75 per unit offer relative to various prices.

The December 14, 2022 materials analyzed the historical trading multiples of the Partnership in comparison to certain of its peers.

The December 17, 2022 materials provided a comparison of the historical share/unit performance and trading multiples performance of the Partnership relative to certain of its peers, a review of commodity prices from August 17, 2022 to December 16, 2022, and a summary of the $40.50 per unit offer relative to various prices.

The December 19, 2022 materials analyzed the $41.00 per unit offer relative to various prices and provided summary valuation ranges of the Partnership along with corresponding updates to the WACC and trading multiple ranges utilized by Evercore in its valuation analyses.

Each of the analyses performed in these preliminary Evercore presentations was subject to further updating and subject to the final analyses presented to the Special Committee on January 5, 2023, by Evercore. Each of these analyses was necessarily based on financial, economic, market and other conditions as they existed and as could be evaluated by Evercore as of the dates on which Evercore performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information, and not all of the written and oral presentations contained all of the financial analyses included in the January 5, 2023 presentation.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the Merger, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion to the Special Committee. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the Merger Consideration. No company used in the above analyses as a comparison is directly comparable to the Partnership and no precedent transaction used is directly comparable to the Merger. Furthermore, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the corporations, MLPs or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Partnership and its advisors.

Evercore prepared these analyses solely for the information and benefit of the Special Committee and for the purpose of providing an opinion to the Special Committee as to whether the Merger Consideration is fair, from a financial point of view, to the Partnership and the Public Unitholders. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the opinion was approved by an opinion committee of Evercore.

Except as described above, the Special Committee imposed no other instruction or limitation on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. The terms and conditions of the Merger Agreement and the related terms and conditions of the transaction were determined through negotiations between the Special Committee and Phillips 66. Evercore did not recommend any specific consideration to the Special Committee or recommend that any specific consideration constituted the only appropriate consideration in the Merger. Evercore’s opinion was only one of many factors considered by the Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee with respect to the Merger or the Merger Consideration.

Under the terms of Evercore’s engagement letter with the Partnership and the Special Committee, the Partnership has agreed to pay Evercore a fee of $1,500,000 upon rendering its opinion and a closing fee of $1,000,000 upon the closing of the Merger. Evercore also accrued a fee of $500,000 upon execution of its engagement letter with the Partnership and the Special Committee. In addition, the Partnership has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, officers, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of its engagement, or to contribute to payments which any of such persons might be required to make with respect to such liabilities. Evercore’s engagement letter with the Partnership includes a consent for use of Evercore’s opinion in the Partnership’s SEC filings related to the proposed Merger, including this information statement.

During the two-year period prior to the date of Evercore’s opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to the Partnership or Phillips 66 and Evercore did not receive any compensation from the Partnership or Phillips 66 during such period. Evercore represented the Conflicts Committee of the board of directors of the general partner of Phillips 66 Partners LP in negotiating the terms of its 2022 merger with Phillips 66. Evercore may provide financial advisory or other services to the Partnership and Phillips 66 in the future, and in connection with any such services Evercore may receive compensation.

Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Partnership, Phillips 66, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Partnership or Phillips 66.

Financial Advisor Discussion Materials Provided to Phillips 66

Phillips 66 retained Barclays to act as its financial advisor in connection with evaluating the Merger. Barclays provided, at Phillips 66’s request, certain preliminary discussion materials to Phillips 66, including preliminary discussion materials dated August 30, 2022 and discussion materials dated January 3, 2023 (the “Barclays Discussion Materials”).

The Barclays Discussion Materials are included as exhibits to the Schedule 13E-3 relating to the Merger and are incorporated herein by reference in their entirety. The description of the Barclays Discussion Materials set forth below is qualified in its entirety by reference to the full text of such materials. You are urged to read the Barclays Discussion Materials carefully and in their entirety. The

Barclays Discussion Materials were provided for the information and benefit of Phillips 66 in connection with its evaluation of the Merger. Barclays was not requested to, and it did not, provide to Phillips 66 or any other person any (i) opinion (whether as to the fairness of any consideration, including, without limitation, the Merger Consideration, or otherwise), (ii) valuation of the Partnership for the purpose of assessing the fairness of the Merger Consideration to any person or (iii) recommendation as to how to vote or act on any matters relating to the proposed Merger or otherwise. The Barclays Discussion Materials were provided for the use and benefit of Phillips 66 in its consideration of the Merger and did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Phillips 66 or the Partnership, nor did they address the underlying business decision by Phillips 66 or the Partnership to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. The Barclays Discussion Materials were preliminary in certain cases and informational and were based on financial forecasts and other information and data available to Barclays as of the date such materials were prepared rather than as of the date of the execution of the Merger Agreement. Because Barclays was not requested to, and did not, deliver a fairness opinion in connection with the Merger, it did not follow and was not required to follow all of the procedures in preparing the Barclays Discussion Materials that it would ordinarily follow in connection with delivering a fairness opinion. The Barclays Discussion Materials should not be construed as creating any fiduciary duty on Barclays’ part to Phillips 66 or any other person and such materials are not intended to be, and do not constitute, a recommendation to Phillips 66 or any other person in respect of the Merger.

In preparing the Barclays Discussion Materials, Barclays assumed and relied upon the accuracy and completeness of the financial and other information (including but not limited to with respect to the business, operations and prospects of the Partnership furnished to Barclays by Phillips 66, including financial projections of the Partnership prepared by the management of the Partnership) used by Barclays without any independent verification of such information (and has not assumed responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of the management of Phillips 66 they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts relating to the Partnership prepared and furnished to Barclays by management of the Partnership, upon the advice of Phillips 66, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of management of the Partnership as to the future financial performance of the Partnership and that the Partnership will perform substantially in accordance with such projections. Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. Barclays assumed no responsibility for updating or revising the Barclays Discussion Materials on events or circumstances that may have occurred after each date thereof.

In connection with preparing the Barclays Discussion Materials, Barclays reviewed (i) a comparison of the historical financial results and present financial conditions of the Partnership and Phillips 66 with those of other companies that Barclays deemed relevant, (ii) a comparison of the financial terms of the proposed Merger with the financial terms of certain other transactions that Barclays deemed relevant and (iii) published estimates of independent research analysts with respect to the future financial performance and price targets of the Partnership. In addition, Barclays had discussions with the management of Phillips 66 and the Partnership concerning their respective business operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses, and investigations as Barclays deemed appropriate.

For the purpose of its analysis and preparing the Barclays Discussion Materials, Barclays further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof.

Barclays did not conduct a physical inspection of the properties or facilities of the Partnership or Phillips 66, and Barclays did not make, nor assume any responsibility for making, any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Partnership or Phillips 66, nor was Barclays furnished with any such valuations or appraisals, nor did Barclays evaluate the solvency or fair value of the Partnership or Phillips 66 under any state or federal laws relating to bankruptcy, insolvency or similar matters. The Barclays Discussion Materials were necessarily based upon information made available to Barclays as of the date of such materials and financial, economic, market and other conditions as they existed and as could be evaluated on the date of such materials. It is understood that subsequent developments may affect the Barclays Discussion Materials and that Barclays does not have any obligation to update, revise or reaffirm such materials.

Barclays was not asked to pass upon and expressed no opinion with respect to any matter. Barclays did not express any view on, and the Barclays Discussion Materials did not address, the fairness of the proposed Merger to, or any consideration (including the Merger Consideration) received in connection therewith by, the holders of any class of securities, creditors or other constituencies of the Partnership, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Partnership, or any class of such persons, whether relative to the Merger Consideration or otherwise. Barclays was not asked to pass upon, did not express any view on, and the Barclays Discussion Materials did not address, any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement.

Barclays did not address the relative merits of the Merger as compared to other business or financial strategies that might have been available to Phillips 66 or the Partnership, nor did it address the underlying business decision of Phillips 66 or the Partnership to engage in the Merger. Barclays was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Common Units or any business combination or other extraordinary transaction involving Phillips 66 or the Partnership. Barclays did not make, and the Barclays Discussion Materials did not constitute, a recommendation to Phillips 66 or to any other persons in respect of the Merger, including as to how any person should vote or act in respect of the Merger. Barclays did not express any opinion as to the price at which the Common Units or the common equity of Phillips 66 would trade at any time. Barclays was not requested to, and did not, provide any tax advice or express any opinion as to any tax or other consequences that might result from the Merger, nor did Barclays address any legal, tax, regulatory or accounting matters, as to which Barclays understood Phillips 66 had obtained such advice as it deemed necessary from other qualified professionals.

Summary of Barclays Discussion Materials

The following description of the Barclays Discussion Materials is qualified in its entirety by reference to the relevant Barclays Discussion Materials included as an exhibit to the Schedule 13E-3 related to the Merger, which is incorporated herein by reference. Such description does not purport to be complete, nor does it represent the relative importance or weight given to those analyses by Barclays.

August 30, 2022 Discussion Materials

Barclays made a written presentation to Phillips 66 management on August 30, 2022 that, among other things.

•

compared the relative trading performance of the Common Units over various periods to Phillips 66 and the following nine companies that Barclays deemed relevant: Antero Midstream Corporation, Crestwood Equity Partners LP, DT Midstream, Inc., EnLink Midstream LLC, Equitrans Midstream Corporation, Kinetik Holdings Inc., ONEOK, Inc., Targa Resources Corp. and Western Midstream Partners LP; noting, among other things, that over a one-year period from August 26, 2021 to August 26, 2022, the mean (on a volume weighted average basis) and median trading prices of the peer group companies had increased by 35.4% and 23.4%, respectively, as compared to 43.6% for the Common Units;

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compared the Partnership’s relative valuation to the same nine peer group companies based on current market values as compared to analyst consensus forecasts for each of 2022, 2023 and 2024, noting that: (i) the median enterprise value to EBITDA multiples for the selected peer group companies over the period were 9.4x, 8.4x and 8.3x, respectively, as compared to 8.1x, 8.1x and 8.5x for the Partnership; (ii) the median debt to EBITDA multiples for the selected peer group companies over the period were 3.9x, 3.5x and 3.4x, respectively, as compared to 3.0x, 3.0x and 3.2x for the Partnership; and (iii) the median levered free cash flow yields for the selected peer group companies over the period were 6.7%, 11.3% and 14.2%, respectively, as compared to 12.9%, 13.5% and 13.5% for the Partnership;

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compared the Partnership’s last quarter annualized distribution yield to the same nine selected peer group companies, noting that the median yield for the selected peer group companies was 6.3%, as compared to 4.5% for the Partnership;

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compared the Partnership’s research analyst price targets to the same nine selected peer group companies, noting that the median analyst price target for the Common Units represented an 18% premium to the current trading price for the Common Units;

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reviewed transaction multiples and premiums paid in certain midstream and MLP transactions that Barclays deemed relevant, noting that: (i) the mean and median enterprise value to EBITDA multiples in selected transactions involving assets that Barclays deemed similar to those of the Partnership were 9.4x and 9.7x, respectively; (ii) the mean and median enterprise value to EBITDA multiples in selected public merger transactions involving companies with characteristics that Barclays deemed similar to the Partnership were 9.2x and 8.0x, respectively; and (iii) the mean and median premiums paid (relative to the unaffected trading price) in selected MLP take-private transactions were 11.8% and 11.2%, respectively, for all of the selected transactions, and 13.3% and 11.9%, respectively, for the selected transactions involving all-cash consideration;

•	included an illustrative analysis of Public Unitholders’ cost basis; and

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at Phillips 66 management’s direction, based on a range of hypothetical purchase price outcomes, calculated implied (i) Partnership equity values and enterprise values; (ii) premiums or discounts to various historic and analyst target trading prices; and (iii) using analyst consensus forecasts for each of 2022, 2023, and 2024, implied Partnership enterprise and equity value multiples, distribution yields and leverage ratios.

January 3, 2023 Discussion Materials

Barclays also made a written presentation to Phillips 66 management on January 3, 2023 relating to the offers made to the Special Committee and counteroffers received from the Special Committee. The January 3, 2023 presentation referenced, for information purposes only, (i) a summary of the offers made to the Special Committee and counteroffers received from the Special Committee, including, in each case, the implied premium or discount of such offer or counteroffer to various historic trading prices of the Common Units, and (ii) at Phillips 66 management’s direction, calculations of the implied multiples and yields based on the offers and counteroffers made as of January 3, 2023.

The purpose of the Barclays Discussion Materials was to summarize and present to Phillips 66 management, solely for illustrative and comparative purposes, certain financial data with respect to precedent transactions, relative trading price and other market information and comparative financial metrics. The information contained in the Barclays Discussion Materials is based exclusively on publicly available market data or forecasts or other information provided to Barclays by management of the Partnership or Phillips 66. Barclays did not independently verify any of such data or conduct any independent valuation of the Common Units. The Barclays Discussion Materials do not contain any independent findings or recommendations with respect to, and do not express any opinion as to, the value of the Common Units or the fairness of the Merger Consideration.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in financial advisory services in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Phillips 66 selected Barclays because of its qualifications, reputation and experience in mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed Merger.

Phillips 66 engaged Barclays to act as its financial advisor in connection with the proposed Merger pursuant to an engagement letter dated as of December 23, 2022, by and between Barclays and Phillips 66. Accordingly, as compensation for Barclays’ services in connection with the proposed Merger, Phillips 66 will pay Barclays an advisory fee of up to $6,000,000 upon completion of the proposed Merger, a portion of which is discretionary. In addition, Phillips 66 has agreed to reimburse Barclays for a portion of its reasonable out-of-pocket expenses incurred in connection with the proposed Merger and to indemnify Barclays for certain liabilities that may arise out of its engagement.

Barclays, its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Phillips 66 and the Partnership for its own account and for the accounts of Barclays’ customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Barclays has performed various investment banking and financial services for Phillips 66, the Partnership, and their respective affiliates in the past, and is likely to perform such services in the future, and has received, and is likely to receive, customary fees for such services. Specifically, in the past two years, Barclays and its affiliates have performed, or currently are performing, certain investment banking and financial services specifically for Phillips 66 and have received customary fees for rendering such services.

During the past two years, the aggregate fees received by Barclays that were attributed to Phillips 66 and its affiliates, according to Barclays’ systems and processes, were less than approximately $3,000,000 in investment banking fees. Barclays did not receive investment banking fees from the Partnership during this period. In the future, Barclays and its affiliates may provide additional investment banking and financial services to Phillips 66 and its affiliates and may receive customary fees for rendering such services.

Position of the Phillips 66 Filing Parties as to the Fairness of the Merger

Under the SEC rules governing “going private” transactions, each of the Phillips 66 Filing Parties is an affiliate of the Partnership that is required to express its belief as to the fairness of the Merger to the Public Unitholders. The Phillips 66 Filing Parties are making the statements included in this section for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The Phillips 66 Filing Parties did not participate in the deliberations of the Special Committee regarding, or receive advice from the Special Committee’s legal or financial advisor as to, the fairness of the Merger to the Public Unitholders. The Phillips 66 Filing Parties did not undertake an independent evaluation of the fairness of the Merger to the Public Unitholders or engage a financial advisor for such purposes. Phillips 66 engaged Barclays to act as its financial advisor in connection with the Merger, but Barclays was not asked to pass upon and expressed no opinion with respect to any matter. Barclays did not express any view on the fairness of the proposed Merger to, or any consideration (including the Merger Consideration) received in connection therewith by, the holders of any class of securities, creditors or other constituencies of the Partnership.

However, based on the (i) the procedural safeguards implemented during the negotiation of the Merger Agreement, which included delegation by the GP Board to the Special Committee of the authority to (1) to review, evaluate, consider and negotiate the proposed Merger, (2) to approve or reject, as the case may be, the Partnership entering into the proposed Merger and the agreements related thereto, with such approval, if any, constituting “Special Approval” for all purposes under the Partnership Agreement, including Section 7.9(a) thereof, the DCP GP LLC Agreement, including Section 6.09(a) thereof, and the GP Partnership Agreement, including Section 7.9(a) thereof, (3) to make all determinations and take all actions with respect to the proposed Merger and the agreements related thereto as may be authorized and contemplated under such agreements, the Partnership Agreement, the GP Partnership Agreement and the DCP GP LLC Agreement, and (4) if so approved, to recommend approval of the proposed Merger to the full GP Board; and (ii) the other factors, analyses and determinations of the Special Committee (see “ —Reasons for Approval of the Merger Agreement by the Special Committee and the GP Board”), which the Phillips 66 Filing Parties expressly adopt, the Phillips 66 Filing Parties believe that the Merger (which is the Rule 13e-3 transaction for which the Schedule 13E-3 was filed with the SEC) is both procedurally and substantively fair to the Public Unitholders.

The Phillips 66 Filing Parties did not consider the Partnership’s net book value, which is an accounting concept defined as total assets minus total liabilities, because the Phillips 66 Filing Parties believe that net book value is not a material indicator of the value of the Partnership as a going concern. The Phillips 66 Filing Parties also did not consider the liquidation value of the Partnership’s assets, and did not perform a liquidation analysis, because the Phillips 66 Filing Parties consider the Partnership to be a viable going concern. Therefore, no appraisal of liquidation value was sought for purposes of valuing the Common Units, and the Phillips 66 Filing Parties believe that the liquidation value of the Partnership’s assets is irrelevant to a determination of whether the Merger is fair to the Public Unitholders. The Phillips 66 Filing Parties were not aware of, and did not consider, any firm offers or proposals made by any unaffiliated person during the past two years for (i) a merger or consolidation of the Partnership with another company; (ii) the sale or transfer of all or substantially all of the Partnership’s assets; or (iii) the purchase of securities of the Partnership that would enable such person to exert control of or significant influence over the Partnership. The Phillips 66 Filing Parities were not aware of, and thus did not consider, any purchases by the Partnership of Common Units during the past two years.

The Phillips 66 Filing Parties considered the current and historical market prices of the Common Units; however, it was the belief of the Phillips 66 Filing Parties that market trends do not necessarily reflect the Partnership’s underlying business or financial condition. The Phillips 66 Filing Parties implicitly considered the going concern value of the Partnership by taking into account the Partnership’s current and anticipated business, financial conditions, results of operations, prospects and other forward-looking matters. The Phillips 66 Filing Parties did not, however, explicitly calculate a specific going concern value of the Partnership because the Phillips 66 Filing Parties did not believe there was a single method for determining going concern value. Further, in light of the fact that the Phillips 66 Filing Parties already have, and will continue to have, control of the Partnership, and that the Phillips 66 Filing Parties continue to desire to retain their controlling interest in the Partnership, the Phillips 66 Filing Parties do not believe that it would be appropriate to value the Public Common Units on a basis that includes a control premium.

The foregoing discussion of the information and factors considered by the Phillips 66 Filing Parties is not intended to be exhaustive, but includes the factors considered by the Phillips 66 Filing Parties that each believed to be material to the determination of whether the Merger is fair to the Public Unitholders for the purpose of complying with Rule 13e-3 and the related rules under the Exchange Act. The Phillips 66 Filing Parties did not find it practical to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger. Rather, the Phillips 66 Filing Parties considered the totality of the information presented to and considered by the Phillips 66 Filing Parties in reaching their position as to the fairness of the Merger.

Purposes and Reasons of the Phillips 66 Filing Parties for the Merger

Under the SEC rules governing “going private” transactions, each of the Phillips 66 Filing Parties is an affiliate of the Partnership that is required to express its purpose and reasons for the Merger to the Public

Unitholders. The Phillips 66 Filing Parties are making the statements included in this section for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

If the Merger is completed, all of the Common Units will become owned directly or indirectly by Phillips 66 and DCP Midstream. The Phillips 66 Filing Parties noted that market trends have led to numerous transactions involving MLPs, including buy-ins of MLPs by their corporate sponsors, acquisitions of MLPs by third parties, conversions of MLPs to corporations for U.S. federal income tax and state law purposes and simplifications of MLPs in which incentive distribution rights are modified or eliminated to improve the MLP’s overall cost of capital. The overall result of these transactions, combined with a lack of initial public offerings by MLPs in recent years, has been a significant reduction in the number of outstanding MLPs.

The Phillips 66 Filing Parties’ purpose of the Merger is for Phillips 66 to acquire all of the Public Common Units, with the result that Phillips 66 and DCP Midstream will, collectively, own 100% of the Common Units and will bear the rewards and risks of such ownership after the Common Units cease to be publicly traded.

The Phillips 66 Filing Parties believe that Phillips 66’s acquisition of all of the Public Common Units will provide greater operational flexibility to further integrate the Partnership’s business and assets with Phillips 66’s Midstream segment, which the Phillips 66 Filing Parties believe will increase the operational size and scale of Phillips 66’s Midstream segment, improve the Partnership’s cost structure and result in synergies for the benefit of the Phillips 66 Filing Parties.

The Phillips 66 Filing Parties have undertaken to pursue the Merger for the reasons described above. The Phillips 66 Filings Parties determined to pursue the Merger at this time, as opposed to any previous time, because Phillips 66 did not have the power to manage all activities of DCP Midstream associated with the Partnership, DCP GP LLC and the General Partner prior to August 17, 2022 (see “—Background of the Merger” and “Past Contacts, Negotiations, Transactions and Agreements—DCP Midstream Transaction”). Although the Phillips 66 Filing Parties believe that there will be opportunities associated with their investment in the Partnership, the Phillips 66 Filing Parties realize that there are also risks (including the risks and uncertainties relating to the prospects of the Partnership) and that such opportunities may never be fully realized. Further, following the Merger, there will be no trading market for the Common Units.

The Phillips 66 Filing Parties believe that structuring the proposed Merger as a merger transaction is preferable to other transaction structures because it provides a prompt and orderly transfer of ownership of the Public Common Units in a single step, without the necessity of additional Public Common Unit purchases by Phillips 66, either through a tender offer, individually negotiated purchases or open market purchases, and without incurring additional transaction costs associated with such activities. Further, the Merger provides an opportunity for the Public Unitholders to receive a premium for their Common Units.

The foregoing discussion of the information and factors considered by the Phillips 66 Filing Parties is not intended to be exhaustive, but includes the factors considered by the Phillips 66 Filing Parties that each believed to be material to its determination. The Phillips 66 Filing Parties did not find it practical to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their determinations. Rather, the Phillips 66 Filing Parties considered the totality of the information presented to and considered by the Phillips 66 Filing Parties in reaching their determinations.

Effects of the Merger

Pursuant to the Merger Agreement, at the Effective Time, Merger Sub, an indirect wholly owned subsidiary of Phillips 66, will merge with and into the Partnership, the separate existence of Merger Sub will cease and the Partnership will survive and continue to exist as a Delaware limited partnership and each Public Common Unit will be converted into the right to receive the Merger Consideration. Following the completion of the Merger, (i) the Public Unitholders will no longer own Common Units, (ii) the Common Units will cease to be listed on the NYSE and will no longer be publicly traded, (iii) the Common Units will be deregistered under the Exchange Act as promptly as practicable following the Effective Time and (iv) PDI will own approximately 43.6% of the Common Units, DCP Midstream will own approximately 24.4% of the Common Units and the General Partner will own approximately 32.1% of the Common Units.

The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into a number of new Common Units in the Partnership as the surviving entity in the Merger equal to the number of Public Common Units converted into the right to receive the Merger Consideration.

The Common Units owned by DCP Midstream and the General Partner, the Preferred Units and the non-economic general partner interest in the Partnership will each be unaffected by the Merger and will remain, immediately following the Effective Time, issued and outstanding and no consideration will be paid in respect thereof. Any Common Units owned by the Partnership or its wholly owned subsidiaries immediately prior to the Effective Time will be automatically canceled and cease to exist and no consideration will be paid in respect thereof.

If the Merger is completed, the Common Units will be delisted on the NYSE, will cease to be traded publicly and, as promptly as practicable following the Effective Time, will be deregistered under the Exchange Act. Holders of Public Common Units will no longer have any interest in the Partnership’s future earnings or growth with respect to the Common Units. The receipt of cash by a U.S. Common Unitholder in exchange for Public Common Units pursuant to the Merger will have the U.S. federal tax consequences described under “Material U.S. Federal Income Tax Consequences of the Merger.”

The Partnership’s net book value (calculated as total assets minus total liabilities) for the year ended December 31, 2022 was approximately $6,036 million and the Partnership’s net income for the year ended December 31, 2022 was approximately $1,056 million. The following table sets forth the Phillips 66 Filing Parties’ interests in the Partnership’s net book value and net income before and after the Merger, based on the Partnership’s December 31, 2022 financial data.

	Pre-Merger			Post-Merger
($ in millions)	% Ownership of Common Units	Interest in Net Book Value	Interest in Net Income	% Ownership of Common Units	Interest in Net Book Value	Interest in Net Income
Phillips 66 Filing Parties	56.4%	$3,252	$555	100%	$5,755	$982
Public Unitholders	43.6%	$2,503	$427	—	—	—
Preferred Units	—	$262	$70	—	$262	$70
Noncontrolling interests	—	$25	$4	—	$25	$4
Accumulated other comprehensive loss	—	$(6)	—	—	$(6)	—

Total	100%	$6,036	$1,056	100%	$6,036	$1,056

Primary Benefits and Detriments of the Merger

Benefits and Detriments to the Public Unitholders

The primary benefits of the Merger to the Public Unitholders, who will not have a continuing interest in the Common Units following the Merger, include the following:

•	The receipt by the Public Unitholders of $41.75 per Public Common Unit in cash, without interest, which represents a 20.1% premium to the price per Common Unit on August 17, 2022 (the unaffected closing trading price prior to Phillip 66’s public announcement of its proposal of the buy-in offer) and a 23.2% premium to the volume-weighted average price of the Common Units for the 20-day period ending on August 17, 2022.

•

The elimination of downside risk associated with continued ownership of the Common Units, including any possible decrease in future revenues, cash available for distributions, growth or value of the Partnership following the Merger.

The primary detriments of the Merger to the Public Unitholders, who will not have a continuing interest in the Common Units following the Merger, including the following:

•

Public Unitholders will cease to have an interest in the Partnership with respect to their Common Units and, therefore, will no longer benefit from possible increases in the future revenues, cash available for distribution, growth or value of the Partnership or payment of distributions on the Common Units, if any.

•	The all-cash aspect of the Merger Consideration does not allow the Public Unitholders to benefit from any synergies that may result from the Merger.

•

For U.S. federal income tax purposes, the receipt of cash by the Public Unitholders in exchange for Common Units in the Merger generally will be a taxable transaction and may result in the recognition of taxable gain and income by the Public Unitholders, depending on each Public Unitholder’s particular circumstances.

Benefits and Detriments to the Partnership and the Phillips 66 Filing Parties

The primary benefits of the Merger to the Partnership and the Phillips 66 Filing Parties include the following:

•	The Merger will enable Phillips 66 to focus on managing the assets of the Partnership for Phillips 66 and its stockholders and DCP Midstream.

•	Phillips 66 and its affiliates, as the owners of all of the Common Units, will become the beneficiaries of any savings resulting from the streamlining of general and administrative expenses.

•

The value of Phillips 66’s and its affiliates’ equity investment could increase because of possible increases in future revenues and cash flow, increases in the underlying value of the Partnership or the payment of distributions, if any, that would accrue to Phillips 66 and its affiliates.

The primary detriments of the Merger to the Partnership and the Phillips 66 Filing Parties include the following:

•	The loss of a public market as a reference point for the value of the Partnership’s assets.

•	The Merger will result in the Partnership’s loss of the Common Units as a publicly traded acquisition currency.

•	The Partnership’s Projections may not be realized, which could result in the future impairment of Phillips 66’s investment in the Partnership.

•	The potential benefits sought in the Merger may not be realized.

Interests of the Directors and Executive Officers of DCP GP LLC in the Merger

In reading this information statement, holders of Common Units should be aware that some of the directors and executive officers of DCP GP LLC have interests in the Merger that may be different from, or in addition to, those of the holders of Common Units generally. The Special Committee and the GP Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and making their recommendations.

Existing Relationships of Phillips 66 Officers with the Partnership

Certain persons associated with Phillips 66 (or one or more of its subsidiaries) have a relationship with the Partnership. Pursuant to the DCP Midstream LLC Agreement, Phillips 66, through its wholly owned subsidiary, has the authority and power to elect all members of the GP Board. Accordingly, Phillips 66 has appointed certain directors of the GP Board and has the ability to remove each of the directors of the GP Board, including, subject to the terms of the Merger Agreement restricting the removal of the Special Committee members during the pendency of the Merger Agreement, each of the members of the Special Committee.

In addition, certain of the directors on the GP Board also serve as executive officers of Phillips 66 (or one or more of its subsidiaries). See “Business and Background of Natural Persons.”

Compensation of the Special Committee

Members of the GP Board that are not officers or employees of DCP GP LLC or its affiliates receive compensation for their service on the GP Board in the form of an annual cash retainer and annual grant of Common Units. In 2022, the members of the Special Committee each received (i) an annual cash retainer of $90,000 and (ii) an annual grant of 3,800 Common Units for their service on the GP Board. In addition, in 2022, (i) Mr. Waycaster received an additional annual cash retainer of $20,000 for his service as chairman of the Special Committee, (ii) Mr. Kimble received an additional annual cash retainer of $20,000 for his service as chairman of the audit committee of the GP Board and (iii) Mr. Fowler received an additional annual cash retainer of $5,000 for his service as chairman of the sustainability committee of the GP Board.

The members of the Special Committee did not receive any additional compensation for their participation with the transaction process.

Beneficial Ownership of Common Units

Certain of the directors and executive officers of DCP GP LLC hold Common Units and will be entitled to receive the Merger Consideration. See “Unit Ownership of Certain Beneficial Owners, Directors and Executive Officers” for more information.

Treatment of Partnership Equity Awards

Certain executive officers of DCP GP LLC hold equity incentive awards granted under the Partnership LTIP. Such awards consist of: (i) phantom Common Units with vesting conditioned upon continued service (“Partnership RPUs”); (ii) phantom Common Units with vesting conditioned upon the achievement of certain performance metrics (“Partnership SPUs”); and (iii) distribution equivalent rights granted in tandem with a Partnership SPU award or a Partnership RPU award (“Partnership DERs”).

Pursuant to the Merger Agreement, at the Effective Time:

•

Each unvested Partnership SPU award will convert into an award, to the extent practicable on the same terms and conditions as were applicable to the corresponding Partnership SPU award (other than any performance-based vesting conditions), of Phillips 66 restricted stock units (“Phillips 66 RSUs”) that relates to a number of shares of Phillips 66 common stock equal to the product of (i) the number of Common Units subject to the corresponding Partnership SPU award as of immediately prior to the Effective Time (assuming that any performance-based vesting conditions applicable to such Partnership SPU award for any performance period that has not been completed as of the Effective Time are achieved (y) based on actual performance, to the extent actual performance can reasonably be determined as of the Effective Time, and (z) at “target” performance, to the extent actual performance cannot reasonably be determined as of the Effective Time, in each case, as may be determined by the GP Board (or any committee administering any Partnership long-term incentive plan) in its reasonable discretion), multiplied by (ii) the ratio obtained by dividing (1) the Merger Consideration by (2) the average between the highest and lowest sales price per share of Phillips 66 common stock on the last trading day prior to the Effective Time (the “Award Exchange Ratio”), rounded up to the nearest whole share.

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Each unvested Partnership RPU award will convert into an award, to the extent practicable on the same terms and conditions as were applicable to the corresponding Partnership RPU award, of Phillips 66 RSUs relating to a number of shares of Phillips 66 common stock equal to the product of (i) the number of Common Units subject to the corresponding Partnership RPU award, multiplied by (ii) the Award Exchange Ratio, rounded up to the nearest whole share.

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Each award of Partnership DERs will convert into an award, to the extent practicable on the same terms and conditions as were applicable to the corresponding Partnership DER award, of a dividend equivalent right under a Phillips 66 equity incentive plan (each, a “Phillips 66 DER”), representing the right to receive dividends made by Phillips 66 on Phillips 66 common stock from and after the Effective Time with respect to the number of shares of Phillips 66 common stock subject to the corresponding Phillips 66 RSU award to which such Phillips 66 DER award relates. Any amounts accumulated but unpaid as of the Effective Time with respect to Partnership DERs associated with Partnership RPU awards will be paid from the Partnership at the Effective Time. The balance of accumulated but unpaid amounts in respect of Partnership DERs associated with Partnership SPU awards will be credited to the notional account associated with the Phillips 66 DER award and paid at the same time the underlying Phillips 66 RSU award is settled.

For additional information, see “Unit Ownership of Certain Beneficial Owners, Directors and Executive Officers” and “The Merger Agreement—Treatment of Partnership Equity Awards.”

Golden Parachute Compensation

The occurrence of the Merger will not result in the acceleration of payment of any cash incentive compensation awards or equity-based compensation awards held by any director or executive officer of DCP GP LLC, nor will it trigger any severance or other benefits to any director or executive officer of DCP GP LLC, including any “golden parachute” compensation as contemplated by Item 402(t) or Regulation S-K.

Indemnification; Directors’ and Officers’ Insurance

All of the directors and executive officers of DCP GP LLC will have continued indemnification and insurance coverage for their actions as directors and executive officers for a period of six years after the Effective Time of the Merger.

Material U.S. Federal Income Tax Consequences of the Merger

For U.S. federal income tax purposes, the receipt of cash in exchange for Public Common Units pursuant to the Merger will be a taxable transaction to U.S. Common Unitholders. A U.S. Common Unitholder who receives cash in exchange for Public Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between:

•

the sum of (i) the amount of any cash received by such U.S. Common Unitholder and (ii) such U.S. Common Unitholder’s share of the Partnership’s nonrecourse liabilities immediately prior to the Merger; and

•

such U.S. Common Unitholder’s adjusted tax basis in such Public Common Units (which includes such U.S. Common Unitholder’s share of the Partnership’s nonrecourse liabilities immediately prior to the closing of the Merger).

Gain or loss recognized by a U.S. Common Unitholder generally will be taxable as capital gain or loss. However, a portion of such gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to “unrealized receivables,” including depreciation recapture, or to substantially appreciated “inventory items” owned by the Partnership and its subsidiaries. Passive losses that were not deductible by a U.S. Common Unitholder in one or more prior taxable periods because they exceeded such U.S. Common Unitholder’s share of the Partnership’s income in such taxable periods may become available to offset a portion of the gain recognized by such U.S. Common Unitholder.

The U.S. federal income tax consequences of the Merger to a Common Unitholder will depend on such Common Unitholder’s particular circumstances. Each Common Unitholder (including holders of Common Units that are not U.S. Common Unitholders) should consult its own tax advisors regarding the tax consequences of the exchange of Common Units for cash pursuant to the Merger in the light of such Common Unitholder’s particular circumstances (including the application and effect of any state, local, or foreign income or other tax laws).

See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 75 for a more complete discussion of certain U.S. federal income tax consequences of the Merger.

Ownership of the Partnership After the Merger

Upon completion of the Merger, (i) all of the Common Units will be owned by PDI, DCP Midstream and the General Partner, (ii) the General Partner will continue to own the non-economic general partner interest and will continue as the general partner of the Partnership and (iii) the holders of Preferred Units immediately prior to the Effective Time will continue to own the Preferred Units.

Regulatory Approvals Required for the Merger

None of the Partnership or the Phillips 66 Filing Parties are aware of any federal or state regulatory approval required in connection with the Merger, other than compliance with applicable federal securities laws and applicable Delaware law.

Financing of the Merger

The total amount of funds necessary for Phillips 66 to consummate the Merger, including expenses related thereto, is anticipated to be approximately $3.8 billion, which Phillips 66 expects to fund with a combination of cash on hand, proceeds from the offering of the Notes (as defined below) and borrowings under the Term Loan (as defined below). The Merger is not subject to any financing condition and Phillips 66 does not anticipate any difficulties obtaining the cash required to fund the Merger.

Term Loan

On March 27, 2023, Phillips 66 Company entered into a $1.5 billion delayed draw term loan agreement with a syndicate of banks and other financial institutions party thereto and Mizuho Bank, Ltd., as administrative agent (the “Term Loan”). The Term Loan is guaranteed by Phillips 66. The Term Loan provides for a single borrowing during a 90-day period that commenced on March 27, 2023, and matures on the third anniversary of the funding date. The Term Loan contains customary covenants similar to those contained in Phillips 66 Company’s revolving credit facility, including a maximum consolidated net debt-to-capitalization ratio of 65% as of the last day of each fiscal quarter. The Term Loan has customary events of default, such as nonpayment of principal when due; nonpayment of interest, fees or other amounts after grace periods; and violation of covenants. Phillips 66 Company may at any time prepay outstanding borrowings under the Term Loan, in whole or in part, without premium or penalty. Outstanding borrowings under the Term Loan bear interest at either the adjusted term secured overnight financing rate in effect from time to time, plus the applicable margin, or the applicable reference rate, plus the applicable margin. The pricing levels for interest rate margins are determined based on the ratings in effect for Phillips 66 Company’s senior unsecured long-term debt from time to time, and the interest rate margins increase on the second anniversary of the funding date. Funding under the Term Loan is subject to Phillips 66 Company delivering confirmation to the administrative agent that the closing of the Merger has occurred within the prior 30 days or will occur within three business days of the requested funding date, in addition to other customary conditions.

Senior Notes due 2027 and 2033

On March 29, 2023, Phillips 66 Company completed the offering of $750,000,000 aggregate principal amount of its 4.950% Senior Notes due 2027 (the “2027 Notes”) and $500,000,000 aggregate principal amount of its 5.300% Senior Notes due 2033 (the “2033 Notes” and, together with the 2027 Notes, the “Notes”). The Notes are fully and unconditionally guaranteed by Phillips 66. The 2027 Notes will mature on December 1, 2027 and the 2033 Notes will mature on June 30, 2033. The 2027 Notes bear interest at 4.950% per year, payable semi-annually on June 1 and December 1 of each year, beginning on December 1, 2023. The 2033 Notes bear interest at 5.300% per year, payable semi-annually on June 30 and December 30 of each year, beginning on December 30, 2023. Phillips 66 Company may elect to redeem any or all of the Notes at any time at specified prices, plus accrued and unpaid interest to the redemption date. Phillips 66 Company is required to redeem the Notes at a special mandatory redemption price equal to 101% of the aggregate principal amount of the Notes if (i) the Merger does not occur on or prior to 11:59 p.m., New York City Time, on December 31, 2023, (ii) the Merger Agreement is terminated prior to such date or (iii) Phillips 66 Company notifies the trustee of the Notes that the Merger will not be consummated on or prior to such date. The Notes rank equally with all other unsecured and unsubordinated debt of Phillips 66 Company and rank senior to all other subordinated debt of Phillips 66 Company. The Notes were issued pursuant to an indenture, dated as of May 5, 2022, among Phillips 66 Company, as issuer, Phillips 66, as guarantor, and U.S. Bank Trust Company, National Association, as trustee. The indenture contains customary events of default and customary covenants restricting Phillips 66 Company’s ability, with certain exceptions, to incur debt secured by liens, engage in sale/leaseback transactions and merge, consolidate or transfer all of its assets.

Except as described herein, there are no plans or arrangements at this time to repay or refinance the proceeds from the offering of the Notes or any amounts borrowed under the Term Loan.

Fees and Expenses Relating to the Merger

Generally, all fees and expenses incurred in connection with the Merger, including all legal, accounting, financial advisory, consulting and other fees and expenses of third parties, will be the obligation of the respective party incurring such fees and expenses, except that (i) Phillips 66 and the Partnership will each pay one half of the expenses incurred in connection with the filing of the Schedule 13E-3 and the filing, printing and mailing of this information statement and (ii) in the event of a material uncured breach resulting in a termination of the Merger Agreement, the breaching party will be liable for up to $3.0 million in reimbursement of expenses, as discussed below under “The Merger Agreement—Effect of Termination; Termination Expenses.”

Total fees and expenses incurred or expected to be incurred by the Partnership in connection with the Merger are estimated at this time to be as follows:

Amount to be Paid
Financial advisory fee and expenses	$2,040,000
Legal, accounting and other professional fees	$750,000
Printing and mailing costs and filing fees	$350,000
Total	$3,140,000

Phillips 66 and its affiliates (other than DCP GP LLC, the General Partner and the Partnership) are expected to incur and pay fees and expenses of approximately $20.7 million in connection with the Merger, consisting primarily of legal, accounting and other professional fees, financial advisory fees and financing costs.

Certain Legal Matters

General

Pursuant to the Merger Agreement, the parties have agreed to cooperate with each other to make all necessary, proper or advisable filings with any applicable governmental authorities and to obtain promptly all governmental approvals and consents necessary to consummate the Merger, subject to certain exceptions and limitations.

Certain Litigation

Currently, the Partnership is not aware of any pending litigation related to the Merger.

Provisions for Public Unitholders

No provision has been made to grant Public Unitholders access to the files of the parties to the Merger Agreement or to obtain counsel or appraisal services at the expense of any such parties.

Delisting and Deregistration

If the Merger is completed, the Common Units will cease to be listed on the NYSE, will be deregistered under the Exchange Act and will no longer be publicly traded.

No Dissenters’ or Appraisal Rights

Public Unitholders are not entitled to dissenters’ or appraisal rights in connection with the Merger under applicable law or contractual appraisal rights under the Partnership Agreement or the Merger Agreement.

Accounting Treatment of the Merger

The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation—Overall—Changes in a Parent’s Ownership Interest in a Subsidiary. As Phillips 66 controls the Partnership through the governance rights it has as managing member of DCP Midstream’s Class A Segment and will continue to control the Partnership after the Merger, the change in Phillips 66’s ownership interest in the Partnership will be accounted for as an equity transaction, and no gain or loss will be recognized in Phillips 66’s consolidated statement of operations resulting from the Merger.

In addition, after the closing of the Merger, Phillips 66 will no longer reflect the ownership interest previously held by the holders of the Public Common Units as noncontrolling interests on Phillips 66’s consolidated balance sheet, nor will Phillips 66 attribute a portion of the Partnership’s net income to these former unitholders on its consolidated statement of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement and the information incorporated by reference in this information statement includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements. Forward-looking statements are based on the current beliefs and assumptions of the management of Phillips 66 and the Partnership, as applicable, and can often be identified by terms and phrases that include “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “would,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” “target,” “guidance,” “outlook,” or other similar terminology. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements. Accordingly, there is no assurance that such results will be realized.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements included or incorporated by reference in this information statement might not occur or might occur to a different extent or at a different time than described. Actual results may differ materially from the current expectations of Phillips 66 and the Partnership depending on a number of factors affecting their businesses and risks associated with the successful execution of the Merger. In evaluating these forward-looking statements, you should carefully consider the risks described herein and in the reports that the Partnership files with the SEC. See “Where You Can Find More Information.” Factors that could have a material adverse effect on operations and future prospects or that could cause events or circumstances to differ from the forward-looking statements include, but are not limited to:

•	the risk that a condition to the closing may not be satisfied on a timely basis, if at all;

•	the timing of the completion of the Merger;

•	the substantial transaction-related costs that may be incurred by Phillips 66 and the Partnership in connection with the Merger;

•	the effects of disruption to the Partnership’s business;

•	the risks related to the Partnership being restricted in the operation of its business while the Merger Agreement is in effect;

•	the possibility that the Partnership may, under certain specified circumstances, be responsible for reimbursing Phillips 66’s expenses;

•	the possibility that the Partnership may be the target of securities class actions and derivative lawsuits;

•	the limited duties the Partnership Agreement places on the General Partner for actions taken by the General Partner;

•

the risk that certain officers and directors of the directors and executive officers of DCP GP LLC may have interests in the Merger that may be different from, or in addition to, the interests of holders of Common Units;

•	the possibility that the financial forecasts of the Partnership may not prove to be reflective of actual future results; and

•

other business, financial, operational and legal risks and uncertainties detailed from time to time in the Partnership’s SEC filings, including, but not limited to those discussed in Part I, Item 1A of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, each of which are filed with the SEC and incorporated by reference into this information statement.

Except as otherwise required by law, the Partnership is not under any obligation, and each expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Persons reading this information statement are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statement is made.

The forward-looking statements contained in this information statement, including forward-looking statements included in the information incorporated by reference in this information statement, made in connection with the transactions contemplated by the Merger Agreement are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended.

THE MERGER AGREEMENT

This section of this information statement describes the material provisions of the Merger Agreement, but does not describe all of the terms of the Merger Agreement and may not contain all of the information about the Merger Agreement that is important to you. The following summary is qualified by reference to the complete text of the Merger Agreement, which is attached as Annex A to this information statement and incorporated by reference herein. You are urged to read the full text of the Merger Agreement because it is the legal document that governs the Merger.

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement, and this summary is qualified in its entirety by the terms and conditions of the Merger Agreement. It is not intended to provide any other factual information about Phillips 66, PDI, Merger Sub, the Partnership, the General Partner, DCP GP LLC or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement, which were made only for purposes of the Merger Agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Phillips 66, PDI, Merger Sub, the Partnership, the General Partner, DCP GP LLC or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Partnership’s public disclosures incorporated by reference in this information statement.

The Merger

Subject to the terms and conditions of the Merger Agreement, and in accordance with Delaware law, at the Effective Time, Merger Sub will merge with and into the Partnership, the separate existence of Merger Sub will cease and the Partnership will survive and continue to exist as a Delaware limited partnership.

The Merger will have the effects set forth in the Merger Agreement, the Partnership Agreement and the applicable provisions of Delaware law. Without limiting the foregoing, at the Effective Time, (i) PDI will be admitted as a limited partner of the Partnership by virtue of the Merger, (ii) DCP Midstream and the General Partner will each continue as a limited partner of the Partnership, (iii) PDI, DCP Midstream and the General Partner will collectively hold all of the limited partner interests in the Partnership represented by Common Units by virtue of the Merger, (iv) the General Partner will continue to hold the non-economic general partner interest in the Merger and will continue as the general partner of the Partnership, (v) the holders of Preferred Units immediately prior to the Effective Time will continue to hold the Preferred Units and (vi) the Partnership (as the surviving entity in the Merger) will continue without dissolution.

At the Effective Time, (i) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time will remain unchanged and will be the certificate of limited partnership of the Partnership (as the surviving entity in the Merger) from and after the Effective Time, until duly amended in accordance with applicable laws and (ii) the Partnership Agreement as in effect immediately prior to the Effective Time will be the agreement of limited partnership of the Partnership (as the surviving entity in the Merger), from and after the Effective Time until duly amended in accordance with the terms thereof and applicable laws.

The Merger Consideration

Subject to the provisions of the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any party thereto, any holder of Partnership securities or any other person:

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Each Public Common Unit issued and outstanding as of immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration consisting of $41.75 per Public Common Unit in cash without any interest thereon. As of the Effective Time, all Public Common Units will cease to be issued and outstanding and will automatically be canceled and will cease to exist, and the former holders of the Public Common Units so canceled will have the right to receive the Merger Consideration therefor.

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The limited liability company interests in Merger Sub issued and outstanding as of immediately prior to the Effective Time will be converted into a number of Common Units of the Partnership (as the surviving entity) equal to the number of Public Common Units converted into the right to receive the Merger Consideration.

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Each Common Unit owned by DCP Midstream or the General Partner will be unaffected by the Merger and will remain, immediately following the Effective Time, issued and outstanding as Common Units of the Partnership (as the surviving entity) and no consideration will be delivered in respect thereof.

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Any Common Units issued and outstanding as of immediately prior to the Effective Time and owned by the Partnership or any of its wholly owned subsidiaries will be automatically canceled at the Effective Time and will cease to exist and no consideration shall be delivered in respect thereof.

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Each Preferred Unit issued and outstanding as of immediately prior to the Effective Time will be unaffected by the Merger and will remain, immediately following the Effective Time, issued and outstanding as Preferred Units of the Partnership (as the surviving entity) and no consideration will be delivered in respect thereof.

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The non-economic general partner interest in the Partnership issued and outstanding as of immediately prior to the Effective Time will be unaffected by the Merger and will remain, immediately following the Effective Time, issued and outstanding as a non-economic general partner interest of the General Partner in the Partnership (as the surviving entity) and no consideration will be delivered in respect thereof.

At the Effective Time, the books and records of the Partnership will be revised to reflect (i) the conversion and cancelation of all Public Common Units, (ii) the conversion of the limited liability company interests in Merger Sub, (iii) the cancelation and extinguishment of any Common Units owned by the Partnership or any of its wholly owned subsidiaries, (iv) that DCP Midstream, the General Partner and PDI are the only holders of Common Units of the Partnership (as the surviving entity) and (v) that each such Common Unit of the Partnership (as the surviving entity) is “Outstanding” for all purposes under the Partnership Agreement

At the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented Public Common Units and each holder of non-certificated Public Common Units represented by book-entry immediately prior to the Effective Time will cease to have any rights with respect thereto or thereunder, except (i) the right to receive the Merger Consideration and (ii) to the extent applicable, the right pursuant to the Merger Agreement to receive any distribution in respect of Public Common Units with a record date occurring prior to the Effective Time and which remains unpaid at the Effective Time.

Distributions

To the extent applicable, each holder of Public Common Units immediately prior to the Effective Time will have continued rights to receive any distribution, without interest, with respect to such Public Common Units with a record date occurring prior to the Effective Time that has been declared by the General Partner on the Common Units in accordance with the Merger Agreement and the Partnership Agreement and which remains unpaid at the Effective Time. The General Partner will declare, and cause the Partnership to pay, a cash distribution to holders of Common Units for each completed calendar quarter ending on or after December 31, 2022 and prior to the Effective

Time in an amount equal to $0.43 per Common Unit (subject to adjustment in the event of any subdivision, reclassification, split, unit distribution, combination or exchange of Common Units affecting the number of Common Units). If the record date for any such distribution has not occurred prior to the Effective Time, the record date for such quarter will be established or reestablished, as applicable, as the day that includes the Effective Time (and such distribution will be payable to the holders of Common Units of record as of immediately prior to the Effective Time). Any distributions by the Partnership are not part of the Merger Consideration and will be paid in accordance with the terms of the Merger Agreement and the Partnership Agreement to such holders of Common Units or former holders of Common Units, as applicable. Holders of Common Units immediately prior to the Effective Time (other than DCP Midstream, the General Partner, Phillips 66 and each of their respective affiliates) will have no rights to any distribution with respect to such Common Units with a record date occurring after the Effective Time.

Effective Time; Closing

The Effective Time will occur at such time as Phillips 66 and the Partnership cause a certificate of merger to be duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Phillips 66 and the Partnership in writing and specified in the certificate of merger.

The closing of the Merger will take place on the third business day after the satisfaction or waiver of the closing conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as Phillips 66 and the Partnership may agree.

Conditions to Completion of the Merger

The Partnership and Phillips 66 may not complete the Merger unless each of the following conditions is satisfied or waived:

•	the Written Consent will not have been amended, modified, withdrawn, terminated or revoked;

•	the absence of any legal restraint or prohibition enjoining, restraining, preventing or otherwise prohibiting the consummation of the Merger or making the consummation of the Merger illegal; and

•	the mailing of this information statement to the Partnership’s limited partners at least 20 days prior to the closing of the Merger.

The obligations of Phillips 66, PDI and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

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the representations and warranties of the Partnership, the General Partner and DCP GP LLC being true and correct, both when made and as of the closing date of the Merger as though made at such time, unless otherwise specified, subject to certain materiality qualifications and, with respect to certain representations and warranties, unless the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect (as defined in the Merger Agreement);

•	the performance by the Partnership, the General Partner and DCP GP LLC of their respective obligations under the Merger Agreement in all material respects; and

•

the receipt by Phillips 66 of an officer’s certificate signed on behalf of the Partnership, the General Partner and DCP GP LLC by an executive officer of DCP GP LLC certifying that the two preceding conditions have been satisfied.

The obligation of the Partnership to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

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the representations and warranties of Phillips 66, PDI and Merger Sub being true and correct, both when made and as of the closing date of the Merger as though made at such time, unless otherwise specified, subject to certain materiality qualifications and, with respect to certain representations and warranties, unless the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined in the Merger Agreement);

•	the performance by Phillips 66, PDI and Merger Sub of their respective obligations under the Merger Agreement in all material respects; and

•	the receipt by the Partnership of an officer’s certificate signed on behalf of Phillips 66 by a duly authorized person of Phillips 66 certifying that the two preceding conditions have been satisfied.

For purposes of the Merger Agreement, the term “Partnership Material Adverse Effect” means any change, condition, circumstance, effect, event, development, state of facts or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, operations, assets, liquidity, financial condition or results of operations of the Partnership Group (as defined in the Merger Agreement), taken as a whole, or (y) prevents or materially impedes, interferes with or hinders the ability of the Partnership, the General Partner of DCP GP LLC to consummate the transactions contemplated by the Merger Agreement, including the Merger, on or before October 5, 2023; provided, however, that, with respect to clause (x), any adverse changes, conditions, circumstances, effects, events, developments, states of facts or occurrences resulting from or due to any of the following will be disregarded in determining whether a Partnership Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes, conditions, circumstances, effects, events, developments, states of facts or occurrences generally affecting the economy, the financial or capital markets or political, legislative or regulatory conditions or changes in the industries in which the Partnership Group operates; (ii) the announcement or pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement (except specifically for purposes of determining whether there is a breach of the Partnership’s representations and warranties relating to noncontravention and the absence of preferential rights and the satisfaction of the closing conditions set forth in the Merger Agreement with respect to such representations and warranties) or the taking of any action expressly permitted or expressly contemplated by the Merger Agreement; (iii) any change in the market price or trading volume of the Common Units or other Partnership securities (it being understood and agreed that the foregoing does not preclude Phillips 66, PDI or Merger Sub from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Partnership Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Partnership Material Adverse Effect); (iv) acts of war, terrorism (including domestic terrorism and cyberterrorism) or other hostilities (or the escalation of the foregoing), whether or not pursuant to the declaration of a national emergency or war, pandemics (including the COVID-19 pandemic, any mutation or variation of the virus underlying the COVID-19 pandemic or any health conditions related thereto), epidemics or natural disasters or other force majeure events; (v) changes in any applicable laws or regulations applicable to the Partnership Group or applicable accounting regulations or principles (including GAAP) or the interpretation thereof; (vi) any proceedings commenced by or involving any current or former partner of the Partnership arising out of or related to the Merger Agreement or the transactions contemplated by the Merger Agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas or other carbon-based sources of energy or power; and (viii) any failure of the Partnership to meet any internal or external projections, budgets, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing does not preclude Phillips 66, PDI or Merger Sub from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Partnership Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Partnership Material Adverse Effect); provided, however, that changes, conditions, circumstances, effects, events, developments, states of facts or occurrences referred to in clauses (i), (iv), (v) and (vii) above will be considered for purposes of determining whether there has been or would reasonably be expected to be a Partnership Material Adverse Effect if and to the extent, and only to the extent, such changes, conditions, circumstances, effects, events, developments, states of facts or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on the Partnership Group, taken as a whole, as compared to other companies of similar size operating in the industries in which the Partnership Group operates.

For purposes of the Merger Agreement, the term “Parent Material Adverse Effect” means any change, condition, circumstance, effect, event, development, state of facts or occurrence that, individually or in the aggregate, prevents or materially impedes, interferes with or hinders Phillips 66’s or Merger Sub’s ability to consummate the transactions contemplated by the Merger Agreement, including the Merger, on or before October 5, 2023.

Treatment of Partnership Equity Awards

Under the Merger Agreement, Phillips 66, the Partnership, the General Partner and DCP GP LLC will take all action necessary or required in accordance with applicable law and each Partnership long-term incentive plan (including the award agreements in respect of awards granted thereunder) to give effect to the following at the Effective Time:

•

Each unvested Partnership SPU award will convert into an award, to the extent practicable on the same terms and conditions as were applicable to the corresponding Partnership SPU award (other than any performance-based vesting conditions), of Phillips 66 RSUs that relates to a number of shares of Phillips 66 common stock equal to the product of (i) the number of Common Units subject to the corresponding Partnership SPU award as of immediately prior to the Effective Time (assuming that any performance-based vesting conditions applicable to such Partnership SPU award for any performance period that has not been completed as of the Effective Time are achieved (y) based on actual performance, to the extent actual performance can reasonably be determined as of the Effective Time, and (z) at “target” performance, to the extent actual performance cannot reasonably be determined as of the Effective Time, in each case, as may be determined by the GP Board (or any committee administering any Partnership long-term incentive plan) in its reasonable discretion), multiplied by (ii) the Award Exchange Ratio, rounded up to the nearest whole share.

•

Each unvested Partnership RPU award will convert into an award, to the extent practicable on the same terms and conditions as were applicable to the corresponding Partnership RPU award, of Phillips 66 RSUs relating to a number of shares of Phillips 66 common stock equal to the product of (i) the number of Common Units subject to the corresponding Partnership RPU award, multiplied by (ii) the Award Exchange Ratio, rounded up to the nearest whole share.

•

Each award of Partnership DERs will convert into an award, to the extent practicable on the same terms and conditions as were applicable to the corresponding Partnership DER award, of Phillips 66 DERs, representing the right to receive dividends made by Phillips 66 on Phillips 66 common stock from and after the Effective Time with respect to the number of shares of Phillips 66 common stock subject to the corresponding Phillips 66 RSU award to which such Phillips 66 DER award relates. Any amounts accumulated but unpaid as of the Effective Time with respect to Partnership DERs award associated with Partnership RPU awards will be paid from the Partnership at the Effective Time. The balance of accumulated but unpaid amounts in respect of Partnership DER awards associated with Partnership SPU awards will be credited to the notional account associated with the Phillips 66 DER award and paid at the same time the underlying Phillips 66 RSU award is settled.

From and after the Effective Time, the former holder of any award of Partnership SPUs, Partnership RPUs, Partnership DERs or any other award under any Partnership long-term incentive plan will only be entitled to receive an award of Phillips 66 RSUs and corresponding award of Phillips 66 DERs, as applicable, in respect of such award, which Phillips 66 RSU awards and corresponding Phillips 66 DER awards will be subject, to the extent practicable, to the same vesting (other than any performance-based vesting conditions), forfeiture, payment timing and other provisions as applied under the corresponding award of Partnership SPUs, Partnership

RPUs or Partnership DERs, as applicable, in each case, as may be adjusted by the GP Board or the Phillips 66 Board (or any committee administering any Partnership long-term incentive plan or Phillips 66 equity incentive plan) in their reasonable discretion. As of the Effective Time, unless otherwise determined by the Phillips 66 Board (or any committee administering any Phillips 66 equity incentive plan), Phillips 66 will assume the outstanding unused unit reserve (the “Partnership LTIP Reserve”) under the Partnership long-term incentive plans for the purpose of making future grants relating to shares of Phillips 66 common stock to applicable employees and other service providers of Phillips 66 and its subsidiaries, which Partnership LTIP Reserve will (i) be adjusted as reasonably determined by the Phillips 66 Board (or any committee administering any Phillips 66 equity incentive plan) to give effect to the transactions contemplated by the Merger Agreement and (ii) be added to the share reserve of the applicable Phillips 66 equity incentive plan(s) in such manner as determined by the Phillips 66 Board (or any committee administering any Phillips 66 equity incentive plan).

Representations and Warranties

The Merger Agreement contains representations and warranties by Phillips 66, PDI and Merger Sub, on the one hand, and the Partnership, the General Partner and DCP GP LLC, on the other hand.

These representations and warranties have been made solely for the benefit of the parties to the Merger Agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•

have been qualified by certain public disclosures of the parties and disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures may not be reflected in the Merger Agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors.

Accordingly, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this information statement and in the documents incorporated by reference into this information statement, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

The representations and warranties made by the Partnership, the General Partner and DCP GP LLC relate to, among other things:

•	organization, standing and similar organizational matters;

•	capital structure;

•

due authorization of the Merger Agreement and the transactions contemplated thereby, including the Merger, absence of any conflicts with third parties created by such transactions and the voting requirements for such transactions;

•	required consents and approvals of governmental entities in connection with the Merger;

•	documents filed with the SEC, no undisclosed liabilities and maintenance of a system of internal controls;

•	absence of certain changes or events since September 30, 2022;

•	legal proceedings;

•	compliance with applicable laws and the possession of certain permits;

•	taxes;

•	certain material contracts;

•	preferential rights to purchase equity interests, assets or properties of any member of the Partnership Group;

•	environmental matters;

•	information supplied in connection with this information statement and the Schedule 13E-3;

•	benefit plans and other employee matters;

•	title to real and personal property;

•	rate regulatory matters;

•	intellectual property;

•	insurance;

•	opinion of Evercore;

•	brokers and other advisors; and

•	the Investment Company Act of 1940, as amended.

The representations and warranties made by Phillips 66, PDI and Merger Sub relate to, among other things:

•	organization, standing and similar organizational matters;

•	ownership and operations of Merger Sub;

•

due authorization of the Merger Agreement and the transactions contemplated thereby, including the Merger, absence of any conflicts with third parties created by such transactions and the voting requirements for such transactions;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	legal proceedings;

•	information supplied in connection with this information statement and the Schedule 13E-3;

•	brokers and other advisors;

•	ownership of Partnership securities; and

•	available funds.

Conduct of Business Prior to Closing

Under the Merger Agreement, subject to certain exceptions, unless Phillips 66 consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), the Partnership, the General Partner and DCP GP LLC have agreed, and will cause each subsidiary of the Partnership, to (i) conduct its business in the ordinary course of business consistent with past practices; provided, that it will not prohibit the Partnership and the other members of the Partnership Group from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the Partnership to take commercially reasonable actions outside of the ordinary course of business consistent with past practices, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and to retain the services of its present officers and key employees, if any, (iii) use commercially reasonable efforts to keep in full force and effect all material permits and all material insurance policies maintained by the members of the Partnership Group, other than changes to such policies made in the ordinary course of business or the replacement of the same upon expiration or termination, and (iv) use commercially reasonable efforts to comply in all material respects with all applicable laws and the requirements of certain material contracts of the Partnership; provided that no action or inaction by the Partnership, the General Partner or DCP GP LLC with respect to the matters specifically addressed below shall be deemed to be a breach of the foregoing provision unless such action or inaction would constitute a breach of such provision.

Under the Merger Agreement, subject to certain exceptions, unless Phillips 66 consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), the Partnership, the General Partner and DCP GP LLC, will not, and will not permit their respective subsidiaries to:

•	amend or modify the organizational documents (whether by merger, consolidation, conversion or otherwise) of any such entity in any manner;

•

declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of (i) the Common Units, other than regular quarterly cash distributions in a manner that is consistent with the Merger Agreement and (ii) the Preferred Units or the equity interests of any subsidiary of the Partnership, other than in a manner that is consistent with past practices;

•

issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of the Partnership or any of its subsidiaries, or securities convertible or exchangeable into or exercisable for any equity securities, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests; provided, however, that the foregoing will not be construed to limit or prohibit the issuance by the Partnership of Common Units upon the settlement of awards under the Partnership’s long-term incentive plans;

•

make any capital expenditure or capital expenditures (including any investments by contribution to capital, property transfers, purchase of securities or otherwise), except as set forth in the Partnership’s budgeted capital expenditure plan as of the date of the Merger Agreement or as may be reasonably required to conduct emergency operations, repairs or replacements on any pipeline, terminal or other facility;

•

make any acquisition or disposition, directly or indirectly (including by merger, consolidation, acquisition of assets, tender or exchange offer or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets of any other person other than in the ordinary course of business;

•	make any loans or advances to any person, subject to certain exceptions;

•

incur, refinance or assume, or prepay or repurchase, any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Partnership or any of its subsidiaries, subject to certain exceptions related to certain borrowings and repayments thereof;

•	split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any such entity’s equity interests;

•	adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law;

•

waive, release, assign, settle or compromise any proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to have a Partnership Material Adverse Effect;

•	make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable law;

•

except as required by applicable law or the terms of any benefit plan of the Partnership existing and as in effect on the date of the Merger Agreement or as expressly contemplated by the Merger Agreement, (i) establish, adopt, materially amend or modify, commence participation in, cease participation in or terminate (or commit to any of the foregoing) any material benefit plan of the Partnership (or any benefit plan that would be a material benefit plan of the Partnership if in effect as of the date of the Merger Agreement), (ii) materially increase in any manner or grant any new compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Partnership, the General Partner and DCP GP LLC or any affiliate of the foregoing, or enter into or amend any employment, consulting, severance, termination, retention, incentive, bonus, or similar contract, agreement, or understanding, (iii) accelerate vesting, funding or payment of any compensation or benefit under any benefit plan of the Partnership or (iv) grant or amend any awards under any Partnership long-term incentive plans or other equity awards; or

•	agree, in writing or otherwise, to take any of the foregoing actions.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Under the Merger Agreement, each of Phillips 66, PDI and Merger Sub, on the one hand, and the Partnership, the General Partner and DCP GP LLC, on the other hand, will cooperate with the other and use and cause their respective subsidiaries to use their reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the closing of the Merger to be satisfied as promptly as practicable (and in any event not later than October 5, 2023), including, for the avoidance of doubt, until the earlier of Effective Time and the termination of the Merger Agreement, retaining ownership and voting control, directly or indirectly, over all Common Units and the general partner interest in the Partnership owned by DCP Midstream and the General Partner, as applicable, as of January 5, 2023, the date of the Merger Agreement, and to consummate and make effective, in the most expeditious manner practicable, the Merger, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain promptly (and in any event no later than October 5, 2023) all approvals, consents, waivers, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to complete the Merger and (iii) defend any proceedings challenging the Merger Agreement or the consummation of the Merger or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger. Notwithstanding anything in the Merger Agreement to the contrary, Phillips 66, PDI and Merger Sub will not be obligated pursuant to the foregoing to (1) propose, negotiate, commit to, or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of, or other limitations or restrictions on, any assets, product or service lines, or businesses of Phillips 66 (or its affiliates), DCP Midstream (or its affiliates) or the Partnership (or its subsidiaries), (2) offer to terminate or modify any existing relationships or contractual rights or obligations or (3) otherwise take or commit to take actions that limit Phillips 66’s (or its affiliates’), DCP Midstream’s (or its affiliates’) or the Partnership’s (or its subsidiaries’) freedom of action with respect to, or its ability to retain, any assets, product or service lines or businesses.

Special Committee

Prior to the earlier of the Effective Time or the termination of the Merger Agreement, Phillips 66 will not, and will not permit any of its subsidiaries to, take any action intended to cause the General Partner or DCP GP LLC to, without the consent of a majority of the then-existing members of the Special Committee, eliminate the Special Committee, revoke or diminish the authority of the Special Committee, increase the size of the Special Committee, or remove or cause the removal of any director of DCP GP LLC who is a member of the Special Committee, either as a director or as a member of the Special Committee, without Cause (as defined in the Merger Agreement).

Access to Information

Until completion of the Merger, the Partnership has agreed to afford Phillips 66, PDI and Merger Sub and their representatives reasonable access, during normal business hours and on certain conditions, to all of its and its subsidiaries’ respective properties, books, records, contracts, commitments, records and correspondence, officers, employees, accountants, counsel, financial advisors and other representatives, in each case for integration and operational planning related to the transactions contemplated by the Merger Agreement.

Indemnification and Insurance

The Merger Agreement provides that from and after the Effective Time, the Partnership will, and Phillips 66 will cause the Partnership to, (i) indemnify and hold harmless each person who is, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of DCP Services, LLC, the Partnership, the General Partner, DCP GP LLC or any subsidiary of the Partnership (each, an “Indemnified Person”) against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any proceeding arising out of, relating to or in connection with such person’s status or duties as an Indemnified Person, any act or omission by such person in its capacities as such occurring or alleged to have occurred at or prior to the Effective Time or any other matter existing at or prior to the Effective Time relating to or that may involve their status or duties as an Indemnified Person (including the Merger Agreement and the transactions and actions contemplated thereby), including any such proceeding relating to a claim for indemnification or advancement brought by an Indemnified Person), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any such actual or threatened proceeding, and provide advancement of expenses with respect to each of the foregoing to, each Indemnified Person and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of the Partnership, the General Partner and DCP GP LLC immediately prior to the Effective Time, and ensure that the organizational documents of the Partnership, the General Partner, DCP GP LLC or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of the Partnership, the General Partner and DCP GP LLC than are presently set forth in such organizational documents.

In addition, the Merger Agreement provides that the Partnership, or Phillips 66 on behalf of the Partnership, will maintain in effect for a period of six years following the Effective Time the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided, that the Partnership, or Phillips 66 on behalf of the Partnership, may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons in any material respect); provided, however, that the Partnership or Phillips 66, as applicable, is not required to expend more than an amount per year equal to 300% of current annual premiums paid by the Partnership for such insurance. If Phillips 66, in its sole discretion elects, then, in lieu of the foregoing obligation, Phillips 66 may (i) provide such coverage under policies maintained by Phillips 66 for its directors and officers (provided, that coverage of the Indemnified Persons under such policies is on terms and conditions that, taken as a whole, are no less favorable to the Indemnified Persons in any material respect than the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time) or (ii) purchase (or cause to be purchased) a prepaid “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such.

Certain Tax Matters

For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign tax that follows the U.S. federal income tax treatment), the parties have agreed to treat the Merger as a taxable sale of the Public Common Units to PDI in exchange for the Merger Consideration. The parties will prepare and file all tax returns consistent with the foregoing and will not take any inconsistent position on any tax return, or during the course of any proceeding with respect to taxes, except as otherwise required by applicable law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant governmental authority.

Withholding

Each of Phillips 66, PDI, the Partnership (as the surviving entity of the Merger) and the paying agent appointed to exchange the Public Common Units for the Merger Consideration, as applicable, are entitled to deduct and withhold from any amounts, including the Merger Consideration, payable pursuant to the Merger Agreement to any person such amounts as the Phillips 66, PDI, the Partnership (as the surviving entity of the Merger) or the paying agent, as applicable, reasonably deems it is required to deduct and withhold under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law with respect to the making of such payment. To the extent that deducted and withheld amounts are paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the Merger Agreement as having been paid or issued to the person in respect of whom such deduction and withholding was made.

Adjustments to Prevent Dilution

If between January 5, 2023 and the Effective Time the number of outstanding Common Units has been changed into a different number of units or a different class or series by reason of any subdivision, reclassification, split, unit distribution, combination or exchange of Common Units (excluding, for the avoidance of doubt, any issuance of Common Units at the Effective Time in accordance with the Merger Agreement), as applicable, then the Merger Consideration and any other similar dependent item and, to the extent applicable, the distribution amount to be paid to the holders of Common Units pursuant to the Merger Agreement, shall be correspondingly adjusted to provide to the holders of Public Common Units the same economic effect as contemplated by the Merger Agreement prior to such event.

Delisting and Deregistration

The Partnership, the General Partner and DCP GP LLC have agreed to cooperate and use their reasonable best efforts to cause (i) the delisting of the Common Units from the NYSE and the termination of trading of the Common Units on the closing date and (ii) the deregistration of the Common Units under the Exchange Act as promptly as practicable following the closing date.

Section 16 Matters

Prior to the completion of the Merger, the Partnership has agreed to take all steps as may be required to cause any dispositions of Common Units (including any derivative securities with respect to Common Units) resulting from the transactions contemplated by the Merger Agreement by each person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Other Covenants and Agreements

The Merger Agreement also contains covenants relating to cooperation in the preparation of this information statement, the Schedule 13E-3 and additional agreements relating to, among other things, applicability of takeover statutes, fees and expenses, securityholder litigation and public announcements.

Termination of the Merger Agreement

The Merger Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time:

•	by the mutual written consent of Phillips 66 and the Partnership duly authorized by Phillips 66 Board and, subject to prior approval by the Special Committee, the GP Board, respectively; or

•	by either Phillips 66 or the Partnership, if:

•

the closing of the Merger does not occur on or before October 5, 2023, except that the right to terminate the Merger Agreement in this situation will not be available (i) to the Partnership if the failure of the closing to occur by such date is due to the failure of the Partnership, the General Partner or DCP GP LLC to perform and comply in all material respects with the covenants and agreements in the Merger Agreement to be performed or complied with by it prior to the closing, (ii) to Phillips 66 if the failure of the closing to occur by such date is due to the failure of Phillips 66, PDI or Merger Sub to perform and comply in all material respects with the covenants and agreements contained in the Merger Agreement to be performed or complied with by it prior to the closing or (iii) to Phillips 66 or the Partnership if, in the case of Phillips 66, the Partnership, or in the case of the Partnership, Phillips 66, has filed (and is then pursuing) an action seeking specific performance as permitted under the terms of the Merger Agreement; or

•

any restraint is in effect and has become final and nonappealable that has the effect of enjoining, restraining, preventing or prohibiting the consummation of the Merger or making the consummation of the foregoing illegal, except that the right to terminate the Merger Agreement will not be available to the Partnership or Phillips 66 if the restraint was due to the failure of, in the case of the Partnership, the Partnership, the General Partner or DCP GP LLC, and in the case of Phillips 66, Phillips 66, PDI or Merger Sub, to perform any of its obligations under the Merger Agreement in any material respect; and

•

by Phillips 66 if the Partnership, the General Partner or DCP GP LLC has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement (or if any of Phillips 66’s representations or warranties contained in the Merger Agreement fails to be true) and such breach or failure (i) would (if it occurred or is continuing as of the closing date) give rise to the failure of the closing condition related to the accuracy of the Partnership’s representations and warranties or the closing condition related to the performance of the Partnership’s obligations under the Merger Agreement and (ii) is incapable of being cured, or is not cured, by the Partnership, the General Partner or DCP GP LLC within 30 days following receipt by the Partnership of written notice from Phillips 66 of such breach or failure; provided, however, that Phillips 66 will not have the right to terminate the Merger Agreement under this provision if Phillips 66, PDI or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; and

•

by the Partnership if Phillips 66 has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement (or if any of Phillips 66’s representations or warranties contained in the Merger Agreement fails to be true) and such breach or failure (i) would (if it occurred or is continuing as of the closing date) give rise to the failure of the closing condition related to the accuracy of Phillips 66’s representations and warranties or the closing condition related to the performance of Phillips 66’s obligations under the Merger Agreement and (ii) is incapable of being cured, or is not cured, by Phillips 66 within 30 days following receipt by Phillips 66 of written notice from the Partnership of such breach or failure; provided, however, that the Partnership will not have the right to terminate the Merger Agreement under this provision if the Partnership, the General Partner or DCP GP LLC is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

Effect of Termination; Termination Expenses

In the event of termination of the Merger Agreement as summarized above, the Merger Agreement will terminate and become null and void and there will be no liability on the part of any party to the Merger Agreement or any of their respective affiliates or any representatives of any of the foregoing; provided, however, that no such termination will relieve any party from (i) its obligation to reimburse the other party for its expenses, as provided below, or (ii) any liability for intentional fraud or a willful breach of any covenant or other agreement contained in the Merger Agreement.

The Merger Agreement provides for expense reimbursement payments under the circumstances described below:

•

if the Merger Agreement is validly terminated by Phillips 66 due to a material uncured breach by the Partnership, the General Partner or DCP GP LLC of any of their representations, warranties, covenants or agreements as described above, then the Partnership will promptly, but in no event later than two business days after receipt of an invoice from Phillips 66, pay Phillips 66’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by Phillips 66 and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $3.0 million; and

•

if the Merger Agreement is validly terminated by the Partnership due to a material uncured breach by Phillips 66 of any of its representations, warranties, covenants or agreements as described above, then Phillips 66 will promptly, but in no event later than two business days after receipt of an invoice from the Partnership, pay the Partnership’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by the Partnership and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $3.0 million, subject to certain limited restrictions.

In no event will a party be entitled to more than one expense reimbursement payment in connection with a termination of the Merger Agreement pursuant to which such amounts are payable.

Amendment or Supplement

At any time prior to the Effective Time, the Merger Agreement may be amended or supplemented in any and all respects by written agreement of the parties, by action taken or authorized by the Phillips 66 Board and the GP Board; provided, however, that (i) there will be no amendment or change to the provisions of the Merger Agreement that by applicable law, the Partnership Agreement or stock exchange rules would require further approval by the Partnership’s limited partners without obtaining the requisite approval of the Partnership’s limited partners and (ii) no amendment or supplement to Merger Agreement can be made without the prior approval of the Special Committee.

Assignment

The Merger Agreement and any interests, rights or obligations under the Merger Agreement are not assignable, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties.

Specific Performance

The parties to the Merger Agreement have agreed that each party will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. Each of the parties has agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) either party has an adequate remedy at law or

(ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party has further agreed that no party is required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any of the remedies described above, and each party has irrevocably waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Special Committee and GP Board Approval

Unless otherwise expressly provided by the Merger Agreement, any determination to exercise or refrain from exercising the rights of the Partnership, the General Partner or DCP GP LLC under the Merger Agreement or to enforce the terms of the Merger Agreement on behalf of the Partnership, the General Partner or DCP GP LLC must be authorized in writing by the GP Board (upon prior written approval of the Special Committee) on behalf of the Partnership, the General Partner or DCP GP LLC, as applicable.

Performance by the Partnership, the General Partner and DCP GP LLC

Under the Merger Agreement, Phillips 66 is required to cause the Partnership, the General Partner, DCP GP LLC and their respective subsidiaries to comply with the provisions of the Merger Agreement. Notwithstanding the foregoing, actions or inactions by the Partnership, the General Partner, DCP GP LLC and their respective subsidiaries are not deemed to be breaches by Phillips 66, PDI or Merger Sub of any of the provisions of the Merger Agreement unless such action or inaction was or was not taken, in either case, at the direction of Phillips 66, PDI or Merger Sub. In no event will the Partnership, the General Partner and DCP GP LLC have any liability for, or will not be deemed to breach, violate or fail to perform any of the provisions of the Merger Agreement by reason of, any action taken or omitted to be taken by such party or any of their respective subsidiaries or any of their respective representatives at the direction of Phillips 66, PDI or Merger Sub, any of their subsidiaries or any of their respective representatives.

Governing Law

The Merger Agreement is governed by and will be construed and enforced in accordance with the laws of the State of Delaware.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Common Unitholders (as defined below). This discussion is based on current provisions of the Code and the Treasury Regulations, and on current administrative rulings and court decisions, all as in effect on the date of this information statement, and all of which are subject to change, possibly with retroactive effect, or are subject to differing interpretations. Changes in such provisions of the Code, the Treasury Regulations, or such other authorities may cause the U.S. federal income tax consequences of the Merger to vary substantially from the consequences described below.

This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the Merger to a U.S. Common Unitholder and does not describe any tax consequences arising under the net investment income tax, the alternative minimum tax, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws, tax treaties, or under any U.S. federal laws other than those pertaining to income taxes. This discussion does not address tax consequences that may be relevant to particular holders of Common Units in light of their individual circumstances, including, without limitation, entities treated as partnerships for U.S. federal income tax purposes, nonresident aliens, certain former citizens, or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, employee benefit plans, foreign persons, banks and other financial institutions, insurance companies, real estate investment trusts (REITs), individual retirement accounts (IRAs), mutual funds, traders in securities that elect mark-to-market, controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax, persons who hold Common Units as part of a hedge, straddle or conversion transaction, persons who acquired Common Units by gift, or directors and officers of DCP GP LLC or employees of DCP Services or its affiliates that received (or are deemed to receive) Common Units as compensation or through the exercise (or deemed exercise) of options, unit appreciation rights, phantom units or restricted units granted under a Partnership or DCP Services equity incentive plan. This discussion is limited to U.S. Common Unitholders that hold Public Common Units as “capital assets” within the meaning of Section 1221 of the Code at the time of the Merger (generally, property held for investment).

For purposes of this discussion, the term “U.S. Common Unitholder” means a beneficial owner of Public Common Units that is, for U.S. federal income purposes (i) an individual citizen or resident of the United States; (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons (as defined in the Code) are authorized to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or (iv) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

The Partnership has not sought a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below. Moreover, no assurance can be given that the tax characterizations and the tax consequences contained herein would be sustained by a court if contested by the IRS. Furthermore, the tax treatment of the Merger may be significantly modified by future legislative or administrative changes or court decisions. Any such modifications may or may not be retroactively applied.

This discussion does not address all tax consequences that may be relevant to holders of Common Units, including holders of Common Units that are not U.S. Common Unitholders. All holders of Common Units should consult their own tax advisors regarding the tax consequences of the exchange of Common Units for cash pursuant to the Merger in the light of such Common Unitholder’s particular circumstances (including the application and effect of any state, local, or foreign income or other tax laws).

Tax Treatment of the Partnership

Section 7704 of the Code provides that publicly traded limited partnerships will, as a general rule, be classified as corporations for U.S. federal income tax purposes. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded limited partnerships of which 90 percent or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, processing, storage and marketing of crude oil, natural gas and refined products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. The Partnership expects to be classified as a partnership for U.S. federal income tax purposes under the Qualifying Income Exception. The remainder of this discussion assumes that the Partnership has been and will be classified as a partnership for U.S. federal income tax purposes.

Tax Consequences of the Merger to Public Unitholders

Tax Characterization of the Merger

For U.S. federal income tax purposes, the receipt of cash in exchange for Public Common Units pursuant to the Merger will be a taxable transaction to U.S. Common Unitholders. The Merger generally will be treated as a taxable sale of such U.S. Common Unitholder’s Public Common Units in exchange for cash received in the Merger.

Amount and Character of Gain or Loss Recognized

A U.S. Common Unitholder who receives cash in exchange for Public Common Units pursuant to the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount realized and such U.S. Common Unitholder’s adjusted tax basis for the Public Common Units exchanged. The amount realized will equal the sum of (i) the amount of any cash received by such U.S. Common Unitholder and (ii) such U.S. Common Unitholder’s share of the Partnership’s liabilities immediately prior to the closing of the Merger. Such U.S. Common Unitholder’s adjusted tax basis for Public Common Units depends on many factors, including the amount such U.S. Common Unitholder paid for such Public Common Units, such U.S. Common Unitholder’s share of the Partnership’s liabilities immediately prior to the closing of the Merger, distributions from the Partnership to such U.S. Common Unitholder, such U.S. Common Unitholder’s share of the Partnership’s income and losses, and certain other considerations.

Except as discussed below, gain or loss recognized by a U.S. Common Unitholder on the exchange of Public Common Units in the Merger generally will be taxable as capital gain or loss. However, a portion of such gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by the Partnership and its subsidiaries. Ordinary income attributable to “unrealized receivables” and “inventory items” may exceed net taxable gain realized by a U.S. Common Unitholder upon the exchange of a Public Common Unit pursuant to the Merger and may be recognized even if such U.S. Common Unitholder realizes a net taxable loss on the exchange. Thus, a U.S. Common Unitholder may recognize both ordinary income and a capital loss upon the exchange of Public Common Units for cash pursuant to the Merger.

Capital gain recognized by an individual U.S. Common Unitholder on the exchange of Public Common Units held for more than twelve months as of closing of the Merger generally may be subject to reduced U.S. federal income tax rates applicable to long-term capital gains. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may be used to offset only capital gains, in the case of corporations.

The amount of gain or loss recognized by each U.S. Common Unitholder in the Merger will vary depending on such U.S. Common Unitholder’s particular circumstances, including the adjusted tax basis of the Public Common Units exchanged by such U.S. Common Unitholder in the Merger, and the amount of any suspended passive losses that may be available to such U.S. Common Unitholder to offset a portion of the gain recognized by such U.S. Common Unitholder. Passive losses that were not deductible by a U.S. Common Unitholder in one or more prior taxable periods because they exceeded such U.S. Common Unitholder’s share of the Partnership’s income may be deducted upon the U.S. Common Unitholder’s taxable disposition of its entire investment in the Partnership pursuant to the Merger. However, gain recognized by a U.S. Common Unitholder on the Public Common Units generally may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded limited partnerships.

Partnership Items of Income, Gain, Loss and Deduction for the Taxable Period Ending on the Day of the Closing of the Merger

U.S. Common Unitholders generally will be allocated their share of the Partnership’s items of income, gain, loss and deduction for the taxable period of the Partnership ending on the day of the closing of the Merger. Such allocations will be made in accordance with the terms of the Partnership Agreement. A U.S. Common Unitholder will be subject to U.S. federal income tax on any such allocated income and gain, even if such U.S. Common Unitholder does not receive a cash distribution from the Partnership attributable to such allocated income and gain. Any income and gain allocated to a U.S. Common Unitholder will increase such U.S. Common Unitholder’s tax basis in the Public Common Units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. Common Unitholder resulting from the Merger. Any losses or deductions allocated to a U.S. Common Unitholder will decrease such U.S. Common Unitholder’s tax basis in the Public Common Units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. Common Unitholder resulting from the Merger.

EACH COMMON UNITHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE EXCHANGE OF COMMON UNITS FOR CASH PURSUANT TO THE MERGER IN THE LIGHT OF SUCH COMMON UNITHOLDER’S PARTICULAR CIRCUMSTANCES (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN INCOME OR OTHER TAX LAWS)

INFORMATION CONCERNING THE PARTNERSHIP

About the Partnership

The Partnership, a limited partnership organized in Delaware and headquartered in Denver, Colorado, is a publicly traded master limited partnership formed by DCP Midstream to own, operate, acquire and develop a diversified portfolio of complementary midstream energy assets. The Partnership’s operations are all conducted in the United States and are organized into two reportable segments: (i) Logistics and Marketing and (ii) Gathering and Processing. The Partnership’s Logistics and Marketing segment includes transporting, trading, marketing and storing natural gas and NGLs, and fractionating NGLs. The Partnership’s Gathering and Processing segment consists of gathering, compressing, treating and processing natural gas, producing and fractionating NGLs and recovering condensate. The Partnership is managed by the General Partner, its general partner, which is managed by DCP GP LLC, its general partner, which is a wholly owned subsidiary of DCP Midstream. The Partnership does not have any employees. Instead, support for the Partnership’s operations is provided by DCP Services, LLC or its affiliates pursuant to a services and employee secondment agreement. The Common Units are listed on the NYSE under the ticker symbol “DCP.” On     , 2023, the most recent practicable date before the printing of this information statement,                 Common Units were issued and outstanding.

During the past five years, the Partnership has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws.

The principal executive offices of the Partnership are located at 6900 E. Layton Avenue, Suite 900, Denver, Colorado 80237 and the telephone number for each is (303) 595-3331.

Additional information about the Partnership is included in documents incorporated by reference into this information statement. See “Where You Can Find More Information.”

Business and Background of Natural Persons Related to the Partnership

The Partnership does not have directors or executive officers. The GP Board and the executive officers of DCP GP LLC manage the Partnership. See “Business and Background of Natural Persons” for more information.

Prior Public Offerings

The Partnership has not made any underwritten public offerings of the Common Units for cash during the past three years.

Prior Unit Purchases

The Partnership has not purchased any Common Units during the past two years.

SUMMARY FINANCIAL INFORMATION

The following tables set forth summary historical financial information for the Partnership as of the dates and for the periods indicated.

The summary historical financial information set forth below is derived from the audited financial statements of the Partnership included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference into this information statement. You should read the following data in conjunction with “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and the audited financial statements and the related notes thereto set forth in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference in this information statement. See “Where You Can Find More Information.”

Summary Consolidated Balance Sheet Data

	December 31, 2022	December 31, 2021
Assets	(millions)
Current assets	$1,702	$1,749
Property, plant and equipment, net	7,763	7,701
Intangible assets, net	34	39
Investments in unconsolidated affiliates	3,475	3,578
Unrealized gains on derivative instruments	26	10
Operating lease assets	112	104
Other long-term assets	222	199

Total assets	$13,334	$13,380

Liabilities and Equity
Total current liabilities	2,504	2,010
Long-term debt	4,357	5,078
Unrealized losses on derivative instruments	35	30
Deferred income taxes	33	34
Operating lease liabilities	95	93
Other long-term liabilities	274	259

Total liabilities	$7,298	$7,504

Commitments and contingent liabilities
Equity
Series A preferred limited partners	—	489
Series B preferred limited partners	156	156
Series C preferred limited partners	106	106
Limited partners	5,755	5,106
Accumulated other comprehensive loss	(6)	(6)

Total partners’ equity	6,011	5,851
Noncontrolling interests	25	25

Total equity	6,036	5,876

Total liabilities and equity	$13,334	$13,380

Summary Consolidated Statements of Operations Data

	Year Ended December 31,
	2022	2021	2020
	(millions, except per unit amounts)
Operating revenues	$14,993	$10,707	$6,302
Operating costs and expenses	14,278	10,542	6,749
Operating income (loss)	715	165	(447)
Earnings from unconsolidated affiliates	620	535	447
Interest expense, net	(278)	(299)	(302)

Income (loss) before income taxes	1,057	401	(302)
Income tax expense	(1)	(6)	—

Net income (loss)	1,056	395	(302)
Net income attributable to noncontrolling interests	(4)	(4)	(4)

Net income (loss) attributable to partners	1,052	391	(306)
Series A preferred limited partners’ interest in net income	(35)	(37)	(37)
Series B preferred limited partners’ interest in net income	(13)	(13)	(13)
Series C preferred limited partners’ interest in net income	(9)	(9)	(9)
Redemption of Series A preferred limited partners’ units	(13)	—	—

Net income (loss) allocable to limited partners	$982	$332	$(365)

Net income (loss) per limited partner unit — basic and diluted	$4.71	$1.59	$(1.75)
Weighted-average limited partner units outstanding — basic	208.4	208.4	208.3
Weighted-average limited partner units outstanding — diluted	208.5	208.6	208.3

Book Value per Common Unit

As of December 31, 2022, the book value per Common Unit was $27.71. Book value per Common Unit is calculated by dividing total Common Unit equity of $5,775 million as of December 31, 2022, by 208,396,558 Common Units outstanding as of December 31, 2022.

COMMON UNIT MARKET PRICE AND DISTRIBUTION INFORMATION

Common Unit Market Price Information

The Common Units are listed on the NYSE under the symbol “DCP.” On January 5, 2023, the last trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing price of the Common Units on the NYSE was $39.32 per Common Unit. On     , 2023, the most recent practicable date before the printing of this information statement, high and low reported sales prices of the Common Units were $        and $         , respectively, and there were                      holders of Common Units of record.

The following table shows the high and low sales prices per Common Unit, as reported by the NYSE, for the periods indicated.

	Common Unit Price Ranges
	High	Low
2021
Quarter Ended March 31	$26.97	$18.37
Quarter Ended June 30	$32.30	$21.32
Quarter Ended September 30	$31.12	$25.21
Quarter Ended December 31	$33.85	$23.58
2022
Quarter Ended March 31	$36.71	$25.79
Quarter Ended June 30	$39.54	$26.79
Quarter Ended September 30	$39.36	$26.44
Quarter Ended December 31	$40.23	$36.89
2023
Quarter Ended March 31	$42.15	$37.83

Distribution Information

The Partnership Agreement provides that within 45 days after the end of each quarter, the Partnership will distribute its cash available for distributions, if any, to holders of Common Units of record on the applicable record date.

Under the Merger Agreement, the General Partner of the Partnership has agreed to declare, and cause the Partnership to pay, a cash distribution in respect of the Common Units in an amount equal to $0.43 per Common Unit for each completed quarter ending on or after December 31, 2022 and prior to the Effective Time. If the record date for any such distribution has not occurred prior to the Effective Time, the Partnership will establish or reestablish the record date for such quarter as the day that includes the Effective Time. Any distributions by the Partnership are not part of the Merger Consideration and shall be paid in accordance with the terms of the Merger Agreement and the Partnership Agreement to such holders of Common Units or former holders of Common Units, as applicable. Public Unitholders shall have no rights to any distribution with respect to such Common Units with a record date occurring after the Effective Time.

The following table shows the cash distributions paid per Common Unit during the periods indicated.

Cash Distribution Paid Per Common Unit
2021
Quarter Ended March 31	$0.390
Quarter Ended June 30	$0.390
Quarter Ended September 30	$0.390
Quarter Ended December 31	$0.390
2022
Quarter Ended March 31	$0.390
Quarter Ended June 30	$0.390
Quarter Ended September 30	$0.430
Quarter Ended December 31	$0.430
2023
Quarter Ended March 31	$0.430

INFORMATION CONCERNING THE PHILLIPS 66 FILING PARTIES

About the Phillips 66 Filing Parties

Phillips 66

Phillips 66, headquartered in Houston, Texas, is organized into four operating segments: (i) Midstream, which provides crude oil and refined petroleum product transportation, terminaling and processing services, as well as natural gas and NGL transportation, storage, fractionation, processing and marketing services, mainly in the United States, and includes Phillips 66’s investment in DCP Midstream, and its 16% investment in NOVONIX Limited (NOVONIX), a company that develops technology and supplies materials for lithium-ion batteries; (ii) Chemicals, which consists of Phillips 66’s 50% equity investment in Chevron Phillips Chemical Company LLC, which manufactures and markets petrochemicals and plastics on a worldwide basis; (iii) Refining, which refines crude oil and other feedstocks into petroleum products, such as gasoline, distillates and aviation fuels, at 12 refineries in the United States and Europe; and (iv) Marketing and Specialties, which purchases for resale and markets refined petroleum products, mainly in the United States and Europe, in addition to the manufacturing and marketing of specialty products, such as base oils and lubricants. Phillips 66’s common stock is listed on the NYSE under the ticker symbol “PSX.”

The principal executive offices of Phillips 66 are located at 2331 CityWest Blvd., Houston, Texas 77042 and its telephone number is (832) 765-3010.

Phillips 66 Company

Phillips 66 Company is a Delaware corporation and a direct wholly owned subsidiary of Phillips 66. The principal business of Phillips 66 Company is to own and operate midstream, chemicals, refining and marketing and specialties businesses. PDI, Merger Sub and PGC are each indirect wholly owned subsidiaries of Phillips 66 Company.

The principal executive offices of Phillips 66 Company are located at 2331 CityWest Blvd., Houston, Texas 77042 and its telephone number is (832) 765-3010.

Phillips 66 Project Development Inc.

PDI is a Delaware corporation and an indirect wholly owned subsidiary of Phillips 66 that owns equity interests in entities engaged in Phillips 66’s midstream business. PDI is the sole member of Merger Sub and the sole member of PGC, the Class A Managing Member of DCP Midstream.

The principal executive offices of PDI are located at 2331 CityWest Blvd., Houston, Texas 77042 and its telephone number is (832) 765-3010.

Dynamo Merger Sub LLC

Merger Sub is a Delaware limited liability company and a wholly owned subsidiary of PDI. Merger Sub was formed solely for the purpose of effecting the Merger. Upon completion of the Merger, Merger Sub will merge with and into the Partnership, with the Partnership surviving as a Delaware limited partnership. Merger Sub has not conducted any activities to date except for activities incidental to its formation and activities undertaken in connection with the Merger. By operation of the Merger, Merger Sub will be merged with and into the Partnership, with the Partnership surviving as a Delaware limited partnership.

The principal executive offices of Merger Sub are located at 2331 CityWest Blvd., Houston, Texas 77042 and its telephone number is (832) 765-3010.

Phillips Gas Company LLC

PGC is a Delaware limited liability company and a wholly owned subsidiary of PDI. The principal business of PGC is to own equity interests in, and serve as the Class A Managing Member of, DCP Midstream. In its capacity as the Class A Managing Member of DCP Midstream, PGC has the power, except as limited in certain instances, to conduct, direct and manage all activities of DCP Midstream associated with the Partnership, DCP GP LLC and the General Partner, including the power to appoint or remove any director of the GP Board and vote the Common Units that are owned by DCP Midstream and the General Partner.

The principal executive offices of PGC are located at 2331 CityWest Blvd., Houston, Texas 77042 and its telephone number is (832) 765-3010.

DCP Midstream, LLC

DCP Midstream is a Delaware limited liability company and a joint venture between Phillips 66 and Enbridge. The principal business of DCP Midstream is to own, directly or indirectly, equity interests in DCP GP LLC, the General Partner, the Partnership and Gray Oak Pipeline, LLC. DCP Midstream is the sole member of DCP GP LLC, the sole limited partner of the General Partner and the record and beneficial owner of 50,874,908 Common Units.

The principal executive offices of DCP Midstream are located at 2331 CityWest Blvd., Houston, Texas 77042, and its telephone number is (832) 765-3010.

DCP Midstream GP, LLC

DCP GP LLC is a Delaware limited liability company and the general partner of the General Partner. DCP GP LLC’s board of directors, the GP Board, and executive officers manage the Partnership. DCP GP LLC is a direct wholly owned subsidiary of DCP Midstream.

The principal executive offices of DCP GP LLC are located at 6900 E. Layton Avenue, Suite 900, Denver, Colorado 80237 and its telephone number is (303) 595-3331.

DCP Midstream GP, LP

The General Partner is a Delaware limited partnership and the general partner of the Partnership. The General Partner is managed by its general partner, DCP GP LLC, and its sole limited partner is DCP Midstream. The General Partner owns the non-economic general partner interest in the Partnership and is the record and beneficial owner of 66,887,618 Common Units.

The principal executive offices of the General Partner are located at 6900 E. Layton Avenue, Suite 900, Denver, Colorado 80237 and its telephone number is (303) 595-3331.

During the past five years, none of the Phillips 66 Filing Parties has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws.

Relationship of the Parties Involved in the Merger

DCP Midstream, which is not a party to the Merger Agreement, is the sole member of DCP GP LLC, which is the general partner of the General Partner, and DCP Midstream owns all of the limited partner interests in the General Partner. PGC, an indirect wholly owned subsidiary of Phillips 66, is the Class A Managing Member of DCP Midstream and has the power, except as limited in certain instances, to conduct, direct and manage all activities of DCP Midstream associated with the Partnership, DCP GP LLC and the General Partner, including the power to appoint or remove any director of the GP Board and vote the Common Units that are owned by DCP Midstream and the General Partner. DCP Midstream and the General Partner together owned 56.4% of the Common Units issued and outstanding as of             , 2023.

BUSINESS AND BACKGROUND OF NATURAL PERSONS

Set forth below are the names, the current principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted and the five-year employment history of the current directors and executive officers of the following parties related to the Partnership and the Phillips 66 Filing Parties.

During the past five years, none of the persons described below has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws.

Name	Citizenship	Position with DCP GP LLC
Don A. Baldridge	USA	Interim Chief Executive Officer
Scott R. Delmoro	USA	Interim Principal Financial Officer and Vice President, Finance, and Treasurer
William L. Johnson	USA	President, Operations
George R. Green	USA	Group Vice President and General Counsel
Richard A. Loving	USA	Vice President and Controller
Kevin J. Mitchell*	USA and UK	Chairman of the Board and Director
Timothy D. Roberts*	USA	Director
Heather Crowder*	USA	Director
Fred J. Fowler	USA	Director
William F. Kimble	USA	Director
Brian M. Mandell*	USA	Director
Todd Denton*	USA	Director
Bill W. Waycaster	USA	Director

*	The principal business address of the directors listed above is 2331 CityWest Blvd., Houston, Texas 77042.

Don A. Baldridge. Don Baldridge was appointed as interim Chief Executive Officer of DCP GP LLC effective as of January 1, 2023. Previously, Mr. Baldrige served as President, Operations of DCP GP LLC since February 2017. Prior to that, he was a President of DCP Midstream overseeing the commercial, marketing and logistics businesses since March 2013 and before that was Vice President, Natural Gas and NGL Marketing of DCP Midstream since February 2011. Mr. Baldridge joined DCP Midstream in March 2005. In addition to his position at DCP GP LLC, Mr. Baldridge was named Interim CEO, DCP Midstream of Phillips 66 effective as of April 1, 2023.

Scott R. Delmoro. Scott Delmoro was appointed interim Principal Financial Officer of DCP GP LLC effective January 1, 2023. Mr. Delmoro is also currently the Vice President, Finance and Treasurer of DCP GP LLC, a position he has held since October 2017. Prior to that, Mr. Delmoro served as Vice President and Treasurer since May 2012. Mr. Delmoro joined DCP Midstream GP, LLC in June 2003 and has held roles of increasing responsibility within the Finance and Accounting departments, including serving as Controller and Chief Accounting Officer. In addition to his position at DCP GP LLC, Mr. Delmoro was named Interim CFO, DCP Midstream of Phillips 66 effective as of April 1, 2023.

William L. Johnson. Bill Johnson was appointed President, Operations, of DCP GP LLC in November 2021. Prior to this appointment, Mr. Johnson served as Group Vice President and Chief Transformation Officer for DCP GP LLC since January 2017, where he was responsible for engineering, projects, information technology, operations technology, digital solutions, and DCP GP LLC’s integrated collaboration center. Prior to that, Mr. Johnson served as DCP GP LLC’s Vice President of Operations for the North and Permian regions. He also previously served as DCP GP LLC’s Vice President of Technical Services, responsible for regional engineering, corporate reliability, compression services, and measurement. Before joining DCP GP LLC in 2011, Mr. Johnson held management positions in project engineering, operations, reliability and maintenance, turnarounds, corporate engineering, and plant management at multiple chemical and refining plant sites as well as at the corporate headquarters for Arco Chemical, Lyondell, and LyondellBasell. In addition to his position at DCP GP LLC, Mr. Johnson was appointed as VP, Gathering & Processing Operations at Phillips 66 effective as of April 1, 2023.

George R. Green. George Green was appointed Group Vice President and General Counsel of DCP GP LLC in January 2021. Mr. Green joined DCP GP LLC’s legal department in 2014 and has since held roles of increasing responsibility. He served as Vice President and Deputy General Counsel of DCP GP LLC directly prior to his current role. Before joining DCP GP LLC, he was an attorney in private practice where he represented clients in business disputes, contract claims, product liability cases, and environmental matters. In addition to his position at DCP GP LLC, Mr. Green was named DCP Integration, Legal and General Counsel of Phillips 66 effective as of April 1, 2023. On April 21, 2023, the Partnership announced that Mr. Green will step down from his positions with DCP GP LLC and its subsidiaries and affiliates on June 1, 2023.

Richard A. Loving. Richard Loving was appointed Vice President and Controller of DCP GP LLC in April 2014. Previously, Mr. Loving served as Senior Director of Marketing and Fixed Asset Accounting for DCP Midstream since April 2013 and as Senior Director of Corporate Accounting from November 2009 to April 2003. Before joining DCP Midstream in November 2009, Mr. Loving was Director of Technical Accounting and SEC Reporting at DISH Network since March 2007. In addition to his position at DCP GP LLC, Mr. Loving was named DCP Integration, Finance of Phillips 66 effective as of April 1, 2023.

Kevin J. Mitchell. Kevin Mitchell was appointed to the GP Board in August 2022 and was appointed Chairman of the GP Board in December 2022. Mr. Mitchell currently serves as Executive Vice President and Chief Financial Officer of Phillips 66, a position he has held since January 2016. Previously, Mr. Mitchell served as Vice President, Investor Relations of Phillips 66 from September 2014 to January 2016. Prior to joining Phillips 66, Mitchell served as the General Auditor of ConocoPhillips and Vice President, Exploration and Production—Strategy, Administration and Technical Services.

Timothy D. Roberts. Tim Roberts was appointed to the GP Board in December 2022. Mr. Roberts has served as Executive Vice President, Midstream and Chemicals of Phillips 66 since October 2022. Prior to that, Mr. Roberts served as Executive Vice President, Marketing and Commercial, as well as Executive Vice President, Strategy and Business Development. Prior to joining Phillips 66 in 2016, Mr. Roberts was Executive Vice President, Global Olefins and Polyolefins for LyondellBasell. Mr. Roberts currently serves on the board of directors of Chevron Phillips Chemical Company LLC and previously served on the board of directors of the general partner of Phillips 66 Partners LP.

Heather Crowder. Heather Crowder was appointed to the GP Board in November 2020. Ms. Crowder currently serves as Vice President and General Tax Officer for Phillips 66, a role she has held since January 2018. Before joining Phillips 66 in May 2016, Ms. Crowder served as Managing Tax Counsel, Corporate, for five years at ConocoPhillips. Prior to joining ConocoPhillips in 2011, Ms. Crowder worked for 15 years at KPMG LLP, where she ultimately became a partner in 2008.

Fred J. Fowler. Fred Fowler was appointed to the GP Board in March 2015. Mr. Fowler is the former President and Chief Executive Officer of Spectra Energy, retiring from that position in December 2008. Prior to Spectra Energy’s separation from Duke Energy Corporation in December 2006, Mr. Fowler served as Group President for Duke Energy’s gas transmission business since April 2006. Prior to that, Mr. Fowler served as President and Chief Operating Officer of Duke Energy Corporation since November 2002. Mr. Fowler began his career in the energy industry in 1968. Mr. Fowler served as Vice Chairman of the board of directors of TEPPCO Partners, L.P. from March 1998 to February 2003 and as Chairman of the GP Board from April 2007 to

January 2009. Mr. Fowler also served on the board of directors of Ovintiv Inc. (formerly known as Encana Corp.) until April 28, 2021 and served on the board of directors of PG&E Corporation until June 30, 2020.

William F. Kimble. Bill Kimble was appointed to the GP Board in June 2015. Mr. Kimble retired in February 2015 from KPMG LLP, where he served as Office Managing Partner for the Atlanta office and Managing Partner—Southeastern United States, where he was responsible for the firm’s audit, advisory and tax operations from 2009 until his retirement. Mr. Kimble was also responsible for moderating KPMG LLP’s Audit Committee Institute and Audit Committee Chair Sessions. Until his retirement, Mr. Kimble had been with KPMG LLP or its predecessor firm since 1986. During his tenure with KPMG LLP, Mr. Kimble held numerous senior leadership positions, including Global Chairman of Industrial Markets. Mr. Kimble also served as KPMG LLP’s Energy Sector Leader for approximately ten years and was the executive director of KPMG LLP’s Global Energy Institute. Mr. Kimble currently serves on the board of directors of Liberty Oilfield Services Inc. and its audit committee and previously served on the board of directors of PRGX Global, Inc. and its audit committee.

Todd Denton. Todd Denton was appointed to the GP Board in August 2022. Mr. Denton currently serves as Senior Vice President of Health, Safety and Environment (HSE) and Field Operations Support of Phillips 66, a position he has held since June 2022. Previously, Mr. Denton served in various positions within the midstream business of Phillips 66, most recently as Vice President of Midstream Operations. He also served as President of Phillips 66 Pipeline LLC from 2012 to 2022.

Brian M. Mandell. Brian Mandell was appointed to the GP Board in May 2015. Mr. Mandell is currently Executive Vice President, Marketing and Commercial for Phillips 66. He previously served as Senior Vice President, Commercial, for Phillips 66. Prior to that, he served as Phillips 66’s President, Global Marketing, and prior to that, Global Trading Lead, Clean Products, Commercial. Prior to joining Phillips 66 in May 2012, he worked for ConocoPhillips as Manager, U.S. Gasoline Trading since 2011. Previously, Mr. Mandell served in the Commercial NGL group and was named Manager of NGL Trading after working as Manager of Processing Assets and Business Development in 2006. Mr. Mandell began his career with Conoco in 1991 working in various marketing roles.

Bill W. Waycaster. Bill Waycaster was appointed to the GP Board in June 2015. Mr. Waycaster retired in April 2003 from Texas Petrochemicals LLC after working in the hydrocarbon process industries for over 45 years. Mr. Waycaster was President and Chief Executive Officer of Texas Petrochemicals LLC from April 1992 until his retirement. Prior to that, Mr. Waycaster spent 27 years at The Dow Chemical Company serving as Vice President and General Manager of Hydrocarbons and Energy Resources until he left to join Texas Petrochemicals. Mr. Waycaster held positions at The Dow Chemical Company ranging from Project Engineer to Vice President of Business and Asset Management. Mr. Waycaster previously served on the board of directors of the National Petrochemical and Refiners Association, where he served as Chairman of the Petrochemicals Committee and Executive Committee, and also served on the board of directors of the American Chemistry Council. Mr. Waycaster has previously served on the board of directors of each of Destec Energy, Inc. and Enterprise Products GP, LLC.

Except as otherwise noted, the principal business address of each of the directors and executive officers of DCP GP LLC listed above is 6900 E. Layton Avenue, Suite 900, Denver, Colorado 80237.

Name	Citizenship	Position with Phillips 66
Mark E. Lashier	USA	President and Chief Executive Officer, Director
Kevin J. Mitchell	USA and UK	Executive Vice President and Chief Financial Officer
Brian M. Mandell	USA	Executive Vice President, Marketing and Commercial
Timothy D. Roberts	USA	Executive Vice President, Midstream and Chemicals
Vanessa L. Allen Sutherland	USA	Executive Vice President, Government Affairs, General Counsel and Corporate Secretary
Zhanna Golodryga	USA	Executive Vice President, Emerging Energy and Sustainability
Richard G. Harbison	USA	Executive Vice President, Refining
J. Scott Pruitt	USA	Vice President and Controller
Greg C. Garland	USA	Executive Chairman of the Board, Director
Gary K. Adams	USA	Director
Julie L. Bushman	USA	Director
Lisa A. Davis	USA	Director
Gregory J. Hayes	USA	Director
Charles M. Holley	USA	Director
John E. Lowe	USA	Director
Denise L. Ramos	USA	Director
Denise R. Singleton	USA	Director
Douglas T. Terreson	USA	Director
Glenn F. Tilton	USA	Director
Marna C. Whittington	USA	Director

Mark E. Lashier. Mark Lashier is President and Chief Executive Officer of Phillips 66. A chemical engineer, he has over 30 years of experience in various executive leadership roles within the energy and petrochemical industries. Lashier served as Chief Operating Officer of Phillips 66 from April 2021 through June 2022. Before that, he was President and CEO of Chevron Phillips Chemical Company LLC, a joint venture between Phillips 66 and Chevron, from 2017 to 2021. He previously held several leadership positions at Chevron Phillips Chemical Company LLC, including Executive Vice President of Olefins and Polyolefins; Senior Vice President of Specialties, Aromatics and Styrenics; Vice President of Corporate Planning and Development; Project Director for Saudi Arabia; and Regional Manager in Asia. Lashier began his career at Phillips Petroleum in 1989 as an Associate Research Engineer.

Richard G. Harbison. Richard G. (Rich) Harbison is Executive Vice President of Refining for Phillips 66. Harbison has over 30 years of experience in a variety of leadership roles across the refining, pipeline and terminal organizations. From 2020 to 2022, Harbison was Vice President of the San Francisco Refinery, where he oversaw Rodeo Renewed. He previously served as Manager of the Lake Charles Manufacturing Complex from 2016 to 2020 and Manager of the Ferndale Refinery from 2014 to 2016. Prior to that, he worked at both the Los Angeles Refinery and Ferndale Refinery as Operations Manager. Harbison began his career as an operator with Unocal Corporation at the Richmond Terminal. In 1992, he was promoted to his first supervisory role and worked in roles of increasing responsibility for the pipeline and terminal organizations. In 1999, Harbison transferred to Tosco’s San Francisco Area Refinery as a project engineer. He worked on several assignments at the Rodeo Refinery, including routine maintenance, turnaround and operations superintendent.

Vanessa L. Allen Sutherland. Vanessa Allen Sutherland is Executive Vice President of Government Affairs, General Counsel and Corporate Secretary for Phillips 66. She has over 25 years of legal experience. Before assuming her current role in January 2022, Sutherland was Executive Vice President and Chief Legal Officer for Norfolk Southern Corporation, where she held a series of positions. Sutherland previously served as Chairperson and CEO of the U.S. Chemical Safety and Hazard Investigation Board from 2015-2018 and as Chief Counsel at the U.S. Department of Transportation’s Pipeline and Hazardous Materials Safety Administration from 2011-2015. She also served in senior legal counsel roles for Altria Group and Philip Morris USA.

Zhanna Golodryga. Zhanna Golodryga is Executive Vice President of Emerging Energy and Sustainability for Phillips 66. She previously served as Senior Vice President and Chief Digital and Administrative Officer for Phillips 66 from April 2017 through September 2022. Before joining Phillips 66, she served as Chief Information Officer and Senior Vice President, Services, with responsibilities for Global Supply Chain, Facilities and Office Services for Hess Corporation, a role she held since 2012. Prior to that, she was Vice President and CIO at BHP Billiton, Vice President of Information Technology at TeleCheck International, Manager of Information Systems at Baker Hughes, and IT Services Manager at Marathon Oil.

J. Scott Pruitt. Scott Pruitt serves as Vice President and Controller of Phillips 66, a position he has held since August 2021. Pruitt previously served as General Auditor from September 2020 to August 2021 and Assistant Controller from May 2012 to September 2020.

Greg C. Garland. Greg Garland is Executive Chairman of the Phillips 66 Board. A chemical engineer, Garland has 40 years of experience in technical and executive leadership positions within the oil, natural gas and chemical industries. Garland was CEO of Phillips 66 from 2012 through June 2022. He previously was senior vice president, Exploration and Production, Americas, for ConocoPhillips. Prior to joining ConocoPhillips, he was president and CEO of Chevron Phillips Chemical Company, which is a joint venture between Phillips 66 and Chevron. Garland previously served as Senior Vice President, Planning & Specialty Chemicals at Chevron Phillips. Garland began his career with Phillips Petroleum Company in 1980 as a Project Engineer. He serves on the board of directors for Amgen, the Barbara Bush Houston Literacy Foundation, the Greater Houston Partnership, Junior Achievement of Southeast Texas and the National Petroleum Council. He is a member of the executive committee of American Petroleum Institute and serves on the engineering advisory board for Texas A&M University. He is also one of the founding CEOs of the American Cancer Society’s CEOs Against Cancer initiative in the U.S. Gulf Coast region and a member of the Board of Visitors for MD Anderson.

Gary K. Adams. Gary Adams is a member of the Phillips 66 Board. He serves on the human resources and compensation, and public policy and sustainability committees. Adams was the chief advisor of chemicals for IHS Inc. He started his chemical industry career with Union Carbide. After 15 years serving in a number of positions at Union Carbide, Adams joined Chemical Market Associates Inc. (CMAI). He served as president, CEO and chairman of the board of CMAI from 1997 until its acquisition by IHS in 2011. Adams previously served on the boards of Trecora Resources from 2012 to 2022, Westlake Chemical Partners LP from July 2014 to October 2016, and Phillips 66 Partners LP from September 2013 to August 2016.

Julie L. Bushman. Julie Bushman is a member of the Phillips 66 Board. She serves on the audit and finance and public policy and sustainability committees. Bushman is the former executive vice president of International Operations at 3M. She previously served in various executive positions at 3M, including as senior vice president of Business Transformation and Information Technology; executive vice president of Safety, Security and Protection Services; executive vice president of Safety and Graphics; division vice president of the Occupational Health and Environmental Safety Division; and chief information officer. Bushman joined 3M in 1983. She also has served on the 3M Foundation Board and has led the 3M United Way Giving Campaign. Bushman also serves on the boards of directors of Adient plc and Bio-Techne Corporation. She previously served on the board of Johnson Controls from 2012 through 2016.

Lisa A. Davis. Lisa Davis is a member of the Phillips 66 Board. She serves on the human resources and compensation and public policy and sustainability committees. Davis previously served as a member of the managing board for Siemens AG with responsibility as CEO for Siemens Gas and Power, which operates in more than 80 countries and includes power generation, power services, oil and gas, transmission and new fuels. During her tenure at Siemens, Davis also served as chair and CEO of Siemens Corporation USA and as a member of the board of directors of Siemens Gamesa Renewable Energy SA. Prior to joining Siemens, Davis served in various capacities and leadership positions with Royal Dutch Shell, Texaco and Exxon Corporation in upstream and downstream operations and project development. Davis also serves on the boards of directors of Air Products and Chemicals, Inc., Penske Automotive Group and C3.ai, Inc.

Gregory J. Hayes. Gregory Hayes is member of the Phillips 66 Board. He currently serves as the Chairman and Chief Executive Officer of Raytheon Technologies Corporation, a position he has held since June 2021. Mr. Hayes previously served as President, Chief Executive Officer and Director of Raytheon form April 2020 to June 2021. Prior to that, Hayes served Chairman and Chief Executive Officer of United Technologies Corporation from 2016 to April 2020; President, Chief Executive Officer and Director of United Technologies Corporation from 2014 to 2016; Senior Vice President and Chief Financial Officer of United Technologies Corporation from 2008 to 2014; and in various senior positions since joining United Technologies Corporation. Hayes served on the board of directors of Nucor Corporation from 2014 to 2018.

Charles M. Holley. Charles Holley is a member of the Phillips 66 Board. Holley is the former Executive Vice President and Chief Financial Officer of Walmart, Inc., where he served from 2010 to 2015. Prior to that, Holley served as Executive Vice President, Finance, and Treasurer of Walmart, Inc. from 2007 to 2010 and as Senior Vice President and Controller from 2003 to 2005. Mr. Holley previously served as an independent senior advisor, U.S. CFO Program, Deloitte LLP, from 2016 to 2019. He currently serves on the Advisory Council for the McCombs School of Business at the University of Texas at Austin and the University of Texas Presidents’ Development Board. Holley also serves on the boards of directors of Amgen, Inc. and Carrier Global Corporation.

John E. Lowe. John Lowe is a member of the Phillips 66 Board. Lowe held a series of executive positions with ConocoPhillips, including Executive Vice President, Exploration & Production, Executive Vice President, Commercial, and Executive Vice President, Strategy, Planning and Corporate Affairs. He currently serves as a member of the board of directors of TC Energy Corporation and is a former board member of Chevron Phillips Chemical Company LLC and DCP GP LLC.

Denise L. Ramos. Denise Ramos is a member of the Phillips 66 Board. She is the chair of the public policy and sustainability committee and serves on the audit and finance, nominating and governance, and executive committees. Ramos retired as chief executive officer, president and a director of ITT Inc. (formerly ITT Corporation) in 2019. She also previously served as senior vice president and chief financial officer of ITT. Prior to joining ITT, Ramos served as chief financial officer for Furniture Brands International from 2005 to 2007. From 2000 to 2005, Ramos served as senior vice president and corporate treasurer at Yum! Brands, Inc. and chief financial officer for the U.S. division of KFC Corporation. Ramos began her career in 1979 at Atlantic Richfield Company (ARCO), where she spent more than 20 years serving in a number of finance positions including corporate general auditor and assistant treasurer. Ramos also serves on the boards of directors of Bank of America Corporation and Raytheon Technologies Corporation.

Denise R. Singleton. Denise Singleton is a member of the Phillips 66 Board. She serves on the audit and finance committee and the public policy and sustainability committee of the Phillips 66 Board. Singleton is the Executive Vice President, General Counsel and Secretary of WestRock Company. She previously served as Senior Vice President, General Counsel and Corporate Secretary of IDEX Corporation from 2015 to 2022. Prior to joining IDEX, she served as Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer at SunCoke Energy, Inc. and its controlled company SunCoke Energy Partners, L.P., where she was on the board of directors, from 2011 to 2015. Prior to joining SunCoke Energy, Singleton held several positions at PPG Industries, Inc., including Assistant General Counsel and Corporate Secretary, Chief Securities and Finance Counsel, Chief M&A Counsel, and General Counsel of the Glass and Fiberglass Division. Prior to joining PPG, Singleton was a partner at Shaw Pittman LLP, a law firm. Singleton currently serves on the board of directors of Teledyne Technologies Incorporated.

Douglas T. Terreson. Doug T. Terreson is a member of the Phillips 66 Board. He serves on the human resources and compensation committee and the public policy and sustainability committee of the board. Terreson is a former Senior Advisor at Evercore, a position he held since 2021. Terreson previously served as the Head of

Global Energy at Evercore ISI, from 2016 until 2021. Terreson joined International Strategy & Investment Group (ISI), which was acquired by Evercore in 2014, in 2009, after 15 years at Morgan Stanley, where he managed the Global Energy Group. Prior to that, he managed Putnam Investments’ energy mutual fund. Terreson began his career as an engineer with Schlumberger Limited. Terreson is the chair of the investment committee of the Mississippi State University Foundation Board.

Glenn F. Tilton. Glenn Tilton is a member of Phillips 66 Board. He is chair of the nominating and governance committee and serves on the human resources and compensation, public policy and sustainability, and executive committees. Tilton retired from his position as Chairman of the Midwest for JPMorgan Chase in 2014. Until December 2012, Tilton served as non-executive chairman of the board of directors of United Continental Holdings, Inc., following the merger between United and Continental Airlines. Prior to the merger, Tilton was chairman and CEO of United Airlines Inc. from 2002 to 2010. Previously, he spent more than 30 years in increasingly senior roles with Texaco Inc., including chairman and CEO in 2001. He currently serves on the boards of Abbott Laboratories and AbbVie.

Marna C. Whittington. Marna Whittington is a member of Phillips 66 Board. She is chair of the human resources and compensation committee and serves on the nominating and governance, public policy and sustainability, and executive committees. Whittington was chief executive officer of Allianz Global Investors Capital, a diversified global investment firm, from 2002 until her retirement in January 2012. She was chief operating officer of Allianz Global Investors, the parent company of Allianz Global Investors Capital, from 2001 to 2011. Prior to that, she was managing director and chief operating officer of Morgan Stanley Asset Management. Whittington started in the investment management industry in 1992, joining Philadelphia-based Miller Anderson & Sherrerd. She also serves on the board of directors of Ocugen, Inc. and Oaktree Capital Management and is a former board member of Macy’s, Inc.

For biographical information about Kevin J. Mitchell, Brian M. Mandell and Timothy D. Roberts, see the list of directors and executive officers of DCP GP LLC above.

The principal business address of each of the directors and executive officers of Phillips 66 listed above is 2331 CityWest Blvd., Houston, Texas 77042.

Name	Citizenship	Position with Phillips 66 Company
Mark E. Lashier	USA	President and Chief Executive Officer
Kevin J. Mitchell	USA and UK	Executive Vice President and Chief Financial Officer
Brian M. Mandell	USA	Executive Vice President, Marketing and Commercial
Timothy D. Roberts	USA	Executive Vice President, Midstream and Chemicals
Vanessa L. Allen Sutherland	USA	Executive Vice President, Government Affairs, General Counsel and Corporate Secretary, Director
Zhanna Golodryga	USA	Executive Vice President, Emerging Energy and Sustainability
Richard G. Harbison	USA	Executive Vice President, Refining
J. Scott Pruitt	USA	Vice President and Controller
Sam A. Farace II	USA	Vice President and Treasurer, Director

Sam A. Farace II. Sam Farace is Vice President and Treasurer for Phillips 66 Company as well as a member of the Phillips 66 Company board. Mr. Farace also serves as Vice President and Treasurer of Phillips 66, a position he has held since October 2022. Previously, he served as Assistant Treasurer, Corporate Finance of Phillips 66, a position he held since July 2015 and, before that, as General Manager, Treasury, Europe and Asia of Phillips 66, a position he held since July 2014.

For biographical information about Kevin J. Mitchell, Brian M. Mandell and Timothy D. Roberts, see the list of directors and executive officers of DCP GP LLC above. For biographical information about Mark E. Lashier, Vanessa L. Allen Sutherland, Zhanna Golodryga, Richard G. Harbison and J. Scott Pruitt, see the list of directors and executive officers of Phillips 66 above.

The address of each of the directors and executive officers of Phillips 66 Company listed above is 2331 CityWest Blvd., Houston, Texas 77042.

Name	Citizenship	Position with PDI
Timothy D. Roberts	USA	President
Sam A. Farace II	USA	Director, Vice President and Treasurer
Vanessa L. Allen Sutherland	USA	Director, Vice President

For biographical information about Timothy D. Roberts, see the list of directors and executive officers of DCP GP LLC above. For biographical information about Vanessa L. Allen Sutherland, see the list of directors and executive officers of Phillips 66 above. For biographical information about Sam A. Farace II, see the list of directors and executive officers of Phillips 66 Company above.

The address of each of the directors and executive officers of PDI listed above is 2331 CityWest Blvd., Houston, Texas 77042.

PGC, Merger Sub and DCP Midstream have no directors. PGC and Merger Sub are managed by their sole members and DCP Midstream is managed by its managing members. Kevin J. Mitchell is the President of PGC and Timothy D. Roberts is the President of Merger Sub. DCP Midstream has no executive officers. For biographical information about Kevin J. Mitchell and Timothy D. Roberts, see the list of directors and executive officers of DCP GP LLC above.

UNIT OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The Partnership’s securities entitled to vote on the Merger Agreement and the proposed Merger consist of the Common Units. All of the Common Units may be voted by written consent pursuant to the terms of the Partnership Agreement, which requires the authorization of the General Partner. The unit ownership amounts below contain certain information about holders of Common Units whom the Partnership believes are “beneficial” owners of more than five percent of the outstanding Common Units, as well as information regarding the unit ownership by the directors and executive officers of DCP GP LLC and the other Phillips 66 Filing Parties as of the dates listed below. Except as described below, the Partnership knows of no person that beneficially owns more than five percent of the outstanding Common Units, based solely on filings made with the SEC.

The percentage of beneficial ownership is calculated on the basis of 208,649,649 Common Units outstanding as of March 22, 2023. The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The SEC has defined the “beneficial owner” of a security to include any person who, directly or indirectly, has or shares voting power or dispositive over such security. Except as indicated by footnote, the persons named in the tables below have sole voting and dispositive power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

Unless otherwise set forth below, the address for each beneficial owner set forth below is 6900 E. Layton Ave, Suite 900, Denver, Colorado 80237.

Unit Ownership by Directors and Executive Officers

The following table presents the beneficial ownership of Common Units, Partnership RPUs and Partnership SPUs known to be held by each director and executive officer of DCP GP LLC, and by the directors and executive officers of DCP GP LLC as a group, as of March 22, 2023. The percentage of Common Units beneficially owned is based on 208,649,649 Common Units outstanding as of March 22, 2023.

Name of Beneficial Owner	Partnership RPUs	Partnership SPUs	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned
Wouter T. van Kempen (1)	—	131,425	67,040		*
Sean P. O’Brien (2)	—	28,076	16,500		*
Donald A. Baldridge	43,990	49,790	38,353		*
William L. Johnson	24,820	28,340	13,732		*
George R. Green	16,760	19,220	3,194		*
Scott R. Delmoro	24,230	10,130	3,623		*
Heather Crowder**	—	—	—	—
Todd Denton**	—	—	2,750		*
Fred J. Fowler	—	—	61,700		*
William F. Kimble	—	—	27,600		*
Brian Mandell**	—	—	—	—
Kevin J. Mitchell**	—	—	3,000		*
Timothy D. Roberts**	—	—	—	—
Bill W. Waycaster	—	—	27,600		*
All directors and executive officers of DCP GP LLC as a group (14 persons)	109,800	266,981	265,092		*

*	Represents less than 1%.
**	Business address is 2331 CityWest Blvd., Houston, Texas 77042.

(1)

Mr. van Kempen stepped down from the positions he held with DCP GP LLC effective as of December 31, 2022. Mr. van Kempen’s beneficial ownership information is based on information available to the Partnership prior to his departure.

(2)

Mr. O’Brien stepped down from the positions he held with DCP GP LLC effective as of December 31, 2022. Mr. O’Brien’s beneficial ownership information is based on information available to the Partnership prior to his departure.

Other than the Common Units owned by Kevin Mitchell and Todd Denton described above, no director or executive officer of the other Phillips 66 Filing Parties beneficially owns any Common Units.

Unit Ownership of Five Percent or More Holders of Common Units

The following table presents the beneficial ownership of Common Units by each five percent or more holder of Common Units as of March 22, 2023. The percentage of Common Units beneficially owned is based on 208,649,649 Common Units outstanding as of March 22, 2023.

Name of Beneficial Owner	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned
DCP Midstream, LLC (1)(2)	118,359,981	56.8%
DCP Midstream GP, LLC (3)	66,887,618	32.1%
DCP Midstream GP, LP	66,887,618	32.1%
ALPS Advisors, Inc. (4)	13,458,511	6.5%

(1)

DCP Midstream directly owns 50,874,908 Common Units. In addition, DCP Midstream may be deemed to indirectly beneficially own: (i) 597,455 Common Units held in a rabbi trust established in connection with the Partnership’s executive deferred compensation plan; and (ii) 66,887,618 Common Units owned by the General Partner. The address of DCP Midstream is 2331 CityWest Blvd., Houston, Texas 77042.

(2)

Phillips 66 is the parent company of Phillips 66 Company, which is the parent company of Phillips 66 Project Shareholder Inc., which is the parent company of PDI, which is the parent company of PGC, which is the Class A Managing Member of DCP Midstream. As a result, each of Phillips 66, Phillips 66 Company, Phillips 66 Project Shareholder Inc., PDI and PGC may be deemed to indirectly beneficially own the 118,359,981 Common Units that DCP Midstream directly and indirectly beneficially owns. Each such entity has an address of 2331 CityWest Blvd., Houston, Texas 77042.

(3)	DCP GP LLC is the general partner of the General Partner. Therefore, DCP GP LLC may be deemed to be the beneficial owner of 66,887,618 Common Units owned by the General Partner.

(4)

Based solely on the Schedule 13G/A filed with the SEC on February 13, 2023 by ALPS Advisors, Inc. and Alerian MLP ETF, each with an address of 1290 Broadway, Suite 1000, Denver, Colorado 80203. The Schedule 13G/A reports that ALPS Advisors, Inc. (“AAI”), an investment adviser registered under the Investment Advisers Act of 1940, as amended, furnishes investment advice to investment companies registered under the Investment Company Act of 1940, as amended (collectively referred to as the “Funds”). The Schedule 13G/A reports that, in its role as investment advisor, AAI has voting and/or investment power over the registrant’s Common Units that are owned by the Funds, and may be deemed to be the beneficial owner of such Common Units held by the Funds, and that Alerian MLP ETF is an investment company registered under the Investment Company Act of 1940 and is one of the Funds to which AAI provides investment advice. The Schedule 13G/A reports that Alerian MLP ETF has shared voting and investment power over 13,458,511 Common Units. The Common Units reported therein are reported as being owned by the Funds and AIA disclaims beneficial ownership of such Common Units.

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

The following describes certain significant contacts, transactions, negotiations and agreements between the Phillips 66 Filing Parties and the Partnership or its subsidiaries that have taken place during the past two years.

DCP Midstream Transaction

On August 17, 2022, subsidiaries of Phillips 66 and Enbridge entered into the DCP Midstream Merger Agreement with DCP Midstream and Gray Oak Holdings, pursuant to which, immediately following the execution thereof, Gray Oak Holdings merged with and into DCP Midstream, with DCP Midstream surviving as a legal entity jointly owned by (i) a subsidiary of Phillips 66, holding membership interests in DCP Midstream representing a 43.3% indirect economic interest in the Partnership and a 6.5% indirect economic interest in Gray Oak Pipeline, and (ii) a subsidiary of Enbridge, holding membership interests in DCP Midstream representing a 13.2% indirect economic interest in the Partnership and a 58.5% indirect economic interest in Gray Oak Pipeline. In addition, pursuant to the DCP Midstream Merger Agreement, Phillips 66, through its subsidiary, made a cash contribution of approximately $404 million to DCP Midstream, which amount was subsequently paid to a subsidiary of Enbridge. Neither DCP GP LLC, the General Partner nor the Partnership were parties to the DCP Midstream Merger Agreement. The DCP Midstream Transaction closed on August 17, 2022 and was not conditioned on a transaction involving the acquisition of the Public Common Units.

In connection with the closing of the DCP Midstream Transaction, on August 17, 2022, Phillips 66 and Enbridge, through their respective subsidiaries, entered into the DCP Midstream LLC Agreement, which, among other things, designated Phillips 66, through its wholly owned subsidiary, as the Class A Managing Member of DCP Midstream, with the power to conduct, direct and manage all activities of DCP Midstream associated with the Partnership and each of its subsidiaries, DCP GP LLC and the General Partner, and, in each case, the businesses, activities and liabilities thereof. The DCP Midstream LLC Agreement also provides Phillips 66, through its wholly owned subsidiary, with the power to exercise DCP Midstream’s rights to appoint or remove any director on the GP Board and vote the Common Units that are owned directly or indirectly by DCP Midstream. Accordingly, following the DCP Midstream Transaction, Enbridge no longer had the right to appoint representatives to the GP Board.

Services and Employee Secondment Agreement

Under the Services and Employee Secondment Agreement (the “Services Agreement”), dated as of January 1, 2017, between the Partnership and DCP Services, LLC, a Delaware limited liability company and a wholly owned subsidiary of DCP Midstream (“DCP Services”), the Partnership is required to reimburse DCP Services or its affiliates for costs, expenses, and expenditures incurred or payments made on the Partnership’s behalf for general and administrative functions including, but not limited to, legal, accounting, compliance, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, benefit plan maintenance and administration, credit, payroll, internal audit, taxes and engineering, as well as salaries and benefits of seconded employees, insurance coverage and claims, capital expenditures, maintenance and repair costs and taxes. There is no limit on the reimbursements the Partnership makes under the Services Agreement for costs, expenses and expenditures incurred or payments made on behalf of the Partnership. During the years ended December 31, 2022 and December 31, 2021, respectively, the Partnership was charged the following costs under the Services Agreement: (i) approximately $166 million and $157 million for operating and maintenance expenses; and (ii) approximately $184 million and $149 million for general and administrative expenses. In addition, during the year ended December 31, 2022, the Partnership was charged approximately $17 million under the Services Agreement for restructuring costs incurred in connection with the Partnership’s ongoing integration with Phillips 66 (as described below).

Integration with Phillips 66

Following the completion of the DCP Midstream Transaction in August of 2022, Phillips 66 began to integrate the Partnership’s corporate functions and operations with Phillips 66’s Midstream segment, including the integration of certain operational services provided under the Services Agreement. As part of these integration efforts, employees of DCP Services transferred employment to a Phillips 66 subsidiary effective April 1, 2023, and general and administrative services will be provided by Phillips 66 or one or more of its subsidiaries. For the year ended December 31, 2022, the Partnership incurred costs of $12 million in severance and other employee related costs and $9 million in other restructuring charges in connection with its integration with Phillips 66. The Partnership’s integration with Phillips 66 is being carried out independently of the proposed Merger.

Joint Ventures with Phillips 66

DCP Sand Hills Pipeline, LLC (“Sand Hills”) and DCP Southern Hills Pipeline, LLC (“Southern Hills”) are each joint ventures that are owned 66.67% by the Partnership and 33.33% by Phillips 66. The Partnership has entered into a transportation agreement with each of Sand Hills and Southern Hills, pursuant to which the Partnership is committed to transport minimum throughput volumes at rates defined by tariff. Under the terms of the Sand Hills and Southern Hills governing documents, Sand Hills and Southern Hills are required to reimburse the Partnership for any direct costs or expenses (other than general and administrative expenses) which the Partnership incurs on behalf of Sand Hills and Southern Hills. Accordingly, Sand Hills and Southern Hills each pay the Partnership an annual service fee of $5 million for centralized corporate functions provided by the Partnership as operator of Sand Hills and Southern Hills. Except with respect to the annual service fee, there is no limit on the reimbursements Sand Hills and Southern Hills make to the Partnership under their respective governing documents for other expenses and expenditures incurred by the Partnership on behalf of Sand Hills or Southern Hills.

Other Transactions with Phillips 66

The Partnership sells a portion of its residue gas and NGLs to and purchases NGLs from Phillips 66 and its affiliates. The following summarizes transactions with Phillips 66 or its affiliates during the years ended December 31, 2022 and December 31, 2021, respectively: (i) approximately $3.92 billion and $3.0 billion for sales of natural gas, NGLs and condensate; (ii) approximately $181 million and $62 million for purchases and related costs; (iii) approximately $187 million and $158 million for transportation and related costs; and (iv) approximately $15 million and $14 million for operating and maintenance and general administrative expenses.

CERTAIN PURCHASES AND SALES OF COMMON UNITS

During the past 60 days, there have been no transactions in the Common Units by the Partnership, the General Partner, DCP GP LLC or the other Phillips 66 Filing Parties or any executive officer, director, associate or majority-owned subsidiary of the foregoing parties or by any pension, profit-sharing or similar plan of the Partnership, the General Partner, DCP GP LLC or the other Phillips 66 Filings Parties.

DELISTING AND DEREGISTRATION OF COMMON UNITS

If the Merger is completed, the Common Units will be delisted from the NYSE and, as promptly as practicable after the Effective Time, deregistered under the Exchange Act (via termination of registration pursuant to Section 12(g) of the Exchange Act). After the completion of the Merger, the Partnership will also file a Form 15 to suspend its reporting obligations with respect to the Common Units under Section 15(d) of the Exchange Act. As a result, the Partnership will no longer be obligated to file any periodic reports with the SEC on account of the Common Units.

HOUSEHOLDING OF INFORMATION STATEMENT

Some banks, brokers and other nominees may be participating in the practice of “householding” information statements, proxy statements and annual reports. This means that only one copy of this notice of action by written consent and information statement may have been sent to multiple unitholders in your household, unless the Partnership has received contrary instructions in the past from applicable limited partners. If you would prefer to receive separate copies of the information statement either now or in the future, please contact your bank, broker or other nominee. In addition, upon written or oral request to the Partnership, the Partnership will provide a separate copy of the information statement. In addition, limited partners sharing an address can request delivery of a single copy of the information statement if you are receiving multiple copies upon written or oral request to the Partnership at the address and telephone number stated below. All requests or notices related to the foregoing may be directed to at the following address: 6900 E. Layton Ave, Suite 900.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Partnership is incorporating by reference specified documents that it files with the SEC, which means that it can disclose important information to you by referring you to those documents that are considered part of this information statement. The Partnership incorporates by reference into this information statement the documents listed below (other than portions of these documents that are described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC):

•	The Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

•	The Partnership’s Quarterly Report on Form 10-Q for the fiscal Quarter ended March 31, 2023.

•

The Partnership’s Current Reports on Form 8-K as filed with the SEC on January  6, 2023, February  8, 2023, April 21, 2023 and May 3, 2023 (other than portions of a Current Report on Form 8-K that are furnished under Item 2.02 or Item 7.01, including any exhibits included with such items unless otherwise indicated therein).

Any statement contained in a document incorporated by reference into this information statement will be deemed to be modified or superseded for purposes of this information statement to the extent that a statement contained in this information statement modified or supersedes the statement.

WHERE YOU CAN FIND MORE INFORMATION

The Partnership files annual, quarterly and other reports and other information with the SEC. These reports and other information contain additional information about the Partnership. The Partnership will make these materials available for inspection and copying by any holder of Common Units, or a representative of any holder of Common Units who is so designated in writing, at its executive offices during regular business hours.

Because the Merger is a “going private” transaction under SEC rules, the Partnership, the General Partner, DCP GP LLC and the other Phillips 66 Filing Parties have filed with the SEC the Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC with respect to the Merger and any such information contained in a document filed with the SEC after the date of this information statement will not automatically be incorporated into the Schedule 13E-3.

Securityholders and other interested parties will also be able to obtain, without charge, a copy of such documents and other relevant documents (if and when available) from the Partnership’s website at www.dcpmidstream.com under the “Investors” tab and the “SEC Filings” sub-tab.

Evercore’s opinion and the presentations Evercore made to the Special Committee will be made available for inspection and copying at the principal executive offices of the Partnership during regular business hours by any interested Common Unitholder or such Common Unitholder’s representative who has been designated in writing.

This information statement is dated     , 2023. You should not assume that the information contained in this information statement is accurate as of any date other than that date, or that the information contained in the Partnership’s Annual Report on Form 10-K and Current Reports on Form 8-K incorporated by reference into this information statement is accurate as of any date other than the respective dates of such documents. Neither the mailing of this information statement to the Partnership’s limited partners nor the payment of the Merger Consideration pursuant to the Merger will create any implication to the contrary.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

PHILLIPS 66,

PHILLIPS 66 PROJECT DEVELOPMENT INC.,

DYNAMO MERGER SUB LLC,

DCP MIDSTREAM, LP,

DCP MIDSTREAM GP, LP

and

DCP MIDSTREAM GP, LLC

January 5, 2023

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 5, 2023 (this “Agreement”), is entered into by and among Phillips 66, a Delaware corporation (“Parent”), Phillips 66 Project Development Inc., a Delaware corporation and indirect wholly owned Subsidiary of Parent (“PDI”), Dynamo Merger Sub LLC, a Delaware limited liability company and wholly owned Subsidiary of PDI (“Merger Sub”), DCP Midstream, LP, a Delaware limited partnership (the “Partnership”), DCP Midstream GP, LP, a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), and DCP Midstream GP, LLC, a Delaware limited liability company and the general partner of the General Partner (“DCP GP LLC”). Certain capitalized terms used in this Agreement are defined in Article I.

W I T N E S S E T H:

WHEREAS, each of Parent and the Partnership wishes to effect a strategic business combination by means of a merger transaction on the terms and conditions set forth in this Agreement;

WHEREAS, the Special Committee (the “Special Committee”) of the Board of Directors of DCP GP LLC (the “GP Board”), by unanimous vote, in good faith, has, among other things, (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger (the foregoing constituting “Special Approval” for all purposes of the Partnership Agreement, including Section 7.9(a) thereof, the DCP GP LLC Company Agreement, including Section 6.09(a) thereof, and the GP Partnership Agreement, including Section 7.9(a) thereof), (c) resolved to recommend to the GP Board the approval of this Agreement and the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Merger, and (d) resolved, and recommended that the GP Board resolve, to direct that this Agreement and the approval of the Merger be submitted to a vote of the holders of Common Units;

WHEREAS, the GP Board (acting, in part, based upon the receipt of such approval and recommendation of the Special Committee), by unanimous vote, in good faith, has, among other things, (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (b) authorized and approved the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) directed that the approval of this Agreement and the approval of the Merger be submitted to a vote of the holders of Common Units pursuant to Section 14.3 of the Partnership Agreement and (d) authorized the holders of Common Units to act by written consent pursuant to Section 13.11 of the Partnership Agreement;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), by unanimous vote, has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of Parent and (b) authorized and approved the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, DCP Midstream, LLC, a Delaware limited liability company (“DCP LLC”), in its capacity as the sole member of DCP GP LLC and the sole limited partner of the General Partner, has delivered to the GP Board its consent (the “Sponsor Consent”) authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, by the Partnership Parties (the foregoing constituting “Extraordinary Approval” for all purposes of the DCP GP LLC Company Agreement, including Section 6.01(c) thereof, and the GP Partnership Agreement, including Section 7.3(d) thereof);

WHEREAS, the board of directors of PDI, acting on behalf of PDI, in its own capacity and in its capacity as the sole member of Merger Sub, has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of PDI and Merger Sub and (b) authorized and approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Merger; and

WHEREAS, following (a) the approval of this Agreement by the General Partner, (b) the authorization by the General Partner for the holders of Common Units to act by written consent and (c) the submission by the General Partner of this Agreement to a vote of the holders of Common Units and, concurrently with the execution and delivery of this Agreement, DCP LLC, in its capacity as the record and beneficial owner of 50,874,908 Common Units, and the General Partner, in its capacity as the record and beneficial owner of 66,887,618 Common Units, have delivered the Written Consent approving this Agreement and the transactions contemplated by this Agreement, including the Merger, pursuant to Section 13.11 and Section 14.3 of the Partnership Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINED TERMS; CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person; provided, however, that, except where otherwise expressly provided in this Agreement, for the purposes of this Agreement, (a) DCP Services, the Partnership Parties and their Subsidiaries shall not be considered Affiliates of Parent and its other Subsidiaries and (b) the P66 Parties and their Subsidiaries (other than DCP Services, the Partnership Parties and their Subsidiaries) shall not be considered Affiliates of DCP Services, the Partnership Parties and their Subsidiaries. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“AST” has the meaning set forth in Section 3.3(a).

“Award Exchange Ratio” means the ratio obtained by dividing (i) the Merger Consideration by (ii) the average between the highest and lowest sales price per share of Parent Common Stock on the NYSE on the last trading day prior to the Closing Date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually selected by Parent and the Partnership).

“Balance Sheet Date” means September 30, 2022.

“Benefit Plan” means (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) any employment, consulting, severance, salary continuation, termination, retention, change of control, health, medical, hospitalization, dental, vision, cafeteria, disability, accident, insurance, vacation, paid-time-off, healthcare reimbursement, flexible spending, dependent care, adoption assistance, cafeteria, health savings, perquisite, welfare, fringe benefit, incentive, bonus, equity or equity-based, deferred compensation, excess benefit, profit sharing, retirement, pension, savings or other compensation or benefit plan, program, policy, agreement, arrangement or understanding, in all cases, whether written or oral.

“Book-Entry Units” has the meaning set forth in Section 3.2.

“Business Day” means a day other than a Saturday, a Sunday or any other day on which (i) the Secretary of State of Delaware is authorized or required by applicable Law to be closed or (ii) commercial banks in New York, New York are authorized or required by applicable Laws to be closed.

“Cause” means, with respect to a director of DCP GP LLC, the commission of any act of actual fraud or willful or wanton misconduct in such individual’s capacity as a director of DCP GP LLC.

“Certificate” has the meaning set forth in Section 3.2.

“Certificated Units” has the meaning set forth in Section 3.3(a).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Contract” has the meaning set forth in Section 4.3(b).

“DCP GP LLC” has the meaning set forth in the Preamble.

“DCP GP LLC Company Agreement” means the Amended and Restated Limited Liability Company Agreement of DCP GP LLC, dated as of December 7, 2005, as amended to date and as may be further amended, modified or supplemented from time to time.

“DCP LLC” has the meaning set forth in the Recitals.

“DCP Services” means DCP Services, LLC, a Delaware limited liability company and a wholly owned subsidiary of DCP LLC.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Effective Time” has the meaning set forth in Section 2.3.

“Enforceability Exceptions” has the meaning set forth in Section 4.3(a).

“Environmental Laws” means any Law relating to (i) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or occupational health and workplace safety (to the extent related to exposure to Hazardous Substances) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances, in each case, as in effect at the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 4.4.

“Exchange Fund” has the meaning set forth in Section 3.3(b).

“FERC” has the meaning set forth in Section 4.16(b).

“FPA” has the meaning set forth in Section 4.16(a).

“GAAP” means generally accepted accounting principles in the United States, as applied on a consistent basis.

“General Partner” has the meaning set forth in the Preamble.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational.

“GP Board” has the meaning set forth in the Recitals.

“GP Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the General Partner, dated as of December 7, 2005, as may be amended, modified or supplemented from time to time.

“Group Member” means a member of the Partnership Group.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning, under any applicable Environmental Law or the presence of which requires investigation, remediation or corrective action under Environmental Laws or that is otherwise regulated or for which liability or standards of care may be imposed under Environmental Laws, including petroleum or any fraction, derivative or byproduct thereof, natural gas, liquefied natural gas, coal refuse, coal by-products, coal ash, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, polychlorinated biphenyls or per- and polyfluoroalkyl substances.

“ICA” has the meaning set forth in Section 4.16(a).

“Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of DCP Services, any Partnership Party or any Subsidiary of the Partnership and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other Benefit Plan or enterprise (whether or not such other entity or enterprise is affiliated with DCP Services or a Partnership Party) serving at the request of or on behalf of DCP Services, a Partnership Party or any Subsidiary of the Partnership, as applicable, and together with such Person’s heirs, executors or administrators.

“Information Statement” means a Schedule 14C information statement pursuant to Section 14(c) of the Exchange Act, relating to the Written Consent, as amended or supplemented.

“Intellectual Property” has the meaning set forth in Section 4.17.

“Knowledge” or any similar phrase means (a) with respect to the Partnership Parties, the actual knowledge after reasonable inquiry of the officers of DCP GP LLC and the Partnership Group having a title of senior vice president or higher and the individuals having direct supervisory responsibility over the matter in question and (b) with respect to the P66 Parties, the actual knowledge after reasonable inquiry of the officers of Parent having a title of senior vice president or higher and the individuals having direct supervisory responsibility over the matter in question.

“Laws” or “Law” has the meaning set forth in Section 4.8(a).

“Liens” has the meaning set forth in Section 4.1(c).

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Maximum Amount” has the meaning set forth in Section 6.6(b).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“NGA” has the meaning set forth in Section 4.16(a).

“NGPA” has the meaning set forth in Section 4.16(a).

“Non-Controlled Partnership Joint Venture” means a Person in which the Partnership directly or indirectly holds an ownership interest but which Person is not an Affiliate of the Partnership.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, bylaws, operating agreement, agreement of limited partnership, limited liability company agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“P66 Party” means Parent, PDI and Merger Sub, individually, and “P66 Parties” means all of the foregoing, collectively.

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Bylaws” means the Amended and Restated Bylaws of Parent, effective as of December 9, 2022, as may be amended, modified or supplemented from time to time.

“Parent Charter” means the Amended and Restated Certificate of Incorporation of Parent, dated April 30, 2012, as may be amended, modified or supplemented from time to time.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent DER Award” has the meaning set forth in Section 3.6(a).

“Parent Equity Plans” means the 2022 Omnibus Stock and Performance Incentive Plan of Phillips 66, as amended, supplemented or modified from time to time, and any other plans or arrangements of Parent or its Subsidiaries (excluding any Partnership Long-Term Incentive Plan) providing or designed to provide for the grant of awards of Parent Common Stock or cash-settled awards, including those valued, in whole or in part, by reference to Parent Common Stock, or otherwise relating thereto.

“Parent Expense Reimbursement” has the meaning set forth in Section 8.3(a).

“Parent Material Adverse Effect” means any change, condition, circumstance, effect, event, development, state of facts or occurrence that, individually or in the aggregate, prevents or materially impedes, interferes with or hinders Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement, including the Merger, on or before the Outside Date.

“Parent Organizational Documents” means, collectively, the Parent Bylaws and Parent Charter.

“Parent RSU Award” has the meaning set forth in Section 3.6(a).

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 6, 2019, as may be amended, modified or supplemented from time to time.

“Partnership Benefit Plan” means any Benefit Plan maintained, sponsored or administered by DCP Services, any Partnership Party or any Affiliate of any of the foregoing, or with respect to which DCP Services, any Partnership Party or any Affiliate of any of the foregoing has or could reasonably be expected to have any liability or obligation (in either case, whether actual, contingent or otherwise).

“Partnership Deferred Compensation Plan” means the executive deferred compensation plan maintained for the purpose of providing deferred compensation benefits to certain eligible employees of DCP Services.

“Partnership DER Award” has the meaning set forth in Section 3.6(a).

“Partnership Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article IV.

“Partnership Expense Reimbursement” has the meaning set forth in Section 8.3(b).

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Joint Venture” means (a) each Person set forth on Section 1.1(a) of the Partnership Disclosure Schedule and (b) any other Person, other than any wholly-owned Subsidiary of the Partnership, in which the Partnership owns any direct or indirect equity or other ownership interest.

“Partnership Long-Term Incentive Plans” means the DCP Services, LLC 2008 Long-Term Incentive Plan, as amended, the DCP Midstream Partners, LP 2016 Long-Term Incentive Plan, as amended, and any other Partnership Benefit Plan providing or designed to provide for the grant of awards of Common Units or cash-settled awards, including those valued, in whole or in part, by reference to Common Units or otherwise relating to Common Units.

“Partnership LTIP Awards” means any awards issued under a Partnership Long-Term Incentive Plan.

“Partnership LTIP Reserve” has the meaning set forth in Section 3.6(c).

“Partnership Material Adverse Effect” means any change, condition, circumstance, effect, event, development, state of facts or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, operations, assets, liquidity, financial condition or results of operations of the Partnership Group, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders a Partnership Party’s ability to consummate the transactions contemplated by this Agreement, including the Merger, on or before the Outside Date; provided, however, that, with respect to clause (x) above, any adverse changes, conditions, circumstances, effects, events, developments, states of facts or occurrences resulting from or due to any of the following shall be disregarded in determining whether a Partnership Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes, conditions, circumstances, effects, events, developments, states of facts or occurrences generally affecting the economy, the financial or capital markets or political, legislative or regulatory conditions or changes in the industries in which the Partnership Group operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable parties in Section 4.3(b) and Section 4.11 and the satisfaction of the closing conditions set forth in Section 7.2(a) with respect to such representations and warranties, the taking of any action expressly permitted or expressly contemplated by this Agreement; (iii) any change in the market price or trading volume of the Common Units or other Partnership Securities (it being understood and agreed that the foregoing shall not preclude any P66 Party from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Partnership Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Partnership Material Adverse Effect); (iv) acts of war, terrorism (including domestic terrorism and cyberterrorism) or other hostilities (or the escalation of the foregoing), whether or not pursuant to the declaration of a national emergency or war, pandemics (including the COVID-19 pandemic, any mutation or variation of the virus underlying the COVID-19 pandemic or any health conditions related thereto), epidemics or natural disasters or other force majeure events; (v) changes in any applicable Laws or regulations applicable to the Partnership Group or applicable accounting regulations or principles (including GAAP) or the interpretation thereof; (vi) any Proceedings commenced by or involving any current or former partner of the Partnership arising out of or related to this Agreement or the transactions contemplated by this Agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas or other carbon-based sources of energy or power; and (viii) any failure of the Partnership to meet any internal or external projections, budgets, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any P66 Party from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Partnership Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Partnership Material Adverse Effect); provided, however, that changes, conditions, circumstances, effects, events, developments, states of facts or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Partnership Material Adverse Effect if and to the extent, and only to the extent, such changes, conditions, circumstances, effects, events, developments, states of facts or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on the Partnership Group, taken as a whole, as compared to other companies of similar size operating in the industries in which the Partnership Group operates.

“Partnership Material Contract” has the meaning set forth in Section 4.10.

“Partnership Owned Unit” has the meaning set forth in Section 3.1(d).

“Partnership Party” means the Partnership, the General Partner and DCP GP LLC, individually, and “Partnership Parties” means all of the foregoing, collectively.

“Partnership Permits” means all Permits necessary for the Partnership Group to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted.

“Partnership Rabbi Trust” means the trust established by the Partnership Rabbi Trust Agreement.

“Partnership Rabbi Trust Agreement” means the DCP Services, LLC Executive Deferred Compensation Plan Trust Agreement (formerly known as the DCP Midstream, LP Executive Deferred Compensation Plan Trust Agreement), dated effective as of October 15, 2013, between DCP Services, as successor sponsor of the Partnership Deferred Compensation Plan, and Matrix Trust Company, as successor trustee to Wilmington Trust, National Association, as amended by the First Amendment to DCP Services, LLC Executive Deferred Compensation Plan Trust Agreement, dated as of March 24, 2020, and as may be further amended, modified or supplemented from time to time.

“Partnership Receivables Securitization Facility” means the Receivables Financing Agreement, dated as of August 13, 2018, by and among DCP Receivables LLC, as borrower, the Partnership, as initial servicer, the lenders party thereto and PNC Bank, National Association, as administrative agent, as amended by the First Amendment to Receivables Financing Agreement, dated as of August 12, 2019, the Second Amendment to Receivables Financing Agreement, dated as of December 23, 2019, the Third Amendment to Receivables Financing Agreement, dated as of April 22, 2021, the Fourth Amendment to Receivables Financing Agreement, dated as of August 2, 2021, and the Fifth Amendment to Receivables Financing Agreement, dated as of July 29, 2022, and as may be further amended, modified or supplemented from time to time.

“Partnership Revolving Credit Facility” means the Third Amended and Restated Credit Agreement, dated as of March 18, 2022, by and among the Partnership, as parent, DCP Midstream Operating, LP, as borrower, the lenders party thereto and Mizuho Bank, Ltd., as administrative agent and swingline lender, as may be amended, modified or supplemented from time to time.

“Partnership RPU Award” has the meaning set forth in Section 3.6(a).

“Partnership SEC Documents” has the meaning set forth in Section 4.5(a).

“Partnership Security” has the meaning set forth in the Partnership Agreement.

“Partnership Services Agreement” means the Services and Employee Secondment Agreement, dated as of January 1, 2017, between the Partnership and DCP Services, as may be amended, amended and restated, modified or supplemented from time to time.

“Partnership SPU Award” has the meaning set forth in Section 3.6(a).

“Partnership Unaffiliated Unitholders” means holders of Common Units other than DCP LLC, the General Partner, Parent and each of their respective Affiliates.

“Paying Agent” has the meaning set forth in Section 3.3(a).

“PDI” has the meaning set forth in the Preamble.

“Permits” means all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Permitted Encumbrances” means the following: (i) the terms, conditions, restrictions, exceptions, reservations, limitations, and other similar matters contained in any document creating or transferring any real property interests, or in any permit or contract relating to such real property interests; (ii) Liens for property taxes and assessments that are not yet due or delinquent or, if delinquent, which are being contested in good faith by appropriate procedures by or on behalf of the Partnership Group; (iii) mechanic’s, materialmen’s, repairmen’s and other Liens securing obligations incurred prior to Closing and (A) for which the Partnership Group is responsible for payment and (B) that are not delinquent and that will be paid and discharged by the Partnership Group in the ordinary course of business; (iv) required third person consents to assignment set forth in any real property interest agreement; (v) matters otherwise within the Knowledge of a P66 Party; and (vi) Liens created by a P66 Party or its predecessors in interest.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Preferred Units” means the Series B Preferred Units and the Series C Preferred Units, collectively.

“Proceeding” means any claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity, or order or ruling, in each case whether civil, criminal, administrative, investigative, arbitral or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Public Common Unit” has the meaning set forth in Section 3.1(a).

“PUHCA” has the meaning set forth in Section 4.16(a).

“Regulated Assets” has the meaning set forth in Section 4.16(b).

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, or groundwater.

“Representatives” has the meaning set forth in Section 4.22.

“Restraints” has the meaning set forth in Section 7.1(b).

“Rights” means, with respect to any Person, (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell, or to cause the issuance, transfer or sale of, any partnership or other equity interest in such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests or (ii) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire, or to cause the repurchase, redemption or other acquisition of, any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this definition.

“Rights-of-Way” has the meaning set forth in Section 4.15.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).

“Schedule 13E-3” means a Schedule 13E-3 transaction statement under Section 13(e) of the Exchange Act and Rule 13e-3 thereunder, relating to the Written Consent and the transactions contemplated by this Agreement, as amended or supplemented.

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 4.1(c).

“Series B Preferred Unit” has the meaning set forth in the Partnership Agreement.

“Series C Preferred Unit” has the meaning set forth in the Partnership Agreement.

“Service Providers” has the meaning set forth in Section 4.14(e).

“Special Committee” has the meaning set forth in the Recitals.

“Special Committee Financial Advisor” has the meaning set forth in Section 4.19.

“Sponsor Consent” has the meaning set forth in the Recitals.

“Sponsor Owned Unit” has the meaning set forth in Section 3.1(c).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests or more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof or (c) any other Person (other than a corporation or partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority of the ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person; provided, however, that, except where otherwise expressly provided, for purposes of this Agreement, no Group Member shall be considered a Subsidiary of Parent or PDI; provided, further, that, for purposes of this Agreement, each Partnership Joint Venture (including each Non-Controlled Partnership Joint Venture) shall be considered a Subsidiary of the Partnership.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Takeover Laws” has the meaning set forth in Section 4.3(a).

“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, whether disputed or not.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Trust Owned Unit” means each Common Unit issued and outstanding immediately prior to the Effective Time and held by the Partnership Rabbi Trust. Trust Owned Units shall constitute Public Common Units.

“Unit Majority” has the meaning set forth in the Partnership Agreement.

“Willful Breach” has the meaning set forth in Section 8.2.

“Written Consent” means the approval of this Agreement and the transactions contemplated by this Agreement, including the Merger, by the written consent of DCP LLC and the General Partner, as the holders of a number of Common Units constituting a Unit Majority, without a meeting in accordance with Section 13.11 and Section 14.3 of the Partnership Agreement.

Section 1.2 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including, without limitation,” and is a term of illustration and not of limitation;

(d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e) the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends and such phrase shall not mean simply “if”;

(g) a defined term has its defined meaning throughout this Agreement and each schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(h) all references to prices, values or monetary amounts refer to United States dollars;

(i) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(j) this Agreement has been jointly prepared by the parties, and this Agreement shall not be construed against any Person as the principal draftsperson of this Agreement and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;

(k) each covenant, term and provision of this Agreement shall be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts;

(l) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such article, section or subsection or in any way affect this Agreement;

(m) any references herein to a particular section, article or schedule means a section or article of, or schedule to, this Agreement unless otherwise expressly stated herein;

(n) the schedules to this Agreement are incorporated herein by reference and shall be considered part of this Agreement;

(o) references to any statute shall be deemed to refer to such statute, any successor statute and the rules or regulations promulgated thereunder;

(p) unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP;

(q) all references to days mean calendar days unless otherwise provided; and

(r) except as otherwise noted, all references to time mean Houston, Texas time.

ARTICLE II

THE MERGER

Section 2.1 The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub shall cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2 Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Bracewell LLP, 711 Louisiana St., Suite 2300, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and at such later date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties hereto shall cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA. Without limiting the foregoing, at the Effective Time, (a) PDI shall be admitted as a Limited Partner of the Partnership by virtue of the Merger, (b) DCP LLC and the General Partner shall each continue as a Limited Partner of the Partnership, (c) PDI, DCP LLC and the General Partner shall collectively hold all of the limited partner interests in the Partnership represented by Common Units by virtue of the Merger, (d) the General Partner shall continue to hold the General Partner Interest and shall continue as the general partner of the Partnership, (e) the holders of Preferred Units immediately prior to the Effective Time shall continue to hold the Preferred Units and (f) the Partnership (as the Surviving Entity) shall continue without dissolution.

Section 2.5 Organizational Documents of the Surviving Entity. At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Laws and (b) the Partnership Agreement as in effect immediately prior to the Effective Time shall be the agreement of limited partnership of the Surviving Entity, from and after the Effective Time until duly amended in accordance with the terms thereof and applicable Laws, in each case, consistent with the obligations set forth in Section 6.6. The name of the Surviving Entity shall be “DCP Midstream, LP”.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any P66 Party, any Partnership Party, any holder of Partnership Securities or any other Person:

(a) Effect of Merger on Common Units (other than Sponsor Owned Units and Partnership Owned Units). Subject to the other provisions of this Article III, each Common Unit (other than Sponsor Owned Units and Partnership Owned Units) issued and outstanding as of immediately prior to the Effective Time (each, a “Public Common Unit”), shall be converted into the right to receive $41.75 per Public Common Unit in cash without any interest thereon (the “Merger Consideration”), subject to adjustment in accordance with Section 3.5. As of the Effective Time, all Public Common Units shall cease to be issued and outstanding and shall automatically be canceled and shall cease to exist, and the former holders of the Public Common Unit so canceled shall have the right to receive the Merger Consideration therefor as provided in Section 3.2.

(b) Effect of Merger on Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding as of immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Public Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a).

(c) Effect of Merger on Common Units Owned by DCP LLC or the General Partner. Each Common Unit issued and outstanding as of immediately prior to the Effective Time and owned by DCP LLC or the General Partner (each, a “Sponsor Owned Unit”), shall be unaffected by the Merger and shall remain, immediately following the Effective Time, issued and outstanding as Common Units of the Surviving Entity and no consideration shall be delivered in respect thereof.

(d) Effect of Merger on Common Units Owned by the Partnership or its Subsidiaries. Any Common Units issued and outstanding as of immediately prior to the Effective Time and owned by the Partnership or any of its wholly owned Subsidiaries (each, a “Partnership Owned Unit”) shall be automatically canceled at the Effective Time and shall cease to exist and no consideration shall be delivered in respect thereof.

(e) Effect of Merger on Preferred Units. Each Preferred Unit issued and outstanding as of immediately prior to the Effective Time shall be unaffected by the Merger and shall remain, immediately following the Effective Time, issued and outstanding as Preferred Units of the Surviving Entity and no consideration shall be delivered in respect thereof.

(f) Effect of Merger on General Partner Interest. The General Partner Interest issued and outstanding as of immediately prior to the Effective Time shall be unaffected by the Merger and shall remain, immediately following the Effective Time, issued and outstanding as a non-economic general partner interest of the General Partner in the Surviving Entity and no consideration shall be delivered in respect thereof.

(g) Distributions. To the extent applicable, each holder of Public Common Units immediately prior to the Effective Time shall have continued rights to receive any distribution, without interest, with respect to such Public Common Units with a record date occurring prior to the Effective Time that has been declared by the General Partner on the Common Units in accordance with this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time. The General Partner shall declare, and cause the Partnership to pay, a cash distribution to the holders of Common Units for each completed calendar quarter ending on or after December 31, 2022 and prior to the Effective Time in an amount equal to $0.43 per Common Unit, subject to adjustment in accordance with Section 3.5. If the record date for any such distribution has not occurred prior to the Effective Time, the record date for such quarter shall be established or reestablished, as applicable, as the day that includes the Effective Time (and such distribution shall be payable to the holders of Common Units of record as of immediately prior to the Effective Time). Any distributions by the Partnership are not part of the Merger Consideration and shall be paid in accordance with the terms of this Agreement and the Partnership Agreement to such holders of Common Units or former holders of Common Units, as applicable. Holders of Common Units immediately prior to the Effective Time (other than DCP LLC, the General Partner, Parent and each of their respective Affiliates) shall have no rights to any distribution with respect to such Common Units with a record date occurring after the Effective Time.

(h) Books and Records of the Partnership. The books and records of the Partnership shall be revised to reflect (i) the conversion and cancelation of all Public Common Units in accordance with Section 3.1(a), (ii) the conversion of the limited liability company interests in Merger Sub in accordance with Section 3.1(b), (iii) the cancelation and extinguishment of any Partnership Owned Units in accordance with Section 3.1(d), (iv) that DCP LLC, the General Partner and PDI are the only holders of Common Units of the Surviving Entity and (v) that each such Common Unit of the Surviving Entity is Outstanding (as such term is defined in the Partnership Agreement) for all purposes under the Partnership Agreement.

Section 3.2 Rights as Partnership Unitholders. At the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented Public Common Units (a “Certificate”) and each holder of non-certificated Public Common Units represented by book-entry immediately prior to the Effective Time (“Book-Entry Units”) shall cease to have any rights with respect thereto or thereunder, except (a) the right to receive the Merger Consideration and (b) to the extent applicable, the right pursuant to Section 3.1(g) to receive any distribution in respect of Public Common Units with a record date occurring after the date of this Agreement and which remains unpaid at the Effective Time.

Section 3.3 Surrender of Common Units.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a paying agent reasonably acceptable to the Partnership (the “Paying Agent”) for the purpose of exchanging Public Common Units for the Merger Consideration as required by this Article III. As soon as reasonably practicable after the Effective Time (and in any event within five Business Days thereafter), Parent or its Affiliate shall send, or shall cause the Paying Agent to send, to each holder of record of Public Common Units as of the Effective Time other than American Stock Transfer & Trust Company (“AST”), a letter of transmittal (which shall specify that, with respect to the Common Units represented by a Certificate (the “Certificated Units”), the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificated Units (or an effective affidavit of loss in lieu thereof pursuant to Section 3.3(g)) to the Paying Agent or, in the case of Book-Entry Units, upon adherence to the procedures set forth in the letter of transmittal) in such customary form as the Partnership and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.3(g)) and Book-Entry Units to the Paying Agent in exchange for the Merger Consideration.

(b) Deposit. On or prior to the Closing Date, Parent shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of Public Common Units as of the Effective Time, an amount of cash equal to the amount of the aggregate Merger Consideration payable pursuant to Section 3.1(a) and upon the delivery of a duly executed letter of transmittal and the due surrender of the Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.3(g)) or Book-Entry Units, each pursuant to the provisions of this Article III. All such cash deposited with the Paying Agent shall be referred to in this Agreement as the “Exchange Fund.” The Paying Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be paid pursuant to this Article III out of the Exchange Fund. Subject to Section 3.3(h) and (i), the Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration.

(c) Exchange. Each holder of Public Common Units as of the Effective Time (other than AST), upon delivery to the Paying Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of Certificated Units (or an effective affidavit of loss in lieu thereof pursuant to Section 3.3(g)) or Book-Entry Units and such other documents as may reasonably be required by the Paying Agent (including with respect to Book-Entry Units), shall be entitled to receive in exchange therefor a check in an amount equal to the aggregate amount of cash that such holder has a right to receive pursuant to Section 3.1(a). The Merger Consideration shall be paid as promptly as practicable after receipt by the Paying Agent of the Certificated Units (or an effective affidavit of loss in lieu thereof pursuant to Section 3.3(g)) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing. AST, upon surrender of its Book-Entry Units to the Paying Agent in accordance with the customary surrender procedures of AST and the Paying Agent, shall be entitled to receive in exchange for each surrendered Book-Entry Unit a cash amount equal to the applicable Merger Consideration; provided, that (i) no Person beneficially owning Public Common Units through AST shall be required to deliver a letter of transmittal to receive the applicable Merger Consideration that such holder is entitled to receive through AST and (ii) any such Person shall receive the applicable Merger Consideration in accordance with the customary payment procedures of AST and its participants following the Effective Time. No interest shall be paid or accrued on any Merger Consideration. Until so surrendered, each such Certificated Unit and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and, to the extent applicable, the right pursuant to Section 3.1(g) to receive any distribution in respect of Public Common Units with a record date occurring after the date of this Agreement and which remains unpaid at the Effective Time.

(d) Other Payees. If any payment of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificated Unit or Book-Entry Unit is registered (other than AST), it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificated Unit or Book-Entry Unit or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e) No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Public Common Units. From and after the Effective Time, the holders of Certificated Units or Book-Entry Units representing Public Common Units which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Public Common Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificated Units or Book-Entry Units are presented to the Paying Agent or Parent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former holders of Public Common Units on the one year anniversary of the Closing Date (or on such later date as Parent may elect, in its sole discretion) shall be delivered to Parent upon demand by Parent and, from and after such delivery, any former holders of Public Common Units who have not theretofore complied with this Article III shall thereafter look only to Parent for the Merger Consideration payable in respect of such Public Common Units to which they are entitled pursuant to Section 3.1(a) and Section 3.2 without any interest thereon. Any amounts remaining unclaimed by former holders of Public Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent. Without limitation of the foregoing, after the date that is the one year anniversary of the Closing Date (or on such later date as Parent may elect, in its sole discretion), any amounts remaining unclaimed by former holders of Public Common Units shall become the property of Parent, subject to the legitimate claims of any Person previously entitled thereto hereunder or under abandoned property, escheat or similar Laws. Notwithstanding anything in this Agreement to the contrary, none of the P66 Parties, the Partnership Parties, the Paying Agent, or any other Person shall be liable to any former holder of Public Common Units for any amount properly delivered to a Governmental Authority pursuant to any abandoned property, escheat or similar Law.

(g) Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of an indemnity agreement or a bond, in a customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate and affidavit the Merger Consideration payable in respect of Public Common Units represented by such Certificate as contemplated by this Article III.

(h) Withholding Taxes. Each of the P66 Parties, the Surviving Entity and the Paying Agent, as applicable, are entitled to deduct and withhold from any amounts, including the Merger Consideration, payable pursuant to this Agreement to any Person such amounts as the P66 Parties, the Surviving Entity or the Paying Agent, as applicable, reasonably deems it is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment. To the extent that deducted and withheld amounts are paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid or issued to the Person in respect of whom such deduction and withholding was made.

(i) Investment of Exchange Fund. Parent may cause Paying Agent to invest any cash included in the Exchange Fund as directed by Parent on a daily basis, in Parent’s sole discretion; provided, however, that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the holders of the Public Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time pursuant to this Article III. Any interest and other income resulting from such investments shall be paid promptly to Parent.

Section 3.4 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 3.5 Anti-Dilution Provisions. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units shall have been changed into a different number of units or a different class or series by reason of any subdivision, reclassification, split, unit distribution, combination or exchange of Common Units (excluding, for the avoidance of doubt, any issuance of Common Units at the Effective Time in accordance with this Agreement), as applicable, then the Merger Consideration and any other similar dependent item and the distribution amount in Section 3.1(g) shall be correspondingly adjusted to provide to the holders of Public Common Units the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.5 shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to be undertaken pursuant to this Agreement.

Section 3.6 Treatment of Partnership LTIP Awards. Prior to the Effective Time, Parent and the Partnership Parties shall take all action as may be necessary or required in accordance with applicable Law and each Partnership Long-Term Incentive Plan (including the award agreements in respect of awards granted thereunder) to give effect to this Section 3.6 as follows:

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, (i) each award of unvested phantom Common Units whose vesting is conditioned in whole or in part upon achievement of certain performance goals or metrics (each, a “Partnership SPU Award”) granted under any Partnership Long-Term Incentive Plan and outstanding as of immediately prior to the Effective Time shall cease to represent a Partnership SPU Award with respect to Common Units and shall thereafter constitute an award, to the extent practicable on the same terms and conditions as were applicable to the corresponding Partnership SPU Award (other than any performance-based vesting conditions), of restricted stock units pursuant to a Parent Equity Plan and relating to a number of shares of Parent Common Stock (each, a “Parent RSU Award”) equal to the product of (A) the number of Common Units subject to the corresponding Partnership SPU Award as of immediately prior to the Effective Time (assuming that any performance-based vesting conditions applicable to such Partnership SPU Award for any performance period that has not been completed as of the Effective Time are achieved (y) based on actual performance, to the extent actual performance can reasonably be determined as of the Effective Time, and (z) at “target” performance, to the extent actual performance cannot reasonably be determined as of the Effective Time, in each case, as may be determined by the GP Board (or any committee administering any Partnership Long-Term Incentive Plan) in its reasonable discretion), multiplied by (B) the Award Exchange Ratio, rounded up to the nearest whole share, and (ii) each award of unvested phantom Common Units whose vesting is conditioned solely on continued service (each, a “Partnership RPU Award”) granted under any Partnership Long-Term Incentive Plan and outstanding as of immediately prior to the Effective Time shall cease to represent a Partnership RPU Award with respect to Common Units and shall thereafter constitute a Parent RSU Award, to the extent practicable on the same terms and conditions as were applicable to the corresponding Partnership RPU Award, relating to a number of shares of Parent Common Stock equal to the product of (1) the number of Common Units subject to the corresponding Partnership RPU Award, multiplied by (2) the Award Exchange Ratio, rounded up to the nearest whole share, and (iii) each award of distribution equivalent rights granted under a Partnership Long-Term Incentive Plan in tandem with a Partnership SPU Award or a Partnership RPU Award (each, a “Partnership DER Award”) shall cease to represent a Partnership DER Award with respect to Common Units and shall thereafter constitute an award, to the extent practicable on the same terms and conditions as were applicable to the corresponding Partnership DER Award, of a dividend equivalent right under a Parent Equity Plan (each, a “Parent DER Award”), representing the right to receive dividends made by Parent on Parent Common Stock from and after the Effective Time with respect to the number of shares of Parent Common Stock subject to the corresponding Parent RSU Award to which such Parent DER Award relates. Any amounts accumulated but unpaid as of the Effective Time with respect to Partnership DER Awards associated with Partnership RPU Awards shall be paid from the Partnership at the Effective Time. With respect to the balance of accumulated but unpaid amounts in respect of Partnership DER Awards associated with Partnership SPU Awards, such balance shall be credited to the notional account associated with the Parent DER Award and paid at the same time the underlying Parent RSU Award is settled.

(b) From and after the Effective Time, the former holder of any Partnership LTIP Award shall only be entitled to receive a Parent RSU Award and corresponding Parent DER Award, as applicable, in respect of such Partnership LTIP Award, which Parent RSU Awards and corresponding Parent DER Awards will be subject, to the extent practicable, to the same vesting (other than any performance-based vesting conditions), forfeiture, payment timing and other provisions as applied under the corresponding Partnership LTIP Award, in each case, as may be adjusted by the GP Board or the Parent Board (or any committee administering any Partnership Long-Term Incentive Plan or Parent Equity Plan) in their reasonable discretion.

(c) As of the Effective Time, unless otherwise determined by the Parent Board (or any committee administering any Parent Equity Plan), Parent shall assume the outstanding unused unit reserve (the “Partnership LTIP Reserve”) under the Partnership Long-Term Incentive Plans for the purpose of making future grants relating to shares of Parent Common Stock to applicable employees and other service providers of Parent and its Subsidiaries, which Partnership LTIP Reserve shall (i) be adjusted as reasonably determined by the Parent Board (or any committee administering any Parent Equity Plan) to give effect to the transactions contemplated by this Agreement and (ii) be added to the share reserve of the applicable Parent Equity Plan(s) in such manner as determined by the Parent Board (or any committee administering any Parent Equity Plan).

(d) The Partnership Parties acknowledge and agree that Parent is an Affiliate of DCP Services for purposes of the Partnership Services Agreement and that, after the Effective Time, the Partnership shall reimburse Parent or its Affiliate, as applicable, for all costs, expenses and expenditures that are incurred or paid by Parent or any of its Affiliates in connection with any Partnership LTIP Award converted into a Parent RSU Award or Parent DER Award, including any amounts paid and the value of any shares of Parent Common Stock issued in settlement thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES

Except as disclosed in (a) the Partnership SEC Documents filed with or publicly furnished to the SEC on or after December 31, 2020 and prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such disclosure)) or (b) the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement (provided, that (i) any disclosure in any section of such Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, a Partnership Material Adverse Effect), each of the Partnership Parties, jointly and severally (provided, that with respect to representations and warranties applicable to the General Partner, DCP GP LLC or DCP Services, such representations are by each of the General Partner and DCP GP LLC, jointly and severally, and not the Partnership), represent and warrant to the P66 Parties as follows (provided, however, that the representations and warranties set forth in this Article IV to the extent applicable to the Non-Controlled Partnership Joint Ventures are to the Knowledge of the Partnership Parties):

Section 4.1 Organization, Standing and Power.

(a) Each of the Partnership Parties and their respective Subsidiaries is a legal entity duly incorporated, formed or organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate, limited liability company, partnership or other applicable entity power and authority necessary to own or lease all of its material properties and assets and to carry on its business as it is now being conducted, except where the failure to be in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) Each of the Group Members is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) All of the outstanding shares of capital stock, limited liability company interests, partnership interests or other equity interests in each Subsidiary of the Partnership that are owned directly or indirectly by the Partnership are set forth on Section 4.1(c) of the Partnership Disclosure Schedule. All of the outstanding shares of capital stock, limited liability company interests, partnership interests or other equity interests in each Subsidiary of the Partnership that are owned directly or indirectly by the Partnership have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited liability company or limited partnership, to the extent required under the Organizational Documents of such entity) and nonassessable (in the case of an interest in a limited liability company or a limited partnership, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA or Sections 17-303, 17-607 and 17-804 of the DRULPA or by the Organizational Documents of such Subsidiary) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such voting or transfer restrictions as set forth in the Organizational Documents of such Subsidiary and for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” Laws of the various states of the United States) (collectively, “Liens”).

(d) The Partnership has made available to Parent correct and complete copies of its Organizational Documents and correct and complete copies of the Organizational Documents of each of its Subsidiaries, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect and the Partnership and each of its Subsidiaries is not in violation of any of their provisions in any material respect.

Section 4.2 Capitalization.

(a) The authorized equity interests of the Partnership consist of Common Units, Series B Preferred Units, Series C Preferred Units and the General Partner Interest. As of December 30, 2022, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 208,396,558 Common Units, (ii) 6,450,000 Series B Preferred Units, (iii) 4,400,000 Series C Preferred Units and (iv) the General Partner Interest. The Partnership has authorized 2,550,000 Common Units for issuance pursuant to the Partnership Long-Term Incentive Plans, of which, as of December 30, 2022, 1,691,190 Common Units are available for issuance in connection with future grants of awards under the Partnership Long-Term Incentive Plans. As of December 30, 2022, there were (A) 1,044,904 unvested phantom Common Units subject to Partnership RPU Awards (including Partnership RPU Awards settled in cash) and (B) 796,125 unvested phantom Common Units subject to Partnership SPU Awards (which Partnership SPU Awards are settled in cash and are subject to performance-based vesting conditions). As of the date of this Agreement, there are 597,455 Common Units, 144,877 Series B Preferred Units and 123,152 Series C Preferred Units held by the Partnership Rabbi Trust pursuant to the Partnership Rabbi Trust Agreement for purposes of funding deferred compensation liabilities under the Partnership Deferred Compensation Plan. Since December 30, 2022, to the date of this Agreement, no additional Partnership Securities have been issued and no additional awards under the Partnership Long-Term Incentive Plans have been granted. The General Partner is the sole general partner of the Partnership, and the General Partner Interest has been duly authorized and validly issued in accordance with the Partnership Agreement. All outstanding equity interests (excluding the General Partner Interest) of the Partnership are validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement).

(b) As of the date of this Agreement, except as expressly contemplated by this Agreement (including Section 4.2(a)) or as set forth on Section 4.2(b) of the Partnership Disclosure Schedule, (i) there are no equity securities of the Partnership issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights or other compensatory equity or equity-based awards or rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating any Group Member to issue, transfer or sell any Partnership Security or other equity interest in any Group Member or any securities convertible into or exchangeable for Partnership Securities or other equity interests in any Group Member, or any commitment to authorize, issue or sell the same or any such equity securities and (iii) there are no contractual obligations of any Group Member to repurchase, redeem or otherwise acquire any Partnership Security or other equity interest in any Group Member or any such securities or agreements listed in clause (ii) of this sentence. Since December 31, 2021, there have been no partnership interests, limited liability company interests, other equity securities, options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments, or contractual obligations of the types described in the foregoing sentence issued or entered into by or on behalf of the Partnership other than pursuant to the Partnership Long-Term Incentive Plans.

(c) No Group Member has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable for or exercisable for securities having the right to vote) with the holders of Common Units or any other equity interest on any matter.

(d) Other than the Organizational Documents of the Group Members, there are no voting trusts or other agreements or understandings to which any Group Member is a party with respect to the voting or registration of Partnership Securities or other equity interests in any Group Member.

Section 4.3 Authority; Noncontravention; Voting Requirements.

(a) Each of the Partnership Parties has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. The execution, delivery and performance by each of the Partnership Parties of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, have been, as applicable, duly authorized by the GP Board, approved by each of the Special Committee and the GP Board and approved by the holders of a Unit Majority and consented to by DCP LLC, and no other entity action on the part of any Partnership Party is necessary under applicable Law or the Partnership Agreement to authorize the execution, delivery and performance by the Partnership Parties of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by the Partnership Parties and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership Parties, enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity) (collectively, the “Enforceability Exceptions”). The actions of the Special Committee, the GP Board, and the holders of a Unit Majority in approving this Agreement and the transactions contemplated hereby are sufficient to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, any takeover, anti-takeover, moratorium, “fair price,” “control share” or similar Law (collectively, “Takeover Laws”).

(b) Neither the execution and delivery of this Agreement by the Partnership Parties, nor the consummation by the Partnership Parties of the transactions contemplated by this Agreement, including the Merger, nor compliance by the Partnership Parties with any of the terms or provisions of this Agreement, will (i) contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person (other than the Written Consent and the Sponsor Consent, each of which has been obtained) under, the terms, conditions or provisions of the Partnership Agreement or any of the other Organizational Documents of the Partnership Parties or any of the Partnership’s Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 4.4 are effective on or prior to the Closing Date and the filings referred to in Section 4.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ, order or injunction of any Governmental Authority applicable to any Group Member or any of their respective properties or assets or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancelation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, any Group Member under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) to which any Group Member is a party or by which it or any of its respective properties or assets may be bound or affected or any Partnership Permit or (iii) result in the exercisability of any right to purchase or acquire any asset or property of any Group Member, except, in the case of clause (ii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancelations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) The Sponsor Consent and approval by the holders of a Unit Majority, each of which was obtained prior to or contemporaneously with the execution of this Agreement, are the only votes or approvals of the holders of any class or series of Partnership Securities that are necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement under applicable Law and the Partnership Agreement.

(d) The Special Committee, by unanimous vote, in good faith, has, among other things, (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, (iii) resolved to recommend to the GP Board the approval of this Agreement and the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Merger and (iv) resolved, and recommended that the GP Board resolve, to direct that this Agreement be submitted to a vote of the holders of Common Units. Such approval by the Special Committee described in clause (ii) constituted “Special Approval” (as defined in the Partnership Agreement) for all purposes of the Partnership Agreement (including Section 7.9(a) thereof), the DCP GP LLC Company Agreement (including Section 6.09(a) thereof) and the GP Partnership Agreement (including Section 7.9(a) thereof).

(e) The GP Board (acting, in part, based upon the receipt of such approval and recommendation of the Special Committee), by unanimous vote, in good faith, has, among other things, (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) authorized and approved the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (iii) directed that the approval of this Agreement and the approval of the Merger be submitted to a vote of the holders of Common Units pursuant to Section 14.3 of the Partnership Agreement and (iv) authorized the holders of Common Units to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

Section 4.4 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act and including the filing with the SEC of the Information Statement and the Schedule 13E-3, and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Partnership Parties and the consummation by the Partnership Parties of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect; provided, however, that the foregoing representations are made in reliance upon Parent’s determination that no filings with respect to this Agreement, the Merger, or the transactions contemplated by this Agreement, are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Section 4.5 Partnership SEC Documents; Undisclosed Liabilities; Internal Controls.

(a) The Partnership has filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by the Partnership with the SEC since December 31, 2021 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Partnership SEC Documents”). The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership

SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information set forth in the Partnership SEC Documents as of a later date (but prior to the date of this Agreement) will be deemed to modify information as of an earlier date. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Partnership SEC Documents. To the Knowledge of the Partnership Parties, none of the Partnership SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of the Partnership included in the Partnership SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ capital for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Partnership and its consolidated Subsidiaries, taken as a whole).

(c) Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and other obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(d) No consolidated Subsidiary of the Partnership is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act.

(e) One or more of the Partnership Parties has established and maintains adequate internal control over financial reporting and disclosure controls and procedures for the Partnership sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that ensure that all material information required to be disclosed by the Partnership in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. DCP GP LLC has disclosed, based on its most recent evaluation, to the Partnership’s auditors and the Special Committee (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial information and have identified for the Partnership’s auditors and the Special Committee any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting.

(f) Since December 31, 2021, the principal executive officer and principal financial officer of DCP GP LLC have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of the Partnership Parties or their respective officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Partnership SEC Document filed with the SEC prior to the date of this Agreement, none of the Partnership Parties has any Knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

Section 4.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Partnership Material Adverse Effect.

(b) Since the Balance Sheet Date, except for this Agreement and the transactions contemplated by this Agreement, the Partnership and the other Group Members have carried on and operated their respective businesses in all material respects in the ordinary course of business.

Section 4.7 Legal Proceedings. Except as previously disclosed to the P66 Parties prior to the date of this Agreement, there are no Proceedings pending or, to the Knowledge of the Partnership Parties, threatened in writing with respect to any Group Member or Proceedings pending or, to the Knowledge of the Partnership Parties, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against any Group Member, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. This Section 4.7 shall not apply to any Proceedings against a Group Member or any of their respective directors or managers to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 4.8 Compliance With Laws.

(a) Each Group Member is, and since the later of December 31, 2021 and its respective date of incorporation, formation or organization has been, in compliance with and is not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, tariff, ordinance, rule, regulation, judgment, order, injunction, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) Without limiting the generality of Section 4.8(a), none of the Partnership Parties, any other Group Member or, to the Knowledge of the Partnership Parties, any agent or representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, or any other U.S. and foreign anti-corruption Laws that are applicable to the Partnership or its Subsidiaries; (ii) to the Knowledge of the Partnership Parties, has been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such Person; or (iii) to the Knowledge of the Partnership Parties, is being (or has been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) The Partnership or another Group Member holds all Partnership Permits and all such Partnership Permits are in full force and effect, except where the failure to hold such Partnership Permits or the failure of such Partnership Permits to be in full force and effect, would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.9 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect and subject to Permitted Encumbrances: (a) all Tax Returns that were required to be filed by or with respect to each Group Member have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (b) all Taxes owed by each Group Member that are or have become due have been timely paid in full or an adequate reserve in accordance with GAAP for the payment of such Taxes has been established on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date included in the Partnership SEC Documents, (c) except as disclosed in Section 4.9 of the Partnership Disclosure Schedule, there is no claim against any Group Member for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to any Group Member, (d) there are no Liens on any of the assets of any Group Member that arose in connection with any failure (or alleged failure) to pay any Taxes on any of such assets, (e) each Group Member that is classified as a partnership for U.S. federal income tax purposes has in effect an election under Section 754 of the Code, (f) the Partnership is currently (and has been since its date of formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b), (g) at least 90 percent of the gross income of the Partnership for each taxable year since its formation through and including the current taxable year has been income that is “qualifying income” within the meaning of Section 7704(d) of the Code and (h) each wholly owned Subsidiary of the Partnership is currently (and has been since the later of its respective date of formation and its respective date of acquisition by the Partnership) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

Section 4.10 Material Contracts. Except as would not, individually or in the aggregate, reasonably be expected to result in a Partnership Material Adverse Effect, no Group Member is in breach or default and, to the Knowledge of the Partnership Parties, there is no event or circumstance that constitutes or, with notice or lapse of time or both would constitute, a breach or event of default, under the terms of any Partnership Material Contract. Except as would not, individually or in the aggregate, reasonably be expected to result in a Partnership Material Adverse Effect, all of the Partnership Material Contracts are in full force and effect, except as such enforcement may be limited by the Enforceability Exceptions, and, to the Knowledge of the Partnership Parties, no counterparty to any Partnership Material Contract is in default under the terms of such Partnership Material Contract. For purposes of this Agreement, the term “Partnership Material Contract” means each Contract to which DCP Services, any Partnership Party or any other Group Member is a party or to which its assets or properties are subject or bound that would be required to be filed with the SEC by the Partnership as an exhibit under Item 601(b)(10) of Regulation S-K.

Section 4.11 Preferential Purchase Rights. Except as set forth on Section 4.11 of the Partnership Disclosure Schedule, there are no preferential rights, rights of first or last offer, negotiation or refusal, call or put options, preemptive rights or other similar rights to purchase any equity interests in any Group Member or any of the assets or properties of any Group Member that will arise upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, including the Merger.

Section 4.12 Environmental Matters. Except as set forth in Section 4.12 of the Partnership Disclosure Schedule and with such exceptions as, individually or in the aggregate, would not reasonably be expected to have a Partnership Material Adverse Effect: (a) the Partnership Group is, and since the later of December 31, 2021 and any such Group Member’s respective date of incorporation, formation or organization has been, in compliance with applicable Environmental Laws; (b) the Partnership or another Group Member has obtained, and is in compliance with, all Permits required under applicable Environmental Laws, and there are no Proceedings pending or, to the Knowledge of the Partnership Parties, threatened in writing to terminate, cancel or revoke any such Permit; (c) no written notice, demand, request for information, citation, summons, complaint or order has been received by, and no Proceeding is pending or, to the Knowledge of the Partnership Parties, threatened in writing by any Person against any Group Member, in each case with respect to any matters arising under Environmental Laws; (d) to the Knowledge of the Partnership Parties, there have been no Releases of Hazardous Substances at any property that require ongoing investigation or remediation by the Partnership or any of its Subsidiaries under applicable Environmental Laws, or would otherwise reasonably be expected to give rise to any Group Member incurring any liability, remedial obligation or corrective action requirement under applicable Environmental Laws; and (e) since the later of December 31, 2021 and any such Group Member’s respective date of incorporation, formation or organization, no Group Member has either, expressly or by operation of Law, assumed or undertaken any liability, including any obligation for remedial or corrective action, of any other Person relating to Environmental Laws.

Section 4.13 Information Supplied. Subject to the accuracy of the representations and warranties of the P66 Parties set forth in Section 5.6, none of the information supplied (or to be supplied) in writing by or on behalf of any Partnership Party specifically for inclusion or incorporation by reference in (a) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Information Statement will, on the date it is first mailed to the Limited Partners, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, none of the Partnership Parties makes any representation or warranty with respect to information supplied by or on behalf of any P66 Party for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.14 Partnership Benefit Plans; Employee Matters.

(a) Section 4.14(a) of the Partnership Disclosure Schedule contains a true, correct and complete list of all material Partnership Benefit Plans. With respect to each material Partnership Benefit Plan, the Partnership Parties have made available to Parent accurate, current and complete copies of each of the following, as applicable: (i) where the Partnership Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Partnership Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any adoption agreements, trust agreements, other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements, investment management or investment advisory agreements or other similar agreements; (iv) the most recent summary plan description and any summaries of material modifications thereto; and (v) in the case of any Partnership Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service.

(b) Each Partnership Benefit Plan has been established, maintained and administered in compliance with its terms and with all applicable Laws, including ERISA and the Code, except for such non-compliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Except as has not had and would not reasonably be expected to have, a Partnership Material Adverse Effect, no Partnership Benefit Plan (i) is or has been within the past six years a (w) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (x) plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (y) “multiple employer plan” within the meaning of ERISA or an employee benefit plan subject to Section 413(c) of the Code or (z) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (ii) provides or is designed to provide retiree or other post-service welfare benefits, except as required pursuant to Section 601 et Seq. of ERISA and for which the covered individual is required to pay the full cost thereof.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, no Proceeding, including any audit or investigation by any Governmental Authority, is pending or, to the Knowledge of any Partnership Party, threatened with respect to any Partnership Benefit Plan (other than routine claims for benefits and non-material appeals of such claims).

(d) Except as disclosed in Section 4.14(d) of the Partnership Disclosure Schedule or such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, no Group Member is bound by or a party to any collective bargaining agreement or similar contract with any labor union or organization with respect to any of their employees. Except as disclosed in Section 4.14(d) of the Partnership Disclosure Schedule or such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, no Group Member is currently engaged in any negotiation with any labor union or organization and, to the Knowledge of the Partnership Parties, there is no union representation question or certification petition pending before the National Labor Relations Board or any other similar Governmental Authority relating to any Group Member. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (i) no organized work stoppage, labor strike, labor dispute, lockout or slowdown against any Group Member is pending or, to the Knowledge of the Partnership Parties, threatened against or involving any Group Member; and (ii) no Group Member has received written notice of any unfair labor practice complaint and, to the Knowledge of the Partnership Parties, no such complaints against any Group Member are pending before the National Labor Relations Board or other similar Governmental Authority.

(e) Since January 1, 2016 (i) DCP Services has employed those individuals whose primary job duties involve the regular, dedicated performance of services for any Group Member (the “Service Providers”) pursuant to the Partnership Services Agreement and (ii) no Group Member employs or, since January 1, 2016, has employed any employees. No Group Member has extended any offer of employment to any individual that is outstanding. Except as disclosed in Section 4.14(e) of the Partnership Disclosure Schedule, none of the Service Providers is represented by a union or other certified bargaining agent with respect to their services to any Group Member. There are no unfair labor practice or labor arbitration Proceedings pending or, to the Knowledge of the Partnership Parties, threatened with respect to the Service Providers or any Group Member, in each case except for those that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, in the last three years, there has not been, nor, to the Knowledge of the Partnership Parties, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting any Group Member or the services provided thereto. Each Group Member is, and for the last three years has been, in compliance with respect to all labor and employment Laws, except where such non-compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.15 Title to Properties. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect and subject to Permitted Encumbrances, to the Knowledge of the Partnership Parties, each Group Member has good and defensible title to, or valid leasehold or other ownership interests or rights in, all real properties (excluding easements and rights-of-way) and tangible assets sufficient for the conduct of its business as currently conducted, excepting (a) such interests or rights as are no longer used or useful in the conduct of its businesses and have been disposed of in the ordinary course of business consistent with past practice and (b) such minor defects in title, burdens, easements and similar encumbrances or impediments that, in the aggregate, do not and are reasonably expected not to, interfere with its ability to conduct its business as currently conducted. The properties and tangible assets of the Group Members are suitable for the uses to which they are currently being used in the conduct of the Group Members’ businesses. As of the date of this Agreement and subject to Permitted Encumbrances, none of the properties and assets of any Group Member are subject to any Liens that, individually or in the aggregate, currently, nor would be reasonably expected to, interfere with the ability of such Group Member to conduct business as currently conducted to an extent that have had, or would reasonably be expected to have, a Partnership Material Adverse Effect. To the Knowledge of the Partnership Parties, each Group Member, directly or indirectly, has such easements or rights-of-way from each Person (collectively, “Rights-of-Way”) as are necessary to conduct its respective businesses as currently conducted, except for (i) qualifications, reservations and encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect and (ii) such Rights-of-Way that, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. The Group Members have fulfilled and performed all of their material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not, individually or in the aggregate, have a Partnership Material Adverse Effect, and none of such Rights-of-Way contains any restriction that is materially burdensome to the Group Members, taken as a whole.

Section 4.16 Rate Regulatory Matters.

(a) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, there are no Proceedings pending, or to the Knowledge of the Partnership Parties, threatened in writing, alleging that any Group Member is in violation of the Natural Gas Act, 15 U.S.C. § 717, et seq. (the “NGA”), the Natural Gas Policy Act of 1978, 15 U.S.C. § 3301, et seq. (the “NGPA”), the Interstate Commerce Act, 49 U.S.C. App. § 1, et seq. (1988) (the “ICA”), the Federal Power Act, 16 U.S.C. § 791a, et seq. (the “FPA”), or the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453 (“PUHCA”), or the rules and regulations promulgated thereunder, or the laws, rules and regulations of any state public utility or transportation commission or department in a state within which any Group Member operates.

(b) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, all filings (other than immaterial filings) required to be made by any Group Member during the one year preceding the date hereof have been made in respect of the assets owned and operated by such Group Member (the “Regulated Assets”) with the (i) Federal Energy Regulatory Commission (“FERC”) under the NGA, the NGPA, the ICA, the FPA and the PUHCA, (ii) the Department of Energy or (iii) the applicable Governmental Authority having jurisdiction over a given Regulated Asset. To the Knowledge of the Partnership Parties, all such filings, as of their respective dates, and, as amended or supplemented, were in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.

Section 4.17 Intellectual Property. To the Knowledge of the Partnership Parties, no Group Member has materially infringed, misappropriated or otherwise violated any licenses, patents, patent applications, patent rights, trademarks, trademark applications, service marks, service mark applications, copyrights, trade names, unregistered copyrights or trade secrets (“Intellectual Property”) rights of any Person, and there is no Proceeding pending or, to the Knowledge of the Partnership Parties, threatened alleging that the ownership, operation, use or maintenance of the assets of any Group Member is a material infringement, misappropriation or violation of the Intellectual Property rights of any other Person, except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, to the Knowledge of the Partnership Parties, the Partnership Group has not experienced any unauthorized access to or other breach of security with respect to the information technology systems that are material to the Partnership Group.

Section 4.18 Insurance. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, (a) the businesses and assets of the Group Members are covered by, and insured under, insurance policies by reputable insurers that include coverages and related limits and deductibles that are customary in the natural gas and natural gas liquids industries in which the Partnership Group operates, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid and (c) other than in the ordinary course of business, no notice of, cancellation of, material premium increase of or indication of an intention not to renew any such insurance policy has been received by any Group Member.

Section 4.19 Opinion of Financial Advisor. The Special Committee has received the opinion of Evercore Group L.L.C. (the “Special Committee Financial Advisor”) to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received in the Merger is fair, from a financial point of view, to the Partnership and the Partnership Unaffiliated Unitholders.

Section 4.20 Brokers and Other Advisors. Except for the Special Committee Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the other transactions contemplated by this Agreement based on arrangements made by or on behalf of any Partnership Party, Group Member or the Special Committee. The Partnership has made available to Parent a correct and complete copy of the Special Committee’s engagement letter with the Special Committee Financial Advisor, which letter describes all fees payable to the Special Committee Financial Advisor in connection with the transactions contemplated by this Agreement and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Special Committee Financial Advisor entered into in connection with the transactions contemplated by this Agreement.

Section 4.21 Investment Company Act. The Partnership is not subject to regulation under the Investment Company Act of 1940, as amended.

Section 4.22 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither the Partnership nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership Group with respect to any other information provided to the P66 Parties in connection with the Merger or the other transactions contemplated by this Agreement. Each of the P66 Parties acknowledges and agrees that, without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to any P66 Party or any other Person resulting from the distribution to any P66 Party (including its respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”)), or any P66 Party’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to any P66 Party in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE P66 PARTIES

The P66 Parties, jointly and severally, represent and warrant to the Partnership Parties as follows:

Section 5.1 Organization, Standing and Power.

(a) Each of the P66 Parties is a legal entity duly incorporated, formed or organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate, limited liability company, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent has made available to the Partnership correct and complete copies of the Organizational Documents of Parent and the General Partner, in each case as amended to the date of this Agreement.

Section 5.2 Ownership and Operations of Merger Sub. All of the issued and outstanding equity interests of Merger Sub are duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the DLLCA), and are owned by PDI. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for the obligations and liabilities incurred in connection with its formation, and the transactions contemplated by this Agreement, Merger Sub has not, and as of the Closing will not have, incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3 Authority; Noncontravention; Voting Requirements.

(a) Each of the P66 Parties has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. The execution, delivery and performance by each P66 Party of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, have been duly authorized and approved by the Parent Board, the board of directors of PDI, and all other necessary corporate or limited liability company action on the part of the P66 Parties and no other entity action on the part of any P66 Party is necessary under applicable Law or the Organizational Documents of the P66 Parties to authorize the execution, delivery and performance by the P66 Parties of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by each P66 Party and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of such P66 Party, enforceable against such P66 Party in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

(b) Neither the execution and delivery of this Agreement by the P66 Parties, nor the consummation by the P66 Parties of the transactions contemplated by this Agreement, including the Merger, nor compliance by the P66 Parties with any of the terms or provisions of this Agreement, will (i) contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Parent Organizational Documents or the Organizational Documents of any other P66 Party, (ii) assuming the authorizations, consents and approvals referred to in Section 5.4 are effective on or prior to the Closing Date, and the filings referred to in Section 5.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to any P66 Party or any of their respective properties or assets or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancelation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, any P66 Party under, any of the terms, conditions or provisions of any Contract to which any P66 Party is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of any P66 Party, except, in the case of clause (ii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancelations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) P66 has caused the Sponsor Consent to be duly executed and delivered to the GP Board, pursuant to which DCP LLC has authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, by the Partnership Parties, and such Sponsor Consent has not been revoked or superseded, and it remains in full force and effect.

Section 5.4 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing with the SEC of the Information Statement and the Schedule 13E-3, and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the P66 Parties and the consummation by the P66 Parties of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.5 Legal Proceedings. There are no Proceedings pending or, to the Knowledge of the P66 Parties, threatened in writing with respect to any P66 Party or Proceedings pending or, to the Knowledge of the P66 Parties, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against any P66 Party, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. This Section 5.5 shall not apply to any Proceedings against any P66 Party or any of their respective directors, managing members or officers, as applicable, to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 5.6 Information Supplied. Subject to the accuracy of the representations and warranties of the Partnership Parties set forth in Section 4.13, none of the information supplied (or to be supplied) in writing by or on behalf of the P66 Parties specifically for inclusion or incorporation by reference in (a) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Information Statement will, on the date it is first mailed to the Limited Partners, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of the P66 Parties makes any representation or warranty with respect to information supplied by or on behalf of any Partnership Party for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.7 Brokers and Other Advisors. Except for Barclays Capital Inc., the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the other transactions contemplated by this Agreement based on arrangements made by or on behalf of any P66 Party or any of their Subsidiaries (other than the Partnership Parties and their Subsidiaries).

Section 5.8 Ownership of Partnership Securities. As of the date of this Agreement, (a) DCP LLC owns 50,874,908 Common Units and (b) the General Partner owns 66,887,618 Common Units.

Section 5.9 Available Funds. Parent will have available to it sources of immediately available funds sufficient (i) to fund in full the Exchange Fund in accordance with Section 3.3(b) prior to the Effective Time and consummate the Merger and (ii) at the Effective Time to pay all amounts required to be paid in connection with the transactions contemplated by this Agreement, including the Merger Consideration.

Section 5.10 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, none of the P66 Parties nor any other Person makes or has made any express or implied representation or warranty with respect to the P66 Parties or with respect to any other information provided to the Partnership Parties or the Special Committee (including their respective Representatives) in connection with the Merger or the other transactions contemplated by this Agreement. Each of the Partnership Parties acknowledge and agree that, without limiting the generality of the foregoing, none of the P66 Parties or any other Person will have or be subject to any liability or other obligation to the Partnership Parties or any other Person resulting from the distribution to the Partnership Parties or the Special Committee (including their respective Representatives), or the Partnership Parties’ or the Special Committee’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership Parties and the Special Committee in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Preparation of the Information Statement and the Schedule 13E-3. As promptly as practicable following the date of this Agreement, (a) the Partnership and Parent shall jointly prepare and the Partnership shall (i) file with the SEC the preliminary Information Statement and (ii) following the completion of the SEC review and comment(s) thereon, file with the SEC and distribute to the Limited Partners the definitive Information Statement and (b) the Partnership and Parent shall jointly prepare and file with the SEC the Schedule 13E-3 and any amendments thereto as required by Rule 13e-3 under the Exchange Act. Each of the Partnership and Parent shall cooperate and consult with each other in connection with the preparation and filing of the Information Statement and the Schedule 13E-3, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a party or its Affiliates, directors or officers as may be required to be set forth therein, as applicable, under applicable Law. No filing of, or amendment or supplement to, including by incorporation by reference, the Information Statement or the Schedule 13E-3 shall be made by a party without providing the other parties, as applicable, a reasonable opportunity to review and comment thereon, which comments, the parties, as applicable, shall consider and implement in good faith. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to, the Information Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Limited Partners. The Partnership and Parent shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Information Statement or the Schedule 13E-3 or for additional information, and each party shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Information Statement or the Schedule 13E-3 or the transactions contemplated by this Agreement. The Partnership, with the cooperation of, and after consultation with, each of Parent and the other parties hereto, as provided by this Section 6.1, shall use commercially reasonable efforts to respond as promptly as practicable to, and to resolve, all comments received from the SEC or the staff of the SEC concerning the Information Statement, and each of the parties, with the cooperation of, and after consultation with, each of the other parties, as provided by this Section 6.1, shall use commercially reasonable efforts to respond as promptly as reasonably practicable to, and to resolve, all comments received from the SEC or the staff of the SEC concerning the Schedule 13E-3 as promptly as reasonably practicable. As promptly as reasonably practicable after all comments received from the SEC or the staff of the SEC have been cleared by the SEC, the Partnership shall file the definitive Information Statement with the SEC and cause such definitive Information Statement to be mailed to its Limited Partners.

Section 6.2 Conduct of Business.

(a) Except (i) as permitted by this Agreement, (ii) as required by applicable Law or (iii) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, each of the Partnership Parties shall, and shall cause each Subsidiary of the Partnership to (except with respect to each Non-Controlled Partnership Joint Venture, such obligation shall be limited to exercising the governance rights that the Partnership holds in such

Non-Controlled Partnership Joint Venture): (A) conduct its business in the ordinary course of business consistent with past practice, provided, that this clause (A) shall not prohibit the Partnership and the other Group Members from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the Partnership to take commercially reasonable actions outside of the ordinary course of business consistent with past practice; (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, if any; (C) use commercially reasonable efforts to keep in full force and effect all material Partnership Permits and all material insurance policies maintained by the Group Members, other than changes to such policies made in the ordinary course of business or the replacement of same upon expiration or termination; and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Partnership Material Contracts; provided, however, that no action or inaction by any of the Partnership Parties or any Subsidiary of the Partnership with respect to the matters specifically addressed by any provision of this Section 6.2 shall be deemed a breach of this sentence unless such action or inaction would constitute a breach of such other provision of this Section 6.2.

(b) Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as required by applicable Law or (iii) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, the Partnership Parties shall not, and shall not permit any Subsidiary of the Partnership (except with respect to each Non-Controlled Partnership Joint Venture, such obligation shall be limited to exercising the governance rights that the Partnership holds in such Non-Controlled Partnership Joint Venture) to:

(i) amend or modify the Organizational Documents (whether by merger, consolidation, conversion or otherwise) of such entity in any manner;

(ii) declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of (A) the Common Units other than regular quarterly cash distributions on the Common Units in a manner that is consistent with Section 3.1(g) or (B) the Preferred Units or the equity interests of any Subsidiary of the Partnership other than in a manner that is consistent with past practices;

(iii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of the Partnership or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any equity securities, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests; provided, however, that the foregoing shall not be construed to limit or prohibit the issuance by the Partnership of Common Units upon the settlement of Partnership LTIP Awards;

(iv) make any capital expenditure or capital expenditures (which shall include, any investments by contribution to capital, property transfers, purchase of securities or otherwise), except (A) as set forth in the Partnership’s budgeted capital expenditure plan as of the date hereof or (B) as may be reasonably required to conduct emergency operations, repairs or replacements on any pipeline, terminal or other facility;

(v) make any acquisition or disposition, directly or indirectly (including by merger, consolidation, acquisition of assets, tender or exchange offer or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets of any other Person other than in the ordinary course of business;

(vi) make any loans or advances to any Person (other than (x) to employees of DCP Services in the ordinary course of business consistent with past practice, (y) loans and advances to the Partnership or a wholly-owned Subsidiary of the Partnership and (z) trade credit granted in the ordinary course of business consistent with past practice);

(vii) incur, refinance or assume, or prepay or repurchase, any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money or issue or sell any debt securities or options,

warrants, calls or other rights to acquire any debt securities of a Group Member, other than (A) borrowing and the use of cash to repay all or part of the outstanding balances under the Partnership Revolving Credit Facility or the Partnership Receivables Securitization Facility; (B) intercompany borrowings from the Partnership or any wholly-owned Subsidiary of the Partnership by the Partnership or any wholly owned Subsidiary of the Partnership; (C) repayments of intercompany borrowings by the Partnership or any wholly owned Subsidiary of the Partnership to the Partnership or any wholly owned Subsidiary of the Partnership; or (D) repayments or repurchases required pursuant to the terms of loan agreements or other debt instruments in effect as of the date of this Agreement;

(viii) split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of such entity’s equity interests;

(ix) adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law;

(x) waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect;

(xi) make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(xii) except as required by applicable Law or the terms of any Partnership Benefit Plan existing and as in effect on the date of this Agreement or as expressly contemplated by this Agreement, (A) establish, adopt, materially amend or modify, commence participation in, cease participation in or terminate (or commit to any of the foregoing) any material Partnership Benefit Plan (or any Benefit Plan that would be a material Partnership Benefit Plan if in effect as of the date of this Agreement), (B) materially increase in any manner or grant any new compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Partnership Parties or any Affiliate of any of the foregoing, or enter into or amend any employment, consulting, severance, termination, retention, incentive, bonus, or similar contract, agreement, arrangement or understanding, (C) accelerate vesting, funding or payment of any compensation or benefit under any Partnership Benefit Plan or (D) grant or amend any Partnership LTIP Awards or other equity awards; or

(xiii) agree, in writing or otherwise, to take any of the foregoing actions.

Section 6.3 Reasonable Best Efforts. Subject to the terms and conditions of, and other than as expressly contemplated by, this Agreement, each of the P66 Parties, on the one hand, and the Partnership Parties, on the other hand, shall cooperate with the other and use, and shall cause their respective Subsidiaries to use, their reasonable best efforts to (a) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date), including, for the avoidance of doubt, until the earlier of Effective Time and the termination of this Agreement, retaining ownership and voting control, directly or indirectly, over all Common Units and the General Partner Interest in the Partnership owned by DCP LLC and the General Partner, as applicable, as of the date of this Agreement, and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents; (b) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, waivers, clearances, expirations or terminations of waiting periods, registrations, Permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement; and (c) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, the P66 Parties shall not be obligated pursuant to this Section 6.3 to (i) propose, negotiate, commit to, or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of, or other limitations or restrictions on, any assets, product or service lines, or businesses of Parent (or its Affiliates), DCP LLC (or its Affiliates) or the Partnership (or its Subsidiaries), (ii) offer to terminate or modify any existing relationships or contractual rights or obligations or (iii) otherwise take or commit to take actions that limit Parent’s (or its Affiliates’), DCP LLC’s (or its Affiliates’) or the Partnership’s (or its Subsidiaries’) freedom of action with respect to, or its ability to retain, any assets, product or service lines or businesses.

Section 6.4 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Thereafter, neither Parent nor the Partnership shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Laws or by any applicable listing agreement with the NYSE, as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that (a) each party and their respective Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 6.4 and (b) none of the filing of any preliminary or definitive Information Statement or Schedule 13E-3 or amendment thereto, or the mailing of the definitive Information Statement or any supplement thereto, in each case as contemplated by, and in compliance with, this Agreement, shall constitute a breach or violation of this Section 6.4.

Section 6.5 Access to Information. Upon reasonable advance notice and subject to applicable Law relating to the exchange of information, each Partnership Party shall, and shall cause each of its Subsidiaries to, afford to the P66 Parties and their Representatives, reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and such Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives, in each case for integration and operational planning related to the transactions contemplated by this Agreement; provided, that such access shall be provided on a basis that minimizes the disruption to the operations of the requested party and its Representatives. Subject to applicable Law, from the date of this Agreement until the Effective Time, (a) Parent and the Partnership shall furnish promptly to one another a copy of each report, schedule and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of federal, state or foreign Laws (including pursuant to the Securities Act, the Exchange Act and the rules or regulations of any Governmental Authority thereunder), as applicable (other than documents that such party is not permitted to disclose under applicable Laws) (which such furnishing shall be deemed to have occurred in the case of any document filed with or furnished to the SEC without further action on the part of the furnishing party) and (b) the Partnership shall furnish promptly to Parent all information concerning the Partnership’s business, properties and personnel as Parent may reasonably request, including all information relating to environmental matters, for the purpose of completing Parent’s due diligence. Notwithstanding the foregoing, no party shall have an obligation to provide access to any information the disclosure of which such party has concluded, in its reasonable judgment, may jeopardize the protection of legal privilege available to such party or any of its Affiliates relating to such information or would be in violation of applicable Law or a confidentiality obligation to a third party that is binding on such party or any of its Affiliates.

Section 6.6 Indemnification and Insurance.

(a) From and after the Effective Time, to the fullest extent permitted under applicable Laws, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, (i) indemnify and hold harmless each

Indemnified Person against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding arising out of, relating to or in connection with such Person’s status or duties as an Indemnified Person, any act or omission by such Person in its capacities as such occurring or alleged to have occurred at or prior to the Effective Time or any other matter existing at or prior to the Effective Time relating to or that may involve their status or duties as an Indemnified Person (including this Agreement and the transactions and actions contemplated hereby), including any such Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Person), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any such actual or threatened Proceeding, and, upon receipt by the Surviving Entity of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, each Indemnified Person and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership Parties immediately prior to the Effective Time, and ensure that the Organizational Documents of the Partnership Parties or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of the Partnership Parties than are presently set forth in such Organizational Documents. Any Indemnified Person wishing to claim indemnification or advancement of expenses pursuant to this Section 6.6(a) shall notify Parent and the Surviving Entity (but the failure to so notify shall not relieve a party from any obligations it may have pursuant to this Section 6.6(a) except to the extent such failure materially prejudices such party’s position with respect to such claims). Any right of an Indemnified Person pursuant to this Section 6.6(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and Representatives against the Surviving Entity, the Partnership Parties and their respective successors and assigns.

(b) The Surviving Entity, or Parent on behalf of the Surviving Entity, shall maintain in effect for a period of six years following the Effective Time the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided, that the Surviving Entity, or Parent on behalf of the Surviving Entity, may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons in any material respect); provided, however, that in no event shall the Surviving Entity or Parent, as applicable, be required to expend pursuant to this Section 6.6(b) more than an amount per year equal to 300% of current annual premiums paid by the Partnership for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity would be required to expend more than the Maximum Amount, the Surviving Entity, or Parent on behalf of the Surviving Entity, shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If Parent, in its sole discretion elects, then, in lieu of the obligations of the Surviving Entity under this Section 6.6(b), Parent may (but shall be under no obligation to) (i) provide such coverage under policies maintained by Parent for its directors and officers (provided, that coverage of the Indemnified Persons under such policies shall be on terms and conditions that, taken as a whole, are no less favorable to the Indemnified Persons in any material respect than the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time) or (ii) purchase (or cause to be purchased) a prepaid “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such.

(c) The rights of any Indemnified Person under this Section 6.6 shall be in addition to any other rights such Indemnified Person may have under the Parent Organizational Documents, the Organizational Documents of the Partnership Parties as in effect immediately prior to the Effective Time, the Surviving Entity or any Subsidiary of Parent or the Partnership, any indemnification agreements, or the DLLCA or DRULPA. The provisions of this Section 6.6 shall survive the consummation of the transactions contemplated by this Agreement and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and Representatives. If Parent, the Surviving Entity, any Partnership Party or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent, the Surviving Entity or such Partnership Party, as applicable, shall assume the obligations of Parent, the Surviving Entity or such Partnership Party, as applicable, set forth in this Section 6.6.

Section 6.7 Fees and Expenses. Except as otherwise provided in Section 8.2 and Section 8.3, all fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except Parent and the Partnership shall each bear and pay one half of the expenses incurred in connection with the filing of the Schedule 13E-3 and the filing, printing and mailing of the Information Statement.

Section 6.8 Section 16 Matters. Prior to the Effective Time, the Partnership Parties shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) resulting from the transactions contemplated by this Agreement by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9 Delisting and Deregistration. Each of the Partnership Parties shall cooperate and use its reasonable best efforts to cause (a) the delisting of Common Units from the NYSE and the termination of trading of the Common Units on the Closing Date and (b) the deregistration of the Common Units under the Exchange Act as promptly as practicable following the Closing in compliance with applicable Law.

Section 6.10 Performance by the Partnership Parties. Subject to Section 9.3 and Section 9.4, Parent shall cause the Partnership Parties and their respective Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership Parties and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by the P66 Parties of any of the provisions of this Agreement unless such action or inaction was or was not taken, in either case, at the direction of the P66 Parties. In no event shall the Partnership Parties have any liability for, or be deemed to breach, violate or fail to perform any of the provisions of this Agreement by reason of, any action taken or omitted to be taken by the Partnership Parties, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent or any of its Subsidiaries (other than the Partnership Parties) or any of their respective Representatives.

Section 6.11 Tax Matters. For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the parties agree to treat the Merger as a taxable sale of the Public Common Units to PDI in exchange for the Merger Consideration. The parties shall prepare and file all Tax Returns consistent with the foregoing and shall not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

Section 6.12 Takeover Statutes. The Partnership Parties and the P66 Parties shall not, and shall cause their respective Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Law to become applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement or related thereto. If any Takeover Law shall become applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement or related thereto, the Partnership Parties and the P66 Parties shall use reasonable best efforts to take such actions so that the transactions contemplated by this Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by this Agreement, including the Merger.

Section 6.13 Securityholder Litigation. The Partnership Parties shall give Parent prompt notice and the opportunity to participate in the defense or settlement of any securityholder demand, litigation, arbitration or similar action (including derivative claims) against the Partnership Parties or their directors (as applicable) relating to the transactions contemplated by this Agreement and no such settlement shall be offered or agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.14 Special Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the General Partner or DCP GP LLC to, without the consent of a majority of the then existing members of the Special Committee, eliminate the Special Committee, revoke or diminish the authority of the Special Committee, increase the size of the Special Committee, or remove or cause the removal of any director of DCP GP LLC who is a member of the Special Committee, either as a director or as a member of the Special Committee, without Cause. For the avoidance of doubt, this Section 6.14 shall not apply to the filling, in accordance with the provisions of the DCP GP LLC Company Agreement, of any vacancies caused by the resignation, death or incapacity of any director or the removal of any director for Cause.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Written Consent. The Written Consent shall not have been amended, modified, withdrawn, terminated or revoked; provided, however, that this Section 7.1(a) shall not imply that the Written Consent is permitted by the Partnership Agreement or applicable Law to be amended, modified or revoked following its execution by holders of the Common Units constituting a Unit Majority.

(b) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

(c) Information Statement. The Information Statement shall have been mailed to the Limited Partners in accordance with Section 6.1 and Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act) at least 20 days prior to the Closing.

Section 7.2 Conditions to Obligations of the P66 Parties to Effect the Merger.    The obligations of the P66 Parties to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Partnership Parties contained in Section 4.1, Section 4.2(a), Section 4.2(c), Section 4.3(a) and Section 4.6(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) all other representations and warranties of the Partnership Parties set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual representation or warranty, other than in Section 4.5 and Section 4.13) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership Parties by an executive officer of DCP GP LLC to such effect.

(b) Performance of Obligations of the Partnership and the General Partner. Each of the Partnership Parties shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership Parties by an executive officer of DCP GP LLC to such effect.

Section 7.3 Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the P66 Parties contained in Section 5.1 and Section 5.3(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) all other representations and warranties of the P66 Parties set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual representation or warranty, other than in Section 5.6) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of the P66 Parties by a duly authorized person of Parent to such effect.

(b) Performance of Obligations of the P66 Parties. Each of the P66 Parties shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by a duly authorized person of Parent to such effect.

Section 7.4 Frustration of Closing Conditions.

(a) None of the Partnership Parties may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of any such Partnership Party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

(b) None of the P66 Parties may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of any such P66 Party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of Parent and the Partnership duly authorized by the Parent Board and, subject to the prior approval by the Special Committee, the GP Board, respectively;

(b) by either of Parent or the Partnership:

(i) if the Closing shall not have been consummated on or before October 5, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available (A) to Parent or the Partnership if the failure of the Closing to occur by the Outside Date was due to the failure of, in the case of Parent, a P66 Party, or, in the case of the Partnership, a Partnership Party, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (B) to Parent or the Partnership if, in the case of Parent, a Partnership Party, or, in the case of the Partnership, a P66 Party, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.9; or

(ii) if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to Parent or the Partnership if such Restraint was due to the failure of, in the case of Parent, a P66 Party, or, in the case of the Partnership, a Partnership Party, to perform any of its obligations under this Agreement.

(c) by Parent if a Partnership Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership Parties set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) is incapable of being cured, or is not cured, by such Partnership Party within 30 days following receipt by such Partnership Party of written notice from Parent of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if a P66 Party is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(d) by the Partnership if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) is incapable of being cured, or is not cured, by Parent within 30 days following receipt by Parent of written notice from the Partnership of such breach or failure; provided, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if a Partnership Party is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 4.22, Section 5.10, Section 6.7, this Section 8.2, Section 8.3 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of any P66 Party, any Partnership Party, any of their respective Affiliates or any Representatives of any of the foregoing; provided, however, that no such termination shall relieve any party hereto from (a) its obligation to pay the Parent Expense Reimbursement or the Partnership

Expense Reimbursement, as applicable, if, as and when required pursuant to Section 8.3 or (b) any liability for intentional fraud or a Willful Breach of any covenant or other agreement contained in this Agreement. Notwithstanding the foregoing, in no event shall the Partnership Parties have any liability for any matter set forth in the proviso of the preceding sentence for any action taken or omitted to be taken by any Partnership Party, any of their respective Subsidiaries or any of their respective Representatives at the direction of a P66 Party or any of their respective Representatives. For purposes of this Agreement, “Willful Breach” shall mean a material breach of this Agreement that is a consequence of a deliberate act or a deliberate failure to act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would (i) cause a material breach of this Agreement and (ii) prevent or materially delay the Closing.

Section 8.3 Expenses.

(a) In the event of termination of this Agreement by Parent pursuant to Section 8.1(c), then the Partnership shall promptly, but in no event later than two Business Days after receipt of an invoice (with supporting documentation) therefor from Parent, pay Parent’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $3,000,000 (the “Parent Expense Reimbursement”).

(b) In the event of termination of this Agreement by the Partnership pursuant to Section 8.1(d), then Parent shall promptly, but in no event later than two Business Days after receipt of an invoice (with supporting documentation) therefor from the Partnership, pay the Partnership’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by the Partnership and its Affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $3,000,000 (the “Partnership Expense Reimbursement”); provided, that the Partnership Expense Reimbursement shall not exceed the maximum amount, if any, that the Partnership reasonably determines can be paid to the Partnership without causing the Partnership to fail the gross income requirement in Section 7704(c)(2) of the Code, treating the Partnership Expense Reimbursement as non-qualifying income and after taking into consideration all other sources of non-qualifying income of the Partnership, unless the Partnership receives an opinion of counsel or a ruling from the Internal Revenue Service to the effect that the Partnership’s receipt of the Partnership Expense Reimbursement will either constitute “qualifying income” within the meaning of Section 7704(d) of the Code or be excluded from gross income for purposes of Section 7704 of the Code.

(c) Each of the parties hereto acknowledges that the Parent Expense Reimbursement and Partnership Expense Reimbursement are not intended to be a penalty, but rather constitute liquidated damages in a reasonable amount that will compensate the recipient party, as applicable, in the circumstances in which such amounts are due and payable and which do not involve fraud or Willful Breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. In no event shall a party be entitled to more than one payment of the Parent Expense Reimbursement and Partnership Expense Reimbursement, as applicable, in connection with a termination of this Agreement pursuant to which such amounts are payable.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, in any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 or Section 8.3, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.6, Section 6.7 and this Article IX and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties, by action taken or authorized by the Parent Board and the GP Board; provided, however, that (a) there shall be no amendment or change to the provisions of this Agreement that by applicable Law, the Partnership Agreement or stock exchange rule would require further approval by Limited Partners without obtaining the requisite approval of the Limited Partners and (b) no amendment or supplement to this Agreement shall be made without the prior approval of the Special Committee.

Section 9.3 Special Committee and GP Board Approval. Unless otherwise expressly set forth in this Agreement, any determination to exercise or refrain from exercising the rights of the Partnership Parties under this Agreement (including under Article VIII) or to enforce the terms of this Agreement on behalf of the Partnership Parties (including Section 9.9) must be authorized in writing by the GP Board (upon prior written approval of the Special Committee) on behalf of the applicable Partnership Party.

Section 9.4 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions or (d) make or grant any consent under this Agreement. Notwithstanding the foregoing, no failure or delay by any Partnership Party or any P66 Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.5 shall be null, void and ineffective.

Section 9.6 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.7 Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Partnership Disclosure Schedule and any certificates delivered by any party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b) of this sentence, (i) the right of a holder of Public Common Units to receive the Merger Consideration and, to the extent applicable, the right of a holder of Public Common Units pursuant to Section 3.1(g) to receive any distribution in respect of Public Common Units with a record date occurring after the date of this Agreement and which remains unpaid at the Effective Time (in each case, a claim by any holder of Public Common Units with respect to which may not be made unless and until the Closing shall have occurred), (ii) the right of a holder of a Partnership LTIP Award to receive a Parent RSU Award or Parent DER Award, as applicable, pursuant to Section 3.6 (a claim by any holder of Partnership LTIP Award with respect to which may not be made unless and until the Closing shall have occurred), (iii) the rights of Indemnified Persons pursuant to provisions of Section 6.6 and (iv) the rights of any past, present or future director, officer, employee, incorporator, member, partner, equityholder, agent, attorney, financing source, Representative or Affiliate of any party hereto or of any of their respective Affiliate pursuant to Section 9.12.

Section 9.8 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) Each of the parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto consents to service being made through the notice procedures set forth in Section 9.10, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it shall not bring any action or Proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Laws, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 9.8(b) is solely for the purpose referred to in this Section 9.8(b) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

(c) EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.9 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.9 in the Delaware Court of Chancery or any other state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.10 Notices. All notices and other communications hereunder must be in writing and shall be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address shall be effective only upon receipt thereof):

If to any of the P66 Parties, to:

c/o Phillips 66

2331 CityWest Blvd.

Houston, Texas 77042

Attention: Deputy General Counsel, Global Business

Email: robert.b.task@p66.com

with a copy (which shall not constitute notice) to:

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention: William S. Anderson

Email: will.anderson@bracewell.com

If to any Partnership Party, to:

DCP Midstream GP, LLC

6900 E. Layton Ave, Suite 900

Denver, Colorado 80237

Attention: General Counsel

Email:      GRGreen@dcpmidstream.com

with copies (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, Texas 77002

Attention: G. Michael O’Leary

                 R.V. Jewell

Email:      moleary@huntonak.com

                 bjewell@andrewskurth.com

and

Richards, Layton & Finger, PA

920 N. King Street

Wilmington, Delaware 19801

Attention: Srinivas M. Raju

                 Kenneth E. Jackman

Email:      raju@rlf.com

                 jackman@rlf.com

Notices shall be deemed to have been received on the date of receipt if (a) delivered personally or by nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified or another email or emails as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery).

Section 9.11 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Laws in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.12 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, agent, attorney, financing source, Representative or Affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 9.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

PHILLIPS 66

By:	/s/ Timothy D. Roberts
Name:	Timothy D. Roberts
Title:	Executive Vice President, Midstream and Chemicals

Signature Page to Agreement and Plan of Merger

PDI:

PHILLIPS 66 PROJECT DEVELOPMENT INC.

By:	/s/ Timothy D. Roberts
Name:	Timothy D. Roberts
Title:	President

Signature Page to Agreement and Plan of Merger

MERGER SUB:

DYNAMO MERGER SUB LLC

By:	/s/ Timothy D. Roberts
Name:	Timothy D. Roberts
Title:	President

Signature Page to Agreement and Plan of Merger

PARTNERSHIP:

DCP MIDSTREAM, LP

By:	DCP MIDSTREAM GP, LP, its general partner

By:	DCP MIDSTREAM GP, LLC, its general partner

By:	/s/ Donald A. Baldridge
Name:	Donald A. Baldridge
Title:	Interim Chief Executive Officer

Signature Page to Agreement and Plan of Merger

GENERAL PARTNER:

DCP MIDSTREAM GP, LP

By:	DCP MIDSTREAM GP, LLC,
its general partner

By:	/s/ Donald A. Baldridge
Name:	Donald A. Baldridge
Title:	Interim Chief Executive Officer

Signature Page to Agreement and Plan of Merger

DCP GP LLC:

DCP MIDSTREAM GP, LLC

By:	/s/ Donald A. Baldridge
Name:	Donald A. Baldridge
Title:	Interim Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Annex B

CONFIDENTIAL

January 5, 2023

Special Committee of the Board of Directors of DCP Midstream GP, LLC

370 17th Street, Suite 2500

Denver, CO 80202

Attn.:	Bill W. Waycaster
Chairman of the Special Committee of the Board of Directors of DCP Midstream
GP, LLC

Dear Bill:

We understand that DCP Midstream, LP, a Delaware limited partnership (the “Partnership”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Phillips 66, a Delaware corporation (“Parent”), Phillips 66 Project Development Inc., a Delaware corporation and indirect wholly owned Subsidiary of Parent (“PDI”), Dynamo Merger Sub LLC, a Delaware limited liability company and wholly owned Subsidiary of PDI (“Merger Sub”), DCP Midstream GP, LP, a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), and DCP Midstream GP, LLC, a Delaware limited liability company and the general partner of the General Partner (“DCP GP LLC”). Pursuant to the Merger Agreement, Merger Sub shall merge with and into the Partnership, with the Partnership continuing as the surviving entity in such merger (the “Merger”). As a result of the Merger, each Common Unit (other than Sponsor Owned Units and Partnership Owned Units) issued and outstanding as of immediately prior to the Effective Time as defined in the Merger Agreement (each, a “Public Common Unit”), shall be converted into the right to receive $41.75 per Public Common Unit in cash without any interest thereon (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

The Special Committee (the “Special Committee”) of the Board of Directors of DCP GP LLC, has asked us whether, in our opinion, as of the date hereof, the Merger Consideration to be received in the Merger is fair, from a financial point of view, to the Partnership and the holders of the Public Common Units (the “Partnership Unaffiliated Unitholders”).

In connection with rendering our opinion, we have, among other things:

(i)

reviewed certain publicly available historical operating and financial information relating to the Partnership that we deemed relevant, including as set forth in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2021, the Partnership’s Quarterly Report on Form 10- Q for the quarter ended September 30, 2022, and certain of the Partnership’s Current Reports on Form 8-K, in each case as filed with or furnished to the Securities and Exchange Commission;

(ii)	reviewed certain publicly available business and financial information relating to the Partnership that we deemed to be relevant, including publicly available research analysts’ estimates;

(iii)

reviewed certain internal projected financial data relating to the Partnership prepared and furnished to us by management of the Partnership, as approved for our use by the Partnership (the “Forecast”);

(iv)	reviewed certain published information regarding commodity prices;

(v)	discussed with management of the Partnership its assessment of the past and current operations of the Partnership, the current financial condition and prospects of the Partnership, and the Forecast;

(vi)	reviewed the reported prices and the historical trading activity of the Common Units;

(vii)	performed discounted cash flow analyses for the Partnership based on the Forecast and other data provided by management of the Partnership;

(viii)	performed discounted distributions analyses based on projected financial data and other data provided by management of the Partnership;

(ix)	compared the financial performance of the Partnership and its stock market trading multiples with those of certain other publicly-traded companies and partnerships that we deemed relevant;

(x)

compared the financial performance of the Partnership and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other historical transactions that we deemed relevant;

(xi)	reviewed the financial terms and conditions of a draft Merger Agreement dated January 5, 2023; and

(xii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Partnership that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecast, we have assumed with your consent that it has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Partnership as to the future financial performance of the Partnership. We express no view as to the Forecast or the assumptions on which it is based.

For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Merger Agreement will not differ from the draft Merger Agreement reviewed by us, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Partnership or the consummation of the Merger or reduce the contemplated benefits to the Partnership Unaffiliated Unitholders.

We have not conducted a physical inspection of the properties or facilities of the Partnership and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off- balance sheet assets and liabilities) of the Partnership, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Partnership under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the Partnership and the Partnership Unaffiliated Unitholders, from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Partnership, DCP GP LLC, the General Partner or the Parent, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of any party to the Merger Agreement, or any class of such persons, whether relative to the Merger

Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Partnership, nor does it address the underlying business decision of the Partnership, DCP GP LLC or the General Partner to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Common Units or any business combination or other extraordinary transaction involving the Partnership. Our opinion does not constitute a recommendation to the Special Committee or to any other persons in respect of the Merger, including as to how any unitholder of the Partnership should vote or act in respect of the Merger. We are not expressing any opinion as to the prices at which the Common Units of the Partnership will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Partnership or the Merger or as to the impact of the Merger on the solvency or viability of the Partnership or the ability of the Partnership to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Partnership and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Special Committee in connection with the Merger and received an initial fee for our services and will receive additional fees for our services, including a portion which is payable upon rendering this opinion and a portion which is contingent upon the consummation of the Merger. The Partnership has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Partnership and we have not received any compensation from the Partnership during such period. In addition, during the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Parent or Enbridge Inc. and we have not received any compensation from the Parent or Enbridge Inc. during such period. We may provide financial advisory or other services to the Partnership, Parent and Enbridge Inc. in the future, and in connection with any such services we may receive compensation.

Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Partnership, Parent, Enbridge Inc., and/or their respective affiliates or persons that are competitors, customers or suppliers of the Partnership, Parent, Enbridge Inc., and their respective affiliates.

The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This letter, and the opinion expressed herein, may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party, nor shall any public reference to us be made, for any purpose whatsoever except (i) as set forth in our engagement letter dated September 23, 2022 or (ii) with our prior written approval, except that the Partnership may reproduce the opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and any such document required to be mailed by the Partnership to its unitholders relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received in the Merger is fair, from a financial point of view, to the Partnership and the Partnership Unaffiliated Unitholders.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Raymond B. Strong III
Raymond B. Strong III
Senior Managing Director

B-4